                                                Filed Pursuant to Rule 424(B)(1)
                                                      Registration No. 333-99665

                        JOINT PROXY STATEMENT-PROSPECTUS

UNITED COMMUNITY BANCORP                              COMMUNITY BANCSHARES, INC.

                              ACQUISITION PROPOSED
                           YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of United Community Bancorp and Community Bancshares, Inc. have agreed that Community Bancshares, Inc. will be merged into United Community Bancorp and immediately thereafter Northwestern National Bank, the subsidiary bank of Community, will be merged with Catawba Valley Bank, a subsidiary bank of United.

     If the merger is completed, each share of common stock of Community will be exchanged for either (i) a number of shares of common stock of United having a value of $21.00 (based on the closing price of United's common stock over the 20 trading days ending on the third trading day prior to the merger), (ii) $21.00 in cash; or (iii) a combination of cash and United common stock. Each Community shareholder may elect to have his or her shares of Community common stock converted into cash, United common stock or a combination of 70% United stock and 30% cash. Shareholder elections will be adjusted pro rata, if necessary, so that 70% of the total number of outstanding shares of common stock of Community will be exchanged for shares of United and 30% will be exchanged for cash.

     The U.S. federal income tax consequences of the merger to Community shareholders will depend on the form of consideration you receive in the merger. If you receive solely United shares for your Community shares, you will not recognize any gain or loss for U.S. federal income tax purposes. If you receive part cash and part United shares, you may recognize a gain. If you receive solely cash, you will generally recognize gain or loss.

     Before this transaction can be completed, United's and Community's shareholders must vote to approve it. This Joint Proxy Statement-Prospectus provides you with detailed information about the merger of United and Community. We encourage you to read this entire document carefully.

     The Boards of Directors of United and Community recommend a vote "FOR" approval of the merger agreement.

     The United shareholders' meeting will be held on December 19, 2002 at 3:00 p.m. at the Park Inn Gateway Conference Center, 909 Highway 70, S.W., Hickory, North Carolina 28602. The Community shareholders' meeting will be held on December 19, 2002 at 10:00 a.m. at the Holiday Inn Express, 1700 Winkler Mill Road, Wilkesboro, North Carolina 28697. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card.

     On November 13, 2002, United's stock closed at $16.81 per share. You may obtain current market quotations for United's common stock from the Nasdaq SmallCap Market under the trading symbol "UCBB". There is no established public market for shares of Community's common stock.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this Joint Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     AN INVESTMENT IN UNITED COMMON STOCK WILL INVOLVE CERTAIN RISKS, INCLUDING A POSSIBLE LOSS OF INVESTMENT. SEE "RISK FACTORS" ON PAGE 8.


     This Joint Proxy Statement-Prospectus is dated November 14, 2002 and is being first mailed to shareholders of United and Community on or about November 19, 2002.

                            UNITED COMMUNITY BANCORP
                             1039 SECOND STREET, NE
                       HICKORY, NORTH CAROLINA 28601-3843

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 19, 2002

To the Shareholders of United Community Bancorp:

     United Community Bancorp will hold a special meeting of shareholders at the Park Inn Gateway Conference Center, 909 Highway 70, S.W., Hickory, North Carolina 28602, at 3:00 p.m. on December 19, 2002 to vote on the following proposals:

     1. To approve the Agreement and Plan of Merger dated August 2, 2002 between United Community Bancorp and Community Bancshares, Inc., as described in and attached to the accompanying Joint Proxy Statement-Prospectus.

     2. Any other matters that properly come before the special meeting or any adjournments or postponements thereof.

     Your Board of Directors unanimously recommends that you vote "FOR" approval of the merger agreement.

     Record holders of United's common stock at the close of business on October 15, 2002 will receive notice of and may vote at the special meeting, including any adjournments or postponements of the meeting. The merger cannot be completed unless the merger agreement is approved by holders of a majority of the shares of United's common stock outstanding on October 15, 2002. The Board of Directors may propose an adjournment of the meeting in the event there are insufficient votes represented at the meeting, in person or by proxy, to approve the merger agreement. Holders of United's common stock may exercise dissenters' rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as an appendix to the accompanying Joint Proxy Statement-Prospectus. Your Board of Directors cordially invites you to attend the special meeting.

     Please mark, sign, date, and return your proxy promptly whether or not you plan to attend the special meeting.

                                             By Order of the Board of Directors
                                             /s/ G. Marvin Lowder
                                             G. Marvin Lowder
                                             Secretary

Hickory, North Carolina
November 19, 2002

                           COMMUNITY BANCSHARES, INC.
                               1301 WESTWOOD LANE
                                WESTFIELD VILLAGE
                      WILKESBORO, NORTH CAROLINA 28697-2628

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 19, 2002

To the Shareholders of Community Bancshares, Inc.:

     Community Bancshares, Inc. will hold a special meeting of shareholders at the Holiday Inn Express, 1700 Winkler Mill Road, Wilkesboro, North Carolina 28697, at 10:00 a.m. on December 19, 2002 to vote on the following proposals:

     1. To approve the Agreement and Plan of Merger dated August 2, 2002 between United Community Bancorp and Community Bancshares, Inc., as described in and attached to the accompanying Joint Proxy Statement-Prospectus.

     2. Any other matters that properly come before the special meeting or any adjournments or postponements thereof.

     Your Board of Directors recommends that you vote "FOR" approval of the merger agreement.

     Record holders of Community's common stock at the close of business on October 15, 2002 will receive notice of and may vote at the special meeting, including any adjournments or postponements of the meeting. For the merger to be completed, the merger agreement must be approved by holders of a majority of the shares of Community's common stock outstanding on October 15, 2002. The Board of Directors may propose an adjournment of the meeting in the event there are insufficient votes represented at the meeting, in person or by proxy, to approve the merger agreement. Holders of Community's common stock may exercise dissenters' rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as an appendix to the accompanying Joint Proxy Statement-Prospectus. Your Board of Directors cordially invites you to attend the special meeting.


     Please mark, sign, date, and return your proxy promptly whether or not you plan to attend the special meeting.

                                           By Order of the Board of Directors
                                           /s/ Ronald S. Shoemaker
                                           Ronald S. Shoemaker
                                           President and Chief Executive Officer

Wilkesboro, North Carolina
November 19, 2002

                                Table of Contents

QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETINGS .........................................................................    1
QUESTIONS AND ANSWERS FOR COMMUNITY SHAREHOLDERS ABOUT ELECTING THE
FORM OF MERGER CONSIDERATION .....................................................................    2
SUMMARY ..........................................................................................    3
RISK FACTORS .....................................................................................    8
FORWARD-LOOKING STATEMENTS .......................................................................   11
MARKET PRICES AND DIVIDEND POLICIES ..............................................................   12
UNITED AND COMMUNITY UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION ............................................................................   14
THE SPECIAL MEETINGS OF SHAREHOLDERS .............................................................   21
THE MERGER PROPOSAL ..............................................................................   24
   General .......................................................................................   24
   Background of the Merger ......................................................................   24
   Community's Reasons for the Merger ............................................................   27
   United's Reasons for the Merger ...............................................................   28
   Recommendation of Community's Board ...........................................................   29
   Recommendation of United's Board ..............................................................   30
   Opinion of Community's Financial Advisor ......................................................   30
   Material and Information Considered with Respect to the Proposed Merger .......................   31
   Analysis of Selected Publicly Traded Reference Companies ......................................   33
   Analysis of Selected Merger and Acquisition Transactions ......................................   36
   Dividend Discount Analysis ....................................................................   37
   Information Concerning Community's Financial Advisor ..........................................   37
   Opinion of United's Financial Advisor .........................................................   38
   Contribution Analysis .........................................................................   39
   Shareholders' Claims Analysis .................................................................   39
   Discount Dividend Analysis ....................................................................   40
   Comparable Transaction Analysis ...............................................................   40
   Effective Time of the Merger ..................................................................   41
   Cash or Stock Election ........................................................................   41
   Election Procedures; Surrender of Stock Certificates ..........................................   42
   Conditions to Consummation of the Merger ......................................................   43
   Regulatory Approval ...........................................................................   44
   Waiver, Amendment, and Termination ............................................................   45
   Management and Operations After the Merger ....................................................   46
   Effect on Certain Benefit Plans ...............................................................   47
   Federal Income Tax Consequences of the Merger .................................................   47
   Accounting Treatment ..........................................................................   50
   Expenses and Fees .............................................................................   50
   Resales of United Common Stock ................................................................   51
DISSENTERS' RIGHTS ...............................................................................   51
DESCRIPTION OF UNITED'S CAPITAL STOCK ............................................................   54
COMPARISON OF THE RIGHTS OF SHAREHOLDERS .........................................................   57
INFORMATION ABOUT UNITED .........................................................................   61
INFORMATION ABOUT COMMUNITY ......................................................................   64

                                      (i)

REGULATION AND SUPERVISION ................................................ 65
LEGAL MATTERS ............................................................. 73
EXPERTS ................................................................... 73
OTHER MATTERS ............................................................. 73
WHERE YOU CAN GET MORE INFORMATION ........................................ 74
INFORMATION INCORPORATED BY REFERENCE ..................................... 75

Appendix I:       Agreement and Plan of Merger
Appendix II:      Opinion of Suntrust Robinson Humphrey
Appendix III:     Opinion of The Orr Group
Appendix IV:      Article 13 of the North Carolina Business Corporation Act
                  regarding Dissenters' Rights

     A separately bound addendum accompanies this Joint Proxy
Statement-Prospectus that includes the following documents:

     . United's 2001 Annual Report to Shareholders
     . United's Quarterly Report on Form 10-QSB for the quarter ended June 30,
       2002
     . Community's 2001 Annual Report to Shareholders
     . Community's Quarterly Report on Form 10-QSB for the quarter ended June
       30, 2002

                                      (ii)

                   QUESTIONS AND ANSWERS FOR ALL SHAREHOLDERS
                ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:   What should I do?

A: After you have carefully read this document, mail your signed and dated proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the United special meeting or the Community special meeting, as applicable.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be the same as a vote against the merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by United or Community prior to the shareholders' meetings will be your vote, and any earlier votes will be revoked. Third, you may attend the United special meeting or the Community special meeting, as applicable, and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:   Whom should I call with questions?

A: Community shareholders should call Ronald S. Shoemaker, President of Community, at (336) 903-0600 with any questions about the transaction and related issues.

     United shareholders should call R. Steve Aaron, President of United, at
     (828) 431-2300.

                QUESTIONS AND ANSWERS FOR COMMUNITY SHAREHOLDERS
                 ABOUT ELECTING THE FORM OF MERGER CONSIDERATION

Q:   How do I elect the form of payment I prefer in the merger?

A: A election form and letter of transmittal, together with a return envelope, is being mailed to you at the same time as the mailing of this Joint Proxy Statement-Prospectus. To elect the form of payment you prefer, you must complete and return the election form. If you do not make an election, you will be allocated United common stock or cash or both depending on the elections made by the other shareholders. Please remember that unless you elect to receive the combination of cash and stock that is based on the ratio of cash and stock to be exchanged in the merger, you might not receive the exact amount of cash or stock that you elect. The fully completed election form, together with your certificates representing outstanding Community shares, must be returned to First-Citizens Bank & Trust Company, Raleigh, North Carolina, before the election deadline on December 18, 2002.

Q:   How do I exchange my Community stock certificates?

A: If you make an election, you must return your Community stock certificates with your election form. Shortly after the merger, the exchange agent will allocate cash and United common stock among Community's shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Community stock certificates from the exchange agent after the merger is completed.

Q:   Whom should I call with questions?

A: Community shareholders should call Ronald S. Shoemaker, President of Community, at (336) 903-0600 with any questions about the transaction and related issues.

                                     SUMMARY

     This summary highlights the material terms of the proposed merger between United and Community. For a more complete description of the terms of this transaction, and the parties to it, you should carefully read this entire Joint Proxy Statement-Prospectus, the documents that accompany this Joint Proxy Statement-Prospectus, and the documents to which we refer you. See "Where You Can Get More Information" at page 74.

The Companies (Pages 61, 64)

                            United Community Bancorp
                            1039 Second Street, N.E.
                       Hickory, North Carolina 28601-3843
                                 (828) 431-2300

     United is a corporation organized under the laws of the State of North Carolina and is registered as a financial holding company with the Federal Reserve Board. United was formed in 1999 to become the owner of all outstanding shares of Catawba Valley Bank. On December 31, 2001, United acquired First Gaston Bank of North Carolina, Gastonia, North Carolina. It also has a subsidiary corporation, Valley Financial Services, Inc. that provides various insurance and other financial products through third party affiliations.

     Catawba Valley Bank is a state-chartered commercial bank organized under the laws of the State of North Carolina in 1995. Its main office is in Hickory, North Carolina at the address above. In addition to its main office, Catawba Valley Bank has three branch offices, a mortgage center, and an operations center.

     First Gaston Bank of North Carolina is a state-chartered commercial bank organized under the laws of the State of North Carolina. Its main office and operations center is in Gastonia, North Carolina and it has branch offices in Belmont, Dallas and Mt. Holly, North Carolina.

                           Community Bancshares, Inc.
                               1301 Westwood Lane
                                Westfield Village
                        Wilkesboro, North Carolina 28697
                                 (336) 903-0600

     Community was organized under the laws of the State of North Carolina in June 1990 and is a bank holding company under the Bank Holding Company Act of 1956, owning 100% of the stock of its two subsidiaries, Northwestern National Bank and Community Mortgage Corporation.

     Northwestern National Bank commenced operations in January 1992. Northwestern is a full-service commercial bank without trust powers. Northwestern's main office is located in Wilkesboro, North Carolina. Northwestern also operates branch offices in North Wilkesboro, Millers Creek, Taylorsville, West Jefferson and Boone, North Carolina and has an additional loan production office in Lenoir, North Carolina.

     Community Mortgage Corporation, incorporated in 1994, was originally a joint venture between Community and four other unrelated financial institutions. During 1996 and 1997, Community acquired 100% of Community Mortgage, which provides mortgage services, including the origination and sale of mortgage loans to investors, including other financial institutions.

Community will be merged into United and Community's shareholders will receive $21.00 per share in cash or stock of United


     Community and United have entered into a merger agreement under which Community will be merged into United and, immediately thereafter, Community's subsidiary bank, Northwestern National Bank, will be merged into Catawba Valley Bank, a subsidiary of United. Catawba Valley Bank will operate the current and any future branch offices of Northwestern National Bank located in its market area under the name "Northwestern Bank". If the merger is completed, shareholders of Community will receive either shares of United common stock valued (based on the average closing price of United's common stock over the 20 trading days ending three trading days prior to the merger) at $21.00 for each share of Community common stock that they own, cash in the amount of $21.00 for each share of Community common stock that they own, or a combination of United common stock and cash.

     Each Community shareholder may elect to receive all of his or her merger consideration in shares of United common stock, in cash, or in a combination of 70% United common stock and 30% cash. Shareholder elections will be adjusted pro rata, if necessary, so that 70% of the shares of common stock of Community will be exchanged for shares of United common stock and 30% will be exchanged for cash. If shareholder elections are adjusted, then some or all Community shareholders will receive a mix of consideration that is different from that which they elected. An election form is being mailed to Community shareholders on or about the date of the mailing of this Joint Proxy Statement-Prospectus to allow each Community shareholder to elect the form of merger consideration he or she would like to receive. Upon consummation of the merger, shareholders of Community will own approximately 36% of the issued and outstanding shares of United.


     We have attached the merger agreement as Appendix I of this Joint Proxy Statement-Prospectus. We encourage you to read the agreement as it is the legal document that governs the transaction.

Comparative Per Share Market Price Information (Pages 12, 54)

     Shares of United's common stock are listed on the Nasdaq SmallCap Market under the symbol "UCBB". On August 2, 2002, the last full trading day prior to the public announcement of the proposed merger, United's stock closed at $15.75 per share. On November 13, 2002, the most recent date prior to the printing of this document, United's stock closed at $16.81 per share.

     There is no established public trading market for shares of Community's common stock. However, at September 30, 2002, the book value per share was $10.61.

United Does Not Know if it Will Pay Dividends in the Future (Page 12)

     United paid cash dividends of $0.12 per share in 2001 and has paid dividends of $0.07 per share through June 30, 2002. Community paid a cash dividend of $0.075 per share in 2001 and has paid dividends of $0.05 per share through June 30, 2002. After the merger the Board of United will decide from time to time whether to pay dividends after evaluating business and financial results and other factors, such as legal restrictions.

Shareholders Will Not be Taxed on Any Stock Received but Could be Taxed on Any Cash Received as a Result of the Merger (Page 47)

     We have received an opinion from the accounting firm of Dixon Odom PLLC as to the federal income tax consequences of the merger. Subject to the limitations and qualifications summarized in the "Federal Income Tax Consequences" section of this Joint Proxy Statement-Prospectus, neither United shareholders nor Community shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except to the extent that cash is received from United for shares of Community common stock. The cash received by Community shareholders pursuant to the merger either by exchange of shares of Community common stock, exercise of dissenters' rights or in lieu of fractional share interests should be treated as proceeds of a redemption for federal income tax purposes and should qualify for

"sale or exchange" treatment. However, because of uncertainty resulting from the fact that more than one provision of the tax law could apply to this transaction, it is possible that the receipt of any cash by Community shareholders would not qualify for "sale or exchange" treatment and would therefore be subject to ordinary income tax rates.

     Since tax matters can be complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how this transaction will affect you.

Shareholders of Community and United have Dissenters' Rights (Page 51)

     Shareholders of Community and United common stock who vote against or abstain from voting and properly exercise their dissenters' rights prior to their respective special shareholders' meeting have the right to receive a cash payment for the fair value of their shares of common stock. In order to exercise these rights, shareholders must comply with Article 13 of the North Carolina Business Corporation Act, which is attached as Appendix IV to this Joint Proxy Statement-Prospectus. Article 13 requires, among other things, that a dissenting shareholder give written notice that he intends to dissent to Community (if you are a Community shareholder) or to United (if you are a United shareholder) before the special meeting of shareholders and that your shares not be voted in favor of the merger at the special meeting. If you wish to dissent, please read Appendix IV carefully as you must take affirmative steps to preserve your rights.

SunTrust Robinson Humphrey and The Orr Group Believe that the Merger is Fair to Each Company's Shareholders (Pages 30, 38)

     In deciding to approve the merger between United and Community, our Boards considered opinions from our respective financial advisors as to the fairness of the merger consideration from a financial point of view. Community has received an opinion from SunTrust Robinson Humphrey, Atlanta, Georgia that the merger consideration is fair, from a financial point of view, to Community's shareholders, and United has received an opinion from The Orr Group, Winston-Salem, North Carolina that the merger consideration is fair, from a financial point of view, to United's shareholders. These opinions are attached as Appendices II and III to this Joint Proxy Statement-Prospectus.

     In connection with delivering these opinions, our financial advisors performed a variety of analyses. The analyses included:

     . comparing Community's and United's historical stock prices and other financial information to each other and to those of other selected companies;
     . comparing the financial terms of the merger to those of other publicly announced transactions; and
     . estimating the relative values and contributions of Community and United based on past and estimated future performances and anticipated benefits of the merger.

     The Orr Group has been paid a fee of $15,000 for delivery of its fairness opinion and will be paid and additional fee of $60,000 contingent upon the merger being consummated. SunTrust Robinson Humphrey has received a fee of $50,000 for the delivery of its fairness opinion.

Both Companies' Boards of Directors Recommend that Shareholders Vote "FOR" Approval of the Merger (Pages 29, 30)

     The Boards of Directors of both United and Community believe that the merger is in the best interests of their respective shareholders and recommend that shareholders vote "FOR" approval of the merger.

     The Community Board believes that shareholders of both companies will have a stake in a larger, better capitalized community bank holding company with the ability to serve depositors in a wider area of western North Carolina. This transaction should allow the resulting company to increase market share and geographic reach.

     The Boards of Directors of United and Community believe that the merger will help fulfill their long-term goals of:

     .    enhancing shareholder value;
     .    adding financial products and services;
     .    diversifying credit risk;
     .    generating growth in assets and deposits; and
     . reducing operating costs through consolidating some administrative and management functions such as back room operations, accounting, and human resource services.

United Special Meeting (Page 21)

     United will hold a special meeting of shareholders to vote on approval of the merger agreement at 3:00 p.m. on December 19, 2002 at the Park Inn Gateway Conference Center, 909 Highway 70, S.W., Hickory, North Carolina 28602. If you owned shares of United at the close of business on the record date of October 15, 2002, you may vote on the merger agreement at the United shareholders' meeting.


     On the record date for the United special meeting, there were 2,719,231 shares of United common stock outstanding. Each United shareholder will have one vote at United's meeting for each share of stock he or she owned on the record date.


Community Special Meeting (Page 22)

     Community will hold a special meeting of shareholders to vote on approval of the merger agreement at 10:00 a.m. on December 19, 2002 at the Holiday Inn Express, 1700 Winkler Mill Road, North Wilkesboro, North Carolina 28697. If you owned shares of Community at the close of business on the record date of October 15, 2002, you may vote on the merger agreement at the Community shareholders' meeting.

     On the record date for the Community special meeting, there were 1,665,202 shares of Community common stock outstanding. Each Community shareholder will have one vote at Community's meeting for each share of stock he or she owned on the record date.


Majority Vote of United's and Community's Shareholders is Required to Approve the Merger Agreement (Pages 21, 22)


     Approval of the merger agreement requires the affirmative vote of the holders of a majority of both United's and Community's outstanding shares of common stock. Because an absolute majority vote is required to approve the merger, if you fail to vote, it will have the same effect as a vote against approval of the merger.

     Directors and executive officers of United own 12% of the shares that may be voted at United's meeting, and we expect them to vote in favor of the merger. Directors and executive officers of Community own 46% of the shares that may be voted at Community's meeting, and we also expect them to vote in favor of the merger.

     Brokers who hold shares as nominees, or in "street name," will not have the authority to vote such shares at the special meetings unless they receive instructions from the shareholder whose account they hold.

     If we receive shareholder approvals, we currently expect to complete the merger on December 31, 2002, although we cannot be sure of when, or whether, the merger will be completed.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 44)

     We have filed applications under the Bank Merger Act with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks for permission to merge Catawba Valley Bank and Northwestern National Bank. We cannot complete the merger unless the FDIC, the North Carolina Banking Commission and the North Carolina Commissioner of Banks approve it. We have also filed notice of the merger with the Federal Reserve Board and the Office of the Comptroller of the Currency. Once the merger is approved, we will have to wait from 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice can challenge the merger.

     As of the date of this document, we have not yet received the required approval. Although we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.



Purchase Accounting Treatment to be Used (Page 50)

     The merger will be treated as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Community, as the company not surviving a merger are, as of the closing date of the merger, recorded at their respective fair values and added to those of United. United's financial statements issued after consummation of the merger will reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of Community.




Our Banking Operations After the Merger (Page 46)


     Following the completion of the merger, Community will cease to exist and Northwestern National Bank, its subsidiary, will be merged into Catawba Valley Bank and will operate its current branches, and any future branch offices in its market area, under the name "Northwestern Bank".

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Joint Proxy Statement-Prospectus, you should consider the following material risk factors carefully before deciding how to vote at the United and Community special meetings. Please see page 11 under "Forward-Looking Statements" for additional information to bear in mind before casting your vote.

                           Risks Related to the Merger

United may encounter integration difficulties or may fail to realize the anticipated benefits of the merger.

     United and Community may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

     Additionally, in determining that the merger is in the best interests of United and Community, as the case may be, the Board of Directors of each of United and Community considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that significantly enhanced earnings will result from the merger.

Future results of the combined companies may materially differ from the pro forma financial information presented in this document.

     Future results of the combined company may be materially different from those shown in the pro forma financial statements that only show a combination of our historical results. We have estimated that the combined company will record approximately $450,000 of merger-related charges. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate our two companies. Furthermore, these charges may decrease capital of the combined company that could be used for profitable, income-earning investments in the future.


The interests of certain management officials of Community may be different from those of other shareholders.

     Community's directors and executive officers have interests in the merger other than their interests as Community shareholders. These interests may cause them to view the merger proposal differently than you may view it. Under his current employment contract with Community, Ronald S. Shoemaker, President and Chief Executive Officer of Community, will receive a change in control payment equal to 2.99 times the average amount of his salary and bonus over the past five years (approximately $390,000) upon the successful completion of the merger. Mr. Shoemaker will also receive approximately $60,000 in consideration of entering into an agreement not to compete with United for a period of two years and will enter into a two-year employment agreement with United. In addition, four members of the Board of Directors of Community, including Mr. Shoemaker, will be appointed to serve as members of the Board of Directors of United upon successful completion of the merger. See "The Merger - Management and Operations after the Merger."

Community shareholders may receive consideration which is different from that which they elect to receive.

The merger agreement which United and Community have entered into requires that 70% of the consideration paid for shares of Community stock be in the form of United common stock and that 30% of the consideration be in cash. The elections of Community shareholders will be adjusted pro rata, if necessary, to maintain this ratio. If the elections of Community shareholders are adjusted, then some or all Community shareholders will receive a different mix of cash and stock from that which they elected.


                      Risks Related to Holding United Stock

United depends heavily on its President and Chief Executive Officer, R. Steve Aaron.

     United currently depends heavily on the services of its President and Chief Executive Officer, R. Steve Aaron, and a number of other key management personnel. The loss of his services or of other key personnel could affect United in a material and adverse way. United's success will also depend in part on its ability to attract and retain additional qualified management personnel who have experience both in sophisticated banking matters and in operating a small to mid-size bank and bank holding company. Competition for such personnel is strong in the banking industry and United may not be successful in attracting or retaining the personnel it requires. United attempts to effectively compete in this area by offering financial packages that include incentive-based compensation and the opportunity to join in the rewarding work of building a community based financial institution.

Government regulations may prevent or impair our ability to pay dividends, engage in acquisitions, or operate in other ways.

     Current and future legislation and the policies established by federal and state regulatory authorities will affect United's operations. United is subject to supervision and periodic examination by the Federal Reserve Board and the North Carolina Commissioner of Banks. First Gaston Bank and Catawba Valley Bank, as state chartered commercial banks, also receive regulatory scrutiny from the North Carolina Commissioner of Banks and the FDIC. Banking regulations, designed primarily for the protection of depositors, may limit our growth and the return to you, our investors, by restricting our activities, such as:

     .  the payment of dividends to our shareholders;
     . possible mergers with or acquisitions by other institutions; . our desired investments;
     .  loans and interest rates;
     .  interest rates paid on our deposits;
     . the possible expansion of our branch offices; and . our ability to provide securities or trust services.

     United may be able to overcome some of these regulatory hurdles as a financial holding company, but will have to comply with other federal laws and regulations and could face enforcement actions by regulatory agencies. United cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on its business. The cost of compliance with regulatory requirements may adversely affect United's ability to operate profitably. (See "Regulation and Supervision").

Interest rate volatility could significantly harm United's business.


     United's results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of United's earnings is its net interest income, which is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. United is asset sensitive with approximately 65% of its assets tied to the prime rate, the interest rates of which will change immediately. United's liabilities however are relatively short-term with approximately 59% repricing within one year. This means United's one year interest rate repricing position is approximately 5.5%. At June 30, 2002 if interest rates went up or down by 2 percentage points, the impact on United's net interest income could be approximately 9.2%.


Our trading volume has been low compared with larger bank holding companies.

     The trading volume in United's common stock on the Nasdaq SmallCap Market has been comparable to other similarly sized bank holding companies since trading began in January 2001. Nevertheless, this trading volume does not compare with more seasoned companies listed on the Nasdaq SmallCap Market or other stock exchanges. Thus, the market in United's common stock is somewhat limited in scope relative to other companies. In addition, we cannot say with any certainty that a more active and liquid trading market for our stock will develop after the merger.

We compete with much larger companies for some of the same business.

     The banking and financial services business in United's and Community's market areas is highly competitive and is becoming more competitive as a result primarily of:

     .  changes in regulation;
     . changes in technology and product delivery systems; and . the accelerating pace of consolidation among financial services providers.

     United's combined results of operations could be adversely affected by the nature or pace of change in competition. Catawba Valley Bank and First Gaston Bank will compete for loans, deposits and customers with various bank and nonbank financial services providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this Joint Proxy
Statement-Prospectus about the financial condition, results of operations, and business of United following the consummation of the merger that are subject to risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:

     . deposit attrition, customer loss, or revenue loss following the merger is greater than expected;

     . competitive pressure in the banking industry increases significantly; . changes in the interest rate environment reduce our margins;
     . general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
     . changes occur in the regulatory environment; and . changes occur in business conditions and the rate of inflation.

     When used in this Joint Proxy Statement-Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to United, Community, or their management are intended to identify forward-looking statements.



                       MARKET PRICES AND DIVIDEND POLICIES

United

     United's common stock traded publicly on the OTC Bulletin Board from July 1999, shortly after it became the holding company for Catawba Valley Bank, until it became listed on the Nasdaq SmallCap Market on January 1, 2002, after it acquired First Gaston Bank. The prices shown below do not include commissions or other expenses charged by brokers. The following table sets forth the high and low sale price information of United's common stock for the periods indicated:

                                                     High      Low     Dividend
                                                     ----      ---     --------
       Year Ended December 31, 2000
       ----------------------------
       First Quarter                                $14.63    $12.60      $  -
       Second Quarter                                15.30     12.60       .06
       Third Quarter                                 14.40     12.72         -
       Fourth Quarter                                13.50      8.33       .06

       Year Ended December 31, 2001
       ----------------------------
       First Quarter                                $15.00    $ 9.08      $  -
       Second Quarter                                15.50     12.25       .06
       Third Quarter                                 15.50     13.25         -
       Fourth Quarter                                12.30     11.71       .06

       Year Ended December 31, 2002
       ----------------------------
       First Quarter                                $15.90    $12.25      $  -
       Second Quarter                                16.30     14.40       .07
       Third Quarter                                 16.60     15.20         -
       Fourth Quarter (through November 13, 2002)    17.25     16.10         -

     The above prices have been adjusted to reflect a 10% stock dividend paid in February 2001.

     After the merger, the only funds available to United for use in paying dividends would be dividends received from Catawba Valley Bank and First Gaston Bank.

     In addition, North Carolina corporate law precludes any distribution to shareholders, including the payment of a dividend, if, after giving effect to the distribution, United:

     . would not be able to pay its debts as they become due in the usual course of business; or
     .    its total assets would be less than the sum of its total liabilities.

     Future dividends will be determined by United's Board of Directors in light of circumstances existing from time to time, including United's:

     .    growth;
     .    financial condition and results of operations;
     .    the continued existence of the restrictions described above; and
     .    other factors that the Board of Directors considers relevant.

Community

     There is no established public trading market for Community's common stock. Community paid a cash dividend of $.025 per share on February 15, 2002, May 15, 2002 and August 1, 2002. Community's future dividend policy will depend on its earnings, capital requirements, financial condition and other factors considered relevant by the Community Board of Directors.

               UNITED AND COMMUNITY UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet as of June 30, 2002 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2002 and for the year ended December 31, 2001 give effect to the merger, accounted for under the purchase method of accounting.

     The unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2002 has been derived from the unaudited interim financial statements for both United and Community, which are included in this Joint Proxy Statement-Prospectus (See "Information Incorporated by Reference"). The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2001 is based on the historical financial statements of United and Community under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. It gives effect to the merger as if it had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not give effect to the anticipated cost savings or revenue enhancements in connection with the merger.

     The unaudited pro forma condensed combined financial statements should be read together with the historical financial statements of United and Community, including the respective notes to those statements. The pro forma information does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

     Pro forma per share amounts for the combined entity are based on an assumed exchange ratio of 1.3419 shares of United stock for 70% of the shares of Community. The assumed exchange ratio represents the ratio of (i) the amount to be paid by United for Community stock valued at $21.00 per share to (ii) the fair value of United's common stock at June 30, 2002 of $15.65 per share.

United Community Bancorp
Community Bancshares, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2002

                                                                                      Pro Forma
                                                                                     Acquisition       Pro
                                                                                     Adjustments      Forma
                                                             United     Community      (Note 2)      Combined
                                                           ----------  -----------  -------------   ----------
                                                                    (In thousands, except share data)
Assets
     Cash and cash equivalents                             $    6,859    $   5,940   $ (10,680) C   $    2,119
     Investment securities available for sale                  65,911       23,995           -          89,906
     Investment securities held to maturity                         -        1,394          41  D        1,435
     Loans                                                    267,277      102,272         475  D      370,024
        Allowance for loan losses                              (3,694)      (1,218)          -          (4,912)
     Factored accounts receivable                               3,382            -           -           3,382
     Stock in FHLB of Atlanta                                   1,775          533           -           2,308
     Premises and equipment, net                                8,120        3,789         750  D       12,659
     Core deposit intangible                                        -            -       2,289  D        2,289
     Goodwill                                                       -            -      17,848  E       17,848
     Deferred tax asset                                           329            -        (329) D            -
     Other assets                                               3,675        1,259           -           4,934
                                                           ----------    ---------   ---------      ----------

                                         Total Assets      $  353,634    $ 137,964   $  10,394      $  501,992
                                                           ==========    =========   =========      ==========

Liabilities
     Deposits                                              $  282,720    $ 114,441   $     671  D   $  397,832
     Borrowings                                                36,788        5,640           -          42,428
     Deferred tax liability                                         -          176         437  D          613
     Accrued expenses and other liabilities                     1,089          823         450  B        2,362
                                                           ----------    ---------   ---------  -   ----------
                                    Total Liabilities         320,597      121,080       1,558         443,235
                                                           ----------    ---------   ---------      ----------

Stockholders' Equity
     United Community Bancorp
       Preferred stock, no par value, 1,000,000
         shares authorized, no shares issued                        -            -           -               -
       Common stock, $1 par value, 9,000,000
         shares authorized, 2,778,673 shares issued,
         4,311,326 shares issued pro forma                      2,779            -       1,533  A        4,312
       Additional paid-in capital                              26,762            -      24,187  A       50,949
       Less cost of 31,792 shares held in treasury               (488)           -           -            (488)
       Retained earnings                                        2,860            -           -           2,860
       Accumlated other comprehensive income                    1,124            -           -           1,124

     Community Bancshares, Inc.
       Common stock, $3 par value, 10,000,000
         shares authorized, 1,631,702 shares issued
         and outstanding                                            -        4,895      (4,895) C            -
       Additional paid-in capital                                   -        5,220      (5,220) C            -
       Retained earnings                                            -        6,381      (6,381) C            -
       Accumlated other comprehensive income                        -          388        (388) C            -
                                                           ----------    ---------   ---------      ----------
                           Total Stockholders' Equity          33,037       16,884       8,836          58,757
                                                           ----------    ---------   ---------      ----------

           Total Liabilities and Stockholders' Equity      $  353,634    $ 137,964   $  10,394      $  501,992
                                                           ==========    =========   =========      ==========


Total book value per common share                          $    12.03    $   10.35                  $    13.73
Tangible book value per common share                            12.03        10.35                        9.02

United Community Bancorp
Community Bancshares, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2002


                                                                                           Pro Forma
                                                                                          Acquisition        Pro
                                                                                          Adjustments       Forma
                                                                  United     Community     (Note 2)        Combined
                                                                ----------   ----------   -----------     ----------
                                                                         (In thousands, except share data)
Interest income                                                 $   10,171   $    4,164   $    (154)  G   $   14,181
Interest expense                                                     4,524        1,737        (336)  H        5,925
                                                                ----------   ----------   ---------       ----------

                                       Net interest income           5,647        2,427         182            8,256

Provision for loan losses                                              435          130           -              565
                                                                ----------   ----------   ---------       ----------

       Net interest income after provision for loan losses           5,212        2,297         182            7,691
                                                                ----------   ----------   ---------       ----------

Non-interest income                                                  2,154          396           -            2,550
                                                                ----------   ----------   ---------       ----------

Non-interest expenses                                                4,689        2,044          13   I        6,746
Amortization of intangible assets                                        -            -         114   F          114
                                                                ----------   ----------   ---------       ----------
                               Total non-interest expenses           4,689        2,044         127            6,860
                                                                ----------   ----------   ---------       ----------

Income before income taxes                                           2,677          649          55            3,381

    Provision for income taxes                                         924          226          21   J        1,171
                                                                ----------   ----------   ---------       ----------

Net income                                                      $    1,753   $      423   $      34       $    2,210
                                                                ==========   ==========   =========       ==========

Net Income Per Common Share
    Basic                                                       $     0.63   $     0.26                   $     0.52
    Diluted                                                           0.61         0.25                         0.49

Weighted Average Common Shares Outstanding
    Basic                                                        2,755,130    1,615,163                    4,272,301
    Diluted                                                      2,871,199    1,674,780                    4,468,370

Equivalent Net Income Per Common Share For
  Community Common Shares Exchanged
  for United Common Shares
    Basic                                                                                                 $     0.69
    Diluted                                                                                                     0.66
Cash Dividends Declared per Common Share                        $     0.07   $     0.05                         0.07
    (Note 3)

United Community Bancorp
Community Bancshares, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2001


                                                                                           Pro Forma
                                                                                          Acquisition      Pro
                                                                                          Adjustments     Forma
                                                                  United     Community     (Note 2)      Combined
                                                                ----------   ----------   -----------   ----------
                                                                         (In thousands, except share data)
Interest income                                                 $   21,851   $    9,087   $   (309) G   $   30,629
Interest expense                                                    11,547        4,619       (671) H       15,495
                                                                ----------   ----------   --------      ----------

                                       Net interest income          10,304        4,468        362          15,134

Provision for loan losses                                              927          200          -           1,127
                                                                ----------   ----------   --------      ----------

       Net interest income after provision for loan losses           9,377        4,268        362          14,007
                                                                ----------   ----------   --------      ----------

Non-interest income                                                  3,606        1,005          -           4,611
                                                                ----------   ----------   --------      ----------

Non-interest expenses                                                9,075        3,475         25  I       12,575
Amortization of intangible assets                                        -            -        229  F          229
                                                                ----------   ----------   --------      ----------
                               Total non-interest expenses           9,075        3,475        254          12,804
                                                                ----------   ----------   --------      ----------

Income before income taxes                                           3,908        1,798        108           5,814

    Provision for income taxes                                       1,278          439         41  J        1,758
                                                                ----------   ----------   --------      ----------

Net income                                                      $    2,630   $    1,359   $     67      $    4,056
                                                                ==========   ==========   ========      ==========

Net Income Per Common Share
    Basic                                                       $     0.95   $     0.92                 $     0.98
    Diluted                                                           0.93         0.88                       0.94

Weighted Average Common Shares Outstanding
    Basic                                                        2,772,513    1,472,485                  4,155,662
    Diluted                                                      2,842,276    1,549,471                  4,328,733

Equivalent Net Income Per Common Share For
  Community Common Shares Exchanged
  for United Common Shares
    Basic                                                                                               $     1.31
    Diluted                                                                                                   1.26

Cash Dividends Declared per Common Share                        $     0.12   $    0.075                 $     0.12
    (Note 3)

Equivalent Cash Dividends per Common Share for Community
  Common Shares Exchanged for United Common Shares                                                      $     0.16

      Notes To Unaudited Pro Forma Condensed Combined Financial Statements

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed on December 31, 2002.

NOTE 1 - BASIS OF PRESENTATION AND COMMUNITY ACQUISITION

Basis of Presentation

     The unaudited pro forma condensed combined financial statements give effect to the merger of United and Community in a business combination accounted for as a purchase. As a result of the merger, Community will be merged into United.

Community Acquisition

     Upon completion of the Merger, each share of Community common stock is assumed to be converted into either 1.3419 shares of United common stock or $21.00 in cash. The Merger Agreement requires that 70% of the total consideration received by Community shareholders in exchange for their Community common stock will be paid in United common stock. Community shareholders will have the opportunity to elect the form of consideration they would like to receive for their shares of Community common stock. However, should Community shareholders elect United common stock in an amount less than or more than the percentage set forth above, then United common stock will be allocated to achieve that ratio and the additional shares of United common stock or cash will be allocated pro rata among Community shareholders.

     The pro forma balance sheet reflects the proposed exchange as if it had occurred on June 30, 2002, based on an estimated market value of United common stock on that date of $15.65 per share. This estimate will be refined and updated as of the effective date of the merger and may be more or less than the value indicated in these Pro Forma Condensed Combined Financial Statements, depending upon operating results from June 30, 2002 to the effective date of the merger, changes in market conditions and other factors. For purposes of these Pro Forma Condensed Combined Financial Statements, it is assumed that purchase price for the Community common stock is paid as follows:

     (i) 70%, or 1,142,191, of the outstanding shares of Community common stock on June 30, 2002 are exchanged for United common stock at an exchange ratio of 1.3419 shares of United common stock for each share of Community common stock, resulting in the issuance of 1,532,653 shares of United common stock.

     (ii) 30%, or 489,511, shares of Community common stock outstanding on June 30, 2002 are exchanged for cash at $21.00 per share.

     Transaction costs incurred in the merger are assumed to be $250,000 for United and $600,000 for Community. All such costs for United are assumed to have been paid as of the merger date. For Community, $150,000 of such costs is assumed to have been paid as of the merger date, with the remaining $450,000 of transaction related costs reflected as a liability as of the merger date.

     Described below is the pro forma estimate of the total purchase price of the transaction as well as the adjustment to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of
Community: (in thousands)


     Estimated fair value of the United common shares
        to be issued to                                                               $  23,985
     Cash paid for shares                                                                10,280
     Fair value of vested United options granted to Community option holders              1,735
     Transaction  related costs incurred by United in the merger                            250
                                                                                      ---------

              Total purchase price paid by United for Community                          36,250
     Less adjusted net assets of Community                                              (18,402)
                                                                                      ---------
              Goodwill recorded in the merger                                         $  17,848
                                                                                      =========


The adjusted net assets of Community are determined as follows:


     Community stockholders' equity at June 30, 2002                                  $  16,884
     Less transaction related costs incurred by Community in the merger                    (600)
     Adjustments for fair values of assets acquired and liabilities assumed               2,118
                                                                                      ---------
     Adjusted net assets of Community                                                 $  18,402
                                                                                      =========

The fair value adjustments for the Community assets acquired and liabilities assumed are as follows:

     Increase in investment securities held to maturity                               $      41
     Increase in loans                                                                      475
     Increase in premises and equipment                                                     750
     Core deposit intangible                                                              2,289
     Increase in deposits                                                                  (671)
     Increase in deferred income tax liabilities                                           (766)
                                                                                      ---------
              Total fair value adjustments                                            $   2,118
                                                                                      =========



NOTE 2 - DESCRIPTION OF PRO FORMA ACQUISITION ADJUSTMENTS

     The purchase accounting and pro forma adjustment related to the unaudited pro forma condensed combined balance sheet and income statement are described below:

     A.   Issuance of 1,532,653 shares (1,632,702 x 70% x 1.3419) of United's
          $1.00 par value common stock with an effective date value of $15.65 per share, combined with the value of vested United options issued to Community option holders.

     B. To record cash paid for Community shares and for transaction costs, and to record liabilities incurred for transaction costs.


     C.   To eliminate Community equity accounts.

     D. To record fair value adjustments to Community assets acquired and liabilities assumed.


     E.   To record goodwill.

     F. To record amortization of the core deposit intangible using the straight-line method over a ten-year life.

     G. To reduce interest income for (1) the effects of cash used in the acquisition based upon a 2% rate earned on overnight funds and (2) amortization of the fair value adjustment to loans over a five-year period.

     H. To reduce interest expense for the effects of accretion of the fair value adjustment to deposits over a one-year period.

     I. To record depreciation of the fair market adjustment to real property using the straight-line method over a thirty year life.

     J. To adjust income tax expense at a rate of 38% applied to the foregoing adjustments to income before income taxes.


NOTE 3 - PRO FORMA COMBINED CASH DIVIDENDS

     Pro forma combined cash dividends declared represent United's historical cash dividends declared.

                      THE SPECIAL MEETINGS OF SHAREHOLDERS

United's Special Meeting

     General. This Joint Proxy Statement-Prospectus is being furnished to the shareholders of United in connection with the solicitation by the Board of Directors of United of proxies for use at the United special meeting of shareholders. The purpose of the United special meeting is to vote on approval of the merger agreement dated August 2, 2002 between United and Community.

     Record Date; Voting Rights. United's shareholders of record at the close of business on October 15, 2002 are entitled to vote at the United special meeting, or following any adjournment or postponement of the United special meeting. On October 15, 2002, there were 2,719,231 shares of United's common stock outstanding and entitled to vote held by approximately 1,800 holders of record. Each share of United's common stock outstanding on October 15, 2002 entitles the holder to one vote on each matter submitted to a vote at the meeting. Pursuant to the Bylaws of United, a majority of the votes entitled to be cast by holders of United's common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

     For the merger to be completed, the merger agreement must be approved by the affirmative vote of holders of a majority of the shares of United entitled to vote at the special meeting.

     As of the record date for the United special meeting, the executive officers and directors of United and their affiliates owned an aggregate of 332,562 shares, or 12.2% of United's issued and outstanding common stock as of that date, all of which are expected to be voted in favor of approval of the merger agreement.

     Solicitation, Revocation, and Use of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of United to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

     You have three choices with regard to the proposal to approve the merger agreement. By checking the appropriate box on the proxy card you may:

     .    vote "FOR" approval of the merger agreement;
     .    vote "AGAINST" approval of the merger agreement; or
     .    "ABSTAIN" from voting altogether.

     The merger cannot be completed unless holders of a majority of all outstanding shares, voting either in person or by proxy, vote "FOR" the proposal. If a quorum is present at the meeting, in person or by proxy, your failure to vote would have the same effect as a vote "AGAINST" the merger proposal. Broker non-votes will also have the same effect as a vote "AGAINST" the merger proposal.


     You may revoke your proxy at any time before it is actually voted at the United special meeting by:

     . delivering written notice of revocation to the Secretary of United, G. Marvin Lowder, 1039 Second Street, N.E., Hickory, North Carolina 28601-3843,
     .    submitting a subsequently dated proxy, or
     .    attending the special meeting and voting in person.

     Each unrevoked proxy card properly executed and received prior to the close of the special meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted "FOR" the merger proposal. Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Secretary of United or other person authorized to tabulate votes. Whether or not you plan to attend United's special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

Community's Special Meeting

     General. This Joint Proxy Statement-Prospectus is being furnished to shareholders of Community as of October 15, 2002, and is accompanied by a form of proxy which is solicited by the Board of Directors of Community for use at Community's special meeting to be held on December 19, 2002 and at any adjournment or postponement thereof. At Community's special meeting, Community's shareholders will be asked to vote to approve the merger agreement dated August 2, 2002 between United and Community.

     Record Date; Voting Rights. Shareholders of record at the close of business on October 15, 2002 are entitled to vote at Community's special meeting or at any adjournment or postponement thereof. On October 15, 2002, there were 1,665,202 shares of Community's common stock outstanding which were held by approximately 695 holders of record. Each share of Community's common stock outstanding on October 15, 2002 is entitled to one vote on each matter submitted to a vote at the meeting.

     Approval of the merger will require the affirmative vote of holders of a majority of the shares of Community's common stock entitled to vote at the special meeting.

     As of the record date for the Community special meeting, the directors and executive officers of Community and their affiliates owned a total of 758,199 shares, or 46% of Community's common stock issued and oustanding on that date, all of which are expected to be voted in favor of the merger.

     Solicitation, Revocation, and Use of Proxies. A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of Community to complete, date, sign, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States.

     You have three choices with regard to the proposal to approve the merger agreement. By checking the appropriate box on the proxy card you may:

     .    vote "FOR" the merger;
     .    vote "AGAINST" the merger; or
     .    "ABSTAIN" from voting altogether.

     The merger cannot be completed unless holders of a majority of all outstanding shares, voting either in person or by proxy, vote "FOR" the proposal. If a quorum is present at the meeting, in person or by proxy, your failure to vote would have the same effect as a vote "AGAINST" the merger proposal. Broker non-votes will also have the same effect as a vote "AGAINST" the merger proposal.


     You may revoke a proxy at any time prior to its exercise by:

     . filing a written notice of revocation with or by delivering a duly executed proxy bearing a later date to Rebecca Ann Sebastian, the Secretary of Community, at 1301 Westwood Lane, Westfield Village, North Wilkesboro, North Carolina 28697 prior to Community's special meeting;
     .    submitting a subsequently dated proxy; or
     .    attending Community's special meeting and voting in person.


     Your death or incapacity will not revoke your proxy unless, before the shares are voted, notice of death or incapacity is filed with the Secretary of Community or other person authorized to tabulate votes. Whether or not you plan to attend Community's special meeting, you are requested to complete, date, and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.


Authorization to Vote on Adjournment

The proxies solicited by the Boards of Directors of Community and United allow shareholders to either grant or withhold authority from the persons named as proxies to vote on an adjournment or adjournments of the special meetings. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. However, proxies voted against the merger proposal will not be used to adjourn the special meetings. Neither corporation has any plans to adjourn the meetings at this time, but each intends to do so, if needed, to promote shareholder interests.

The Board of Directors of each of Community and United recommends that shareholders grant authority to the proxies to vote on adjournment of the special meetings.


Expenses

     The expense of preparing, printing, and mailing this Joint Proxy Statement-Prospectus will be shared equally by United and Community. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of United and Community without additional compensation. United and Community will each reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the respective beneficial owners of United's and Community's common stock.

                               THE MERGER PROPOSAL

     The following information describes material aspects of the proposed transaction by which Community would be merged into United under the merger agreement. The merger agreement is attached as Appendix I and incorporated by reference into this Joint Proxy Statement-Prospectus.

General

     At the effective time of the merger, Community will be merged with and into United and will cease to exist as a separate legal entity, and each share of Community common stock issued and outstanding immediately prior to the merger (excluding shares as to which Community shareholders have exercised dissenters' rights) will be converted into the right to receive either:

     . a number of shares of United common stock with a value of $21.00 (based on the closing price of United common stock over the twenty trading days ending three trading days prior to the merger);
     .    $21.00 in cash; or
     .    a combination of United common stock and cash.

     On or about the date that this Joint Proxy Statement-Prospectus was mailed to shareholders of record of United and Community, an election form was mailed to the shareholders of Community. The election form allows shareholders of Community to elect to receive, in the event the merger is completed, in exchange for their shares of Community common stock:

     .    shares of United common stock;
     .    cash; or
     .    a combination of 70% United common stock and 30% cash.

Shareholders of Community may also indicate that they have no preference with regard to the foregoing and choose not to make an election. To be effective, a properly completed election form must be received by 5:00 p.m., North Carolina time on the last business day prior to the date of the Community special meeting, or such other date as United and Community mutually agree.


     Shareholder elections will be adjusted pro rata, if necessary, so that 70% of the shares of common stock of Community will be exchanged for shares of United common stock and 30% will be exchanged for cash. If the elections of Community shareholders are adjusted, then some or all Community shareholders will receive a different mix of cash and stock from that which they elected.


Background of the Merger

     Community was organized in 1992 by businessmen and investors primarily located in Wilkes County, North Carolina, with the intent of bringing community-style banking back to northwestern North Carolina. From its opening in January 1992, Community's subsidiary, Wilkes National Bank, grew rapidly in Wilkes County and eventually expanded into adjoining Alexander County, North Carolina. During the period from 1996 through 1999 Community was approached by several other financial institutions which inquired whether Community would be interested in a merger transaction. The Board of Directors of Community reviewed each unsolicited offer, but ultimately determined in each case that it was in the best interests of Community and its shareholders to remain independent. Community's Board believed that remaining independent was the best way to achieve the company's long-term goal of becoming the premier community bank in northwestern North Carolina while enhancing the value of the shareholders' investment in Community.

     Between 1999 and 2001 Community continued to grow and expanded by opening branches and loan production offices in Ashe, Caldwell and Watauga Counties, North Carolina. To reflect the growing regional nature of its bank, Community changed the name of its bank subsidiary to Northwestern National Bank in May of 2001. While Community continued to receive informal inquiries regarding a possible merger or other acquisition transaction, the Board of Directors believed that the growth shown by Community was evidence that remaining independent was the best way for Community to reach its long-term objectives.

     By midyear 2002, the downturn in both the national and regional economy had seriously impacted the furniture and textile manufacturing industries that predominated Community's primary market area. In addition, Lowe's Companies, Inc., one of the largest employers in Community's market area, announced its intention to relocate its corporate headquarters from Wilkesboro to Mooresville, North Carolina. As a result of the economic changes in Community's primary market area, the Board of Directors reexamined its growth strategy. The Board believed that the shrinking economy in the Wilkes County area would no longer support the growth objectives for Community established by the Board of Directors and could eventually require Community to reduce its operations.

     Community's Board of Directors began evaluating possibilities for expanding the bank's operations into the growing markets of Iredell, Catawba, Gaston and Mecklenburg Counties North Carolina. The Board determined that there were several obstacles in expanding into these new markets. First, management of Community had limited contacts and experience in the new market areas which would make efficient expansion into the new markets more difficult. In addition, expansion into these markets, where Community previously had no operations, would require significant capital expenditures. The Board believed that Community's capital levels would be insufficient to provide the facilities and personnel needed to bring Community's tradition of strong community banking into the new market areas. As a result, the Board began to look at the possibility of raising additional capital for expansion and other alternatives for gaining access into these growing markets.


     In early April 2002, R. Steve Aaron, President and Chief Executive Officer of United Community Bancorp, and Ronald S. Shoemaker, President and Chief Executive Officer of Community, met to discuss their banks' current performance and their future plans. Given that Community's and United's market areas bordered one another with no overlapping branches, and that both companies used the same data processing service and accounting systems, Messrs. Aaron and Shoemaker believed that both companies could experience significant cost savings, with little expense involved, by consolidating the two companies. Messrs. Aaron and Shoemaker met again to discuss the possibility of a merger on April 17, 2002. At that time Mr. Aaron presented a merger proposal pursuant to which United would offer Community shareholders $15.00 per share. Mr. Shoemaker presented United's initial proposal to the Executive Committee of the Community Board of Directors. The Executive Committee concluded that United's initial offer was inadequate and instructed Mr. Shoemaker to decline the offer.


     On April 30, 2002, Mr. Aaron provided a revised proposal to Mr. Shoemaker pursuant to which United would offer $18.00 per share for a merger with Community. On May 3, 2002, the Executive Committee reviewed the revised proposal, but once again concluded that the proposal did not adequately reflect the value of Community. However, the Executive Committee felt that further negotiations with United were warranted and directed Mr. Shoemaker to continue discussions with Mr. Aaron. The Executive Committee also asked Mr. Shoemaker to contact Community's outside legal counsel, Smith, Gambrell & Russell, LLP, to discuss the Board of Directors' fiduciary responsibilities in negotiating a possible merger transaction, including obtaining a fairness opinion with respect to any offer, and conducting due diligence.

     At the Annual Meeting of the Community Board of Directors, on May 31, 2002, Mr. Shoemaker and members of the Executive Committee presented the terms of United's revised offer to the full Board of Directors. Representatives from Smith, Gambrell & Russell were present at the meeting to answer questions from the Board of Directors. After lengthy discussion, the Board authorized Mr. Shoemaker to continue negotiations with United, specifically to increase the amount of the merger consideration United would pay to the shareholders of Community and to increase the number of directors of Community that would serve on United's Board of Directors following a merger.

     On June 3, 2002, Messrs. Shoemaker and Aaron met to continue negotiations. At that meeting, Mr. Aaron informed Mr. Shoemaker that he believed United's Board of Directors would agree to increase the value of merger consideration to $21.00 per share, with 70% of the aggregate consideration paid in common stock of United and the remaining 30% paid in cash. Both Messrs. Aaron and Shoemaker agreed to present the offer, as revised, to their respective Boards of Directors or committees thereof.

     On June 12, 2002, United's Board of Directors met and approved the proposed merger consideration of $21.00 per share. Mr. Aaron contacted Mr. Shoemaker and informed him of United's decision.

     Community's Executive Committee met on June 14, 2002 to discuss the revised proposal. The Executive Committee believed that the revised proposal was sufficient to commence due diligence and to seek a fairness opinion. As a result, the Executive Committee authorized Mr. Shoemaker to hire Calvert Consulting and Credit Risk Management to conduct a due diligence review of United. In addition, the Executive Committee authorized Mr. Shoemaker to retain the investment banking firm of SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., to provide a fairness opinion to the Board of Directors with respect to the proposed merger consideration.

     On July 23, 2002, the Executive Committee met to discuss the reports received from Calvert Consulting and from Credit Risk Management. After reviewing and discussing the due diligence reports, the Executive Committee authorized management of Community, with the assistance of Smith, Gambrell & Russell, to begin negotiation of a definitive merger agreement with United.

     Members of Community's Executive Committee presented the due diligence reports to the full Board of Directors of Community at a meeting held on July 25, 2002. The Board instructed Mr. Shoemaker to continue negotiation of the merger agreement and to allow representatives of United to complete a due diligence review of Community.

     On July 29, 2002, representatives of United, including Mr. Aaron, conducted their due diligence review. Following the review, Mr. Aaron reported on its results to the Board of Directors of United.

     Between July 24 and August 1, 2002, the parties negotiated the terms of a definitive agreement and plan of merger.

     United's Board of Directors met on August 2, 2002 and received the due diligence findings, received a copy of the merger agreement as well as an executive summary of the merger agreement and received the advice of The Orr Group that it would deliver its opinion that the merger was fair, from a financial point of view, to the shareholders of United.

     Community's Board of Directors met on August 2, 2002 to discuss the terms of the proposed merger agreement. Also present at the meeting were representatives of Smith, Gambrell & Russell and SunTrust Robinson Humphrey. Representatives of Smith, Gambrell & Russell reviewed and discussed with the Board the terms of the proposed merger agreement, and representatives of SunTrust Robinson Humphrey delivered and described that firm's opinion that, as of the date of the meeting, the merger consideration was fair, from a financial point of view, to the shareholders of Community. After full consideration and discussion of the structure, terms and conditions of the proposed merger, the Community Board of Directors approved the proposed merger with United as in the best interests of the Community shareholders and authorized Ronald S. Shoemaker to execute the merger agreement and take such further action as necessary to consummate the merger, subject to regulatory and shareholder approval.

     Immediately following the meeting of the Community Board of Directors, Messrs. Shoemaker and Aaron executed the merger agreement. The parties announced the signing of the merger agreement on August 3, 2002.

Community's Reasons for the Merger

     Community's Board of Directors believes that the merger will enable Community's shareholders to realize significant value when compared to the value of Community common stock if the merger does not occur.


     In reaching its determination that the merger agreement is fair to, and in the best interests of, Community and its shareholders, the Community Board considered a number of factors, both from a short-term and long-term perspective. Listed below are the material factors the Community Board considered and a brief discussion of how such factors affected the Board's decision in analyzing the opportunities presented by a merger of Community with United. Such material factors were:


     . the Community Board's familiarity with and review of United's business, financial condition, results of operations, and prospects, including, but not limited to, its potential growth, development, productivity and profitability;


          - the Community Board believed that United's business and potential for growth was complimentary to both Community's short-term and long-term objectives;


     . the United offer including four Board seats for Community's directors and five Advisory Board seats on the Catawba Valley Bank Board of Directors;


          - seats on the Board of Directors of United and positions as advisory directors of Catawba Valley Bank would allow the directors of Community to remain actively involved in the ongoing operations of the combined entity;


     . the anticipated tax-free exchange of Community's common stock for United common stock in the merger (see the subheading "-Federal Income Tax Consequences");


          -    this was a significant benefit to shareholders;


     . the current and prospective environment in which Community operates, including national, state and local economic conditions, Community's competitive environment, the trend toward consolidation in the financial services industry in general and among financial institutions in North Carolina and the likely effect of the foregoing factors on Community's potential growth, development, productivity and profitability;

          - the Board recognized the need to expand into new regional markets as a result in changes in both the regional and national economies;


     . the business, financial condition, results of operations and market valuations of United and the opportunity for Community shareholders to participate in any further growth of United by obtaining United common stock in the merger;


          - the synergies created by the merger would allow the combined entity to continue its growth in western North Carolina, in furtherance of Community's long-term goals. The structure of the merger would allow Community's current shareholders to continue to participate in the anticipated growth of the combined entity;


     . an in-depth due diligence review of United's operations, financial records, capital position and legal matters conducted by representatives of Community;


          - as with other factors, the Board believed that such review supported their belief that United had the resources to allow the combined entity to expand its market share within western North Carolina while continuing to provide a high level of customer service;


     . a comparison of products and services provided by Community and United, as well as the costs associated with and relative level of resources available to Community and United, respectively, to maintain and provide future enhancements to, and develop new products and services within their markets;


          - the Community Board believed that the merger would be beneficial to customers of the combined entity, given that the economy of scale anticipated as a result of the merger should allow the combined entity to offer more services to customers;

     .    United's intention to retain most of Community's employees;

          - given that there was little if any overlap between the markets of Community and United, the Community Board believed that few, if any, employees would be relocated or terminated as a result of the merger;

     . the merger consideration represented a premium of $10.65 per share over the book value per share of Community's common stock at the time the merger agreement was approved;

          - this factor represented a significant benefit to the Community shareholders; and

     . the presentation by SunTrust Robinson Humphrey to the Community Board of Directors on August 2, 2002, including the written opinion of SunTrust Robinson Humphrey that, as of August 2, 2002, the merger consideration was fair to the shareholders of Community from a financial point of view;

          - the Community Board relied on the opinion of SunTrust Robinson Humphrey that the merger consideration is fair, from a financial point of view, to the Community shareholders.


In addition, the Community Board of Directors is of the opinion that the merger will result in a combined entity which has increased financial, managerial, technological and other resources and will be better able to meet increased competition and to profit from the opportunities resulting from changing legal and regulatory environment facing banks and bank holding companies.

United's Reasons for the Merger

     The United Board of Directors believes that the merger is in the best interests of United and its shareholders because it presents an important opportunity for United to increase shareholder value through growth by acquiring a profitable, well-managed financial institution in a market that is a logical expansion for United's subsidiary bank, Catawba Valley Bank.


     In reaching its decision to approve the merger agreement, the United Board consulted with management of United, as well as its financial and legal advisors, and considered the following factors:


     . The United Board's familiarity with and review of Community's business, operations, financial condition, earnings and prospects, which indicated that United could enhance revenue by the consolidation of additional banking products and reduce expenses by the consolidation of overlapping banking functions and third party services;

     . The pro forma and prospective financial impact of the acquisition upon United which indicated potential operating expense reductions of approximately $550,000 annually and an additional $300,000 annually upon combination of both data processing systems scheduled for 2003;

     . The business, operations, financial condition, earnings and prospects of each of United and Community. In making its determination, the United Board took into account the results of United's due diligence review of Community's business, which indicated that United could enhance existing and initiate new banking products that could appeal to a broader customer base;

     . The complimentary nature of the basic businesses of United and Community while providing United with the opportunity to expand Community's product offerings with anticipated revenue enhancements of approximately $425,000 initially per year;

     . The current and prospective economic and competitive environment facing financial institutions, including United, which competititve position United believes could be enhanced by expansion into new and broader economic markets served by Community;


     . The structure of the merger, the terms of the merger agreement and that the merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes;

     . The opinion of The Orr Group to the United Board that the merger consideration is fair to the United shareholders from a financial point of view which gave the Board assurance it was not unreasonably diluting the current ownership base of United;

     . The liklihood of the merger being approved by the appropriate regulatory authorities; and
     . Consideration of the effect of the merger on United's other constituencies, including the customers and communities served by United and its employees.

     This discussion of the information and factors considered by the United Board includes all material factors considered by the United Board. In reaching its determination to approve and recommend the merger, the United Board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Recommendation of Community's Board

     The Board of Directors of Community has approved the merger agreement and believes that the merger is fair to, and in the best interests of, Community and its shareholders. Community's Board of Directors, therefore, recommends that the holders of Community's common stock vote "FOR" approval of the merger agreement. In making its recommendation, the Board of Directors of Community has considered, among other things, the opinion of Suntrust Robinson Humphrey that United's proposal is fair to Community's shareholders from a financial point of view. See "Opinion of Community's Financial Advisor" below.

Recommendation of United's Board

     The Board of Directors of United has unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, United and its shareholders. United's Board of Directors, therefore, unanimously recommends that the holders of United stock vote "FOR" approval of the merger agreement. In making its recommendation, the Board of Directors of United has considered, among other things, the opinion of The Orr Group that the merger is fair to United's shareholders from a financial point of view. See "Opinion of United's Financial Advisor" below.

Opinion of Community's Financial Advisor


     Community has engaged SunTrust Robinson Humphrey to act as its financial advisor in connection with the proposed merger. At the August 2, 2002 meeting of the Community Board of Directors, SunTrust Robinson Humphrey reviewed with the Board its financial analysis of the proposed merger and delivered its written opinion that, as of that date and based upon and subject to the matters described in the opinion, the consideration to be offered in the proposed merger was fair, from a financial point of view, to the shareholders of Community. No limitations were imposed by the Community Board upon SunTrust Robinson Humphrey with respect to the investigation made or the procedures followed by SunTrust Robinson Humphrey in rendering its opinion. SunTrust Robinson Humphrey has received a fee of $50,000 for the delivery of its fairness opinion in connection with the merger.


     The full text of SunTrust Robinson Humphrey's written opinion dated August 2, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix II and is incorporated herein by reference. You are urged to read this opinion in its entirety.

     SunTrust Robinson Humphrey's opinion is addressed to the Board of Directors of Community and relates only to the fairness, from a financial point of view, of the consideration to be offered in the proposed merger to the shareholders of Community, and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger. The summary of SunTrust Robinson Humphrey's opinion described below is qualified in its entirety by reference to the full text of its opinion which is attached as Appendix II.


Summary of Analyses

     The following table associated summarizes and compares the transaction value and pricing multiples associated with United's acquisition of Community with the values and relevant multiples developed from the publicly-traded reference company analysis, reference merger and acquisition transaction analysis and dividend discount analysis employed by SunTrust Robinson Humphrey. Each of these analyses is described in greater detail in the paragraphs that follow.

           Comparision of Transaction Value to Valuation Methodologies

                                Transaction           Reference Company                Reference Transactions     Dividend Discount
                                              -------------------------------  -------------------------------
                                   Value       North Carolina      Southeast    North Carolina      Southeast       Analysis [2]
                               -------------  ----------------    -----------  ----------------    -----------   -------------------
    Price/ LTM* Core EPS** [1]     33.54x         18.47x             15.27x         32.00x            22.96x           29.28x

    Price/ Assets [1]               0.25           0.15               0.14           0.18              0.19             0.22

    Price/ Book Value [1]           2.25           1.48               1.53           1.54              2.10             1.96

    Price/ Deposits [1]             0.19                                             0.22              0.15

*   LTM is latest twelve months
**  EPS is earnings per share

          [1] Assumes LTM Core EPS, Assets, Book Value and Deposits per share of $0.63, $137.96 and $9.35, $113.19 respectively, which SunTrust Robinson Humphrey calculated based upon publicly available information for Community Bancshares, Inc.

          [2] Based upon a value per share of $18.33, the average stand-alone, fully diluted value per share derived from SunTrust Robinson Humphrey's dividend discount analysis.


Material and Information Considered with Respect to the Proposed Merger

          In arriving at its opinion, SunTrust Robinson Humphrey:

     .    reviewed the merger agreement and exhibits thereto;

     . reviewed and analyzed certain publicly available information concerning Community and United which it believed to be relevant to its inquiry;

     . reviewed and analyzed financial and operating information with respect to the business, operations and prospects of each of Community and United furnished to it by Community and United, respectively;

     . reviewed and analyzed a trading history of United's common stock from August 1, 1997 to the present and compared that trading history with those of other publicly traded companies which it deemed relevant;

     . reviewed and analyzed a comparison of the historical financial results and present financial condition of each of Community and United with those of publicly traded companies which it deemed relevant;

     . reviewed and analyzed a comparison of the financial terms of the proposed merger with the publicly available financial terms of other recent transactions which it deemed relevant;

     . conducted discussions with the senior management of each of Community and United concerning their respective businesses, operations, assets, present condition and future prospects and the potential strategic benefits expected by the respective senior management of each of Community and United to result from a combination of the businesses of Community and United; and

     . undertook such other studies, analyses and investigations as it deemed appropriate.

          In rendering its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by SunTrust Robinson Humphrey in arriving at its opinion. With respect to the financial forecasts provided to or discussed with SunTrust Robinson Humphrey, SunTrust Robinson Humphrey assumed, at the direction of the management of Community and without independent verification or investigation, that such forecasts had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of each of Community and United as to the future financial performance of Community and United, respectively. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Community and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Community. Community did not authorize SunTrust Robinson Humphrey to solicit, and SunTrust Robinson Humphrey did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Community's business. SunTrust Robinson Humphrey also assumed the following:

     . that the proposed merger would be consummated in accordance with the terms of the merger agreement;
     . that the proposed merger will be treated as a tax-free reorganization for federal income tax purposes; and
     . that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Community or United, or on the expected benefits of the proposed merger.

     SunTrust Robinson Humphrey's opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of August 2, 2002. SunTrust Robinson Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of Community or United. SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

     In connection with the preparation of its fairness opinion, SunTrust Robinson Humphrey performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by SunTrust Robinson Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by SunTrust Robinson Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

     In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to industry and economic conditions, many of which are beyond the control of Community or United. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business or transaction used in such analyses as a comparison is identical to Community, United, their respective businesses or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

     SunTrust Robinson Humphrey's opinion and financial analyses were only one of many factors considered by Community's Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Community's Board of Directors or management with respect to the proposed merger or the consideration offered in the proposed merger. The type of consideration offered in the proposed merger was determined through direct negotiation between Community and United. Community's decision to enter into the merger agreement was solely that of the its Board of Directors.

          The following is a summary of the material financial analyses presented by SunTrust Robinson Humphrey to the Community Board of Directors in connection with its opinion.

Analysis of Selected Publicly Traded Reference Companies

          Reference company analysis analyzes a company's operating performance relative to a reference group of publicly traded companies. Based on relative performance and outlook for a company, this analysis enables an implied unaffected market trading value to be determined. SunTrust Robinson Humphrey analyzed the financial and stock market information for the following selected publicly traded bank holding companies with less than $500 million in assets located in North Carolina (the "North Carolina Reference Companies"):

     .    1/st/ State Bancorp
     .    Bank of North Carolina
     .    Bank of the Carolinas
     .    Community Bank
     .    ECB Bancorp, Inc.
     .    First Trust Bank
     .    Four Oaks Fincorp, Inc.
     .    Yadkin Valley Bank and Trust Company

          SunTrust Robinson Humphrey also analyzed the financial and stock market information for the following selected publicly traded bank holding companies with less than $500 million in assets located in Alabama, Georgia, North Carolina, South Carolina, Virginia or Tennessee (the "Southeastern Reference Companies"):

          Alabama

     .    Auburn National Bancorporation, Inc.
     .    CommerceSouth, Inc.
     .    Frontier National Corporation
     .    Pinnacle Bancshares, Inc.


          Georgia

     .    Appalachian Bancshares, Inc.
     .    Crescent Banking Company
     .    Georgia-Carolina Bancshares, Inc.
     .    Savannah Bancorp, Inc.
     .    SNB Bancshares, Inc.
     .    Southeastern Banking Corporation

     .    Southwest Georgia Financial Corporation
     .    Summit Bank Corporation
     .    Thomasville Bancshares, Inc.
     .    WGNB Corporation

          North Carolina

     .    1/st/ State Bancorp
     .    Bank of North Carolina
     .    Bank of the Carolinas
     .    Community Bank
     .    ECB Bancorp, Inc.
     .    First Trust Bank
     .    Four Oaks Fincorp, Inc.
     .    Yadkin Valley Bank and Trust Company

          South Carolina

     .    Bank of South Carolina Corporation
     .    Community Bankshares, Inc.
     .    Community Capital Corp
     .    First Community Corporation
     .    Greer Bancshares Incorporated
     .    Peoples Bancorporation, Inc.
     .    RHBT Financial Corporation
     .    Southcoast Financial Corporation
     .    Summit Financial Corporation

          Tennessee

     .    Community Financial Group, Inc.

          Virginia

     .    Bay Banks of Virginia, Inc.
     .    Benchmark Bankshares, Inc.
     .    BOE Financial Services of VA
     .    C&F Financial Corporation
     .    Cardinal Bankshares Corporation
     .    Cavalry Bancorp, Inc.
     .    Central Virginia Bankshares, Inc.
     .    Chesapeake Financial Shares, Inc.
     .    Eastern Virginia Bankshares, Inc.
     .    F&M Bank Corp.
     .    Fauquier Bankshares, Inc.
     .    First National Corporation
     .    Hampton Roads Bankshares, Inc.
     .    Heritage Bankshares, Inc.

     .    Middleburg Financial Corporation
     .    Pinnacle Bankshares Corporation
     .    Pioneer Bankshares, Inc.
     .    Premier Community Bankshares Incorporated
     .    Shore Financial Corporation
     .    Valley Financial Corporation

          SunTrust Robinson Humphrey reviewed and analyzed, among other things, market price as a multiple of:

     .    latest twelve months earnings per share ("EPS")
     .    book value per share
     .    assets per share

All multiples were based on closing stock prices as of August 1, 2002.

          The following table sets forth the multiples indicated by this analysis for the North Carolina Reference Companies as of August 1, 2002:

                                                            Average      Median
                                                           ---------    --------

North Carolina Reference Companies' Market Price to:
Latest twelve months EPS                                    18.47x        15.55x
Book value per share                                         1.48x         1.49x
Assets per share                                             0.15x         0.14x

          SunTrust Robinson Humphrey then applied the average multiples resulting from the analysis above to the values for Community for the latest twelve months EPS, book value per share and assets per share as of June 30, 2002. This analysis yielded implied equity values per share for Community of approximately $11.56, $13.85 and $20.65, respectively. These implied equity values per share were compared to the proposed merger consideration of $21.00 per share.

          The following table sets forth the multiples indicated by this analysis forthe Southeastern Reference Companies as of August 1, 2002:

                                                            Average      Median
                                                           ---------    --------

Southeastern Reference Companies' Market Price to:
Latest twelve months EPS                                    15.27x        14.20x
Book value per share                                         1.53x         1.46x
Assets per share                                             0.14x         0.14x

          SunTrust Robinson Humphrey then applied the average multiples resulting from the analysis above to the values for Community for the latest twelve months EPS, book value per share and assets per share as of June 30, 2002. This analysis yielded implied equity values per share for Community of approximately $9.56, $14.32 and $19.96, respectively. These implied equity values per share were compared to the proposed merger consideration of $21.00 per share.

Analysis of Selected Merger and Acquisition Transactions

     Reference merger and acquisition transaction analysis provides a valuation range based upon consideration paid for selected bank holding companies in recent transactions. SunTrust Robinson Humphrey reviewed the financial terms, to the extent publicly available, of eight proposed, pending or completed merger and acquisition transactions from January 1, 2000 to August 1, 2002, involving selected bank holding companies located in North Carolina with assets between $100 million and $1 billion (the "North Carolina Reference Transactions"). SunTrust Robinson Humphrey also reviewed the financial terms, to the extent publicly available, of 28 proposed, pending or completed merger and acquisition transactions from January 1, 2000 to August 1, 2002, involving selected bank holding companies with assets between $100 million and $500 million located in Alabama, Georgia, North Carolina, South Carolina, Tennessee or Virginia (the "Southeastern Reference Transactions"). For each of the North Carolina Reference Transactions and the Southeastern Reference Transactions, SunTrust Robinson Humphrey calculated various financial multiples based on publicly available information for each of the selected acquisition transactions and compared them to corresponding financial multiples for the proposed merger, based on the proposed merger consideration of $21.00 per share of Community.

     SunTrust Robinson Humphrey reviewed and analyzed, among other things, market price as a multiple of:

  .  latest twelve months EPS
  .  book value per share
  .  assets per share
  .  deposits per share

All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

     For the North Carolina Reference Transactions, the average and median multiples indicated by these analyses are as follows:

                                                       Average          Median
                                                       -------          ------
Market Price to:

Latest twelve months EPS                                32.00x          29.42x

Book value per share                                     1.54x           1.38x

Assets per share                                         0.18x           0.18x

Deposits per share                                       0.22x           0.23x

     SunTrust Robinson Humphrey then applied the average multiple resulting from the analysis above to the latest twelve months EPS, book value per share, assets per share and deposits per share for Community as of June 30, 2002. This analysis yielded implied equity values per share for Community of approximately $20.03, $14.35, $24.43 and $24.98, respectively. These implied equity values per share were compared to the proposed merger consideration of $21.00 per share.

     For the Southeastern Reference Transactions, the average and median multiples indicated by these analyses are as follows:

                                                       Average           Median
                                                       -------           ------
Market Price to:

Latest twelve months EPS                                22.96x           20.29x

Book value per share                                     2.10x            2.01x

Assets per share                                         0.19x            0.18x

Deposits per share                                       0.15x            0.17x

     SunTrust Robinson Humphrey then applied the average multiple resulting from the analysis above to the latest twelve months EPS, book value per share, assets per share and deposits per share for Community as of June 30, 2002. This analysis yielded implied equity values per share for Community of approximately $14.37, $19.63, $26.82 and $17.39, respectively. These implied equity values per share were compared to the proposed merger consideration of $21.00 per share.

Dividend Discount Analysis

     SunTrust Robinson Humphrey performed a dividend discount analysis to estimate a range of present values per share of Community common stock, assuming Community continued to operate as a stand-alone entity. SunTrust Robinson Humphrey discounted five years of estimated cash flows for Community, assuming a dividend rate sufficient to maintain an equity capital ratio (defined as common equity divided by total assets) of 7.00% and using a range of discount rates from 9% to 11%. SunTrust Robinson Humphrey derived an estimate of a range of terminal values by applying multiples ranging from 11 times to 13 times estimated year-end 2006 net income. This analysis yielded a range of stand-alone, fully diluted values for Community of approximately $16.46 to $20.35 per share, with an average value of $18.33 per share. These implied equity values per share were compared to the proposed merger consideration of $21.00 per share. Estimated financial data for Community was based on internal estimates of the management of Community.

Information Concerning Community's Financial Advisor

     SunTrust Robinson Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Community retained SunTrust Robinson Humphrey because of its experience, expertise and reputation in the financial services industry and its familiarity with Community and transactions similar to the proposed merger. In the ordinary course of business, SunTrust Robinson Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of United for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     SunTrust Robinson Humphrey is acting as financial advisor to Community in connection with the proposed merger. Pursuant to an engagement letter dated June 25, 2002, Community agreed to pay SunTrust Robinson Humphrey a fee of $50,000 upon delivery of its opinion. Community has also agreed to reimburse SunTrust Robinson Humphrey for its out-of-pocket expenses incurred in connection with its engagement, and to indemnify SunTrust Robinson Humphrey against specified liabilities, including liabilities under federal securities laws incurred in connection with its engagement.

Opinion of United's Financial Advisor

     United retained The Orr Group to render to the Board of Directors of United a written opinion as to the fairness, from a financial point of view, to the shareholders of United of the consideration to be issued in the merger as set forth in the merger agreement.

     The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group's principals have over 75 years of combined banking experience and have been involved in numerous bank related mergers and acquisitions. No limitations were imposed by United upon The Orr Group with respect to rendering its opinion.

     On August 23, 2002 The Orr Group presented its written opinion to the Board of United. The full text of The Orr Group's opinion, dated as of August 23, 2002, is attached as Appendix III hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Orr Group in connection with its opinion. United's shareholders are urged to read the opinion in its entirety.

     The Orr Group's opinion to United's Board of Directors is directed only to the consideration as defined in the merger agreement dated August 2, 2002 (the "Merger Consideration") as of this date and does not address the fairness, from a financial point of view, of the Merger Consideration that may be agreed upon by Community and United pursuant to the provisions of the merger agreement that provides for possible adjustment of the Merger Consideration. The Orr Group's opinion does not constitute a recommendation to any shareholder of United as to how such shareholder should vote at the United special meeting.

     In arriving at its opinion, The Orr Group has, among other things:

     .    reviewed the merger agreement and certain related documents;

     . reviewed the historical and current financial position and results of operations of United and Community;

     . reviewed certain publicly available information concerning Community including Annual Reports on Form 10-KSB for each of the years in the three-year period ended December 31, 2001;

     . reviewed certain available financial forecasts concerning the business and operations of United and Community that were prepared by management of United and Community, respectively;

     . participated in discussions with certain officers and employees of United to discuss the past and current business operations, financial condition and prospects of United and Community, as well as matters The Orr Group believed relevant to its inquiry;

     . reviewed certain publicly available operating and financial information with respect to other companies that The Orr Group believed to be comparable in certain respects to United and Community;

     . reviewed the current and historical relationships between the trading levels of United's common stock and Community's common and the historical and current market for the common stock of United, Community and other companies that The Orr Group believed to be comparable in certain respects to United or Community;

     . reviewed the nature and terms of certain other acquisition transactions that it believed to be relevant; and

     .    performed such other reviews and analysis it deemed appropriate.

      In conducting its review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided The Orr Group or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of United or Community, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of United or Community.


     The Orr Group employed a variety of methodologies in its analyses, which are summarized below. The Orr Group believes that it is necessary to consider all analyses as a whole and does not believe that relying on only one or a select number of the analyses is appropriate for a fair and accurate understanding of its opinion.


Summary of Analyses


     The following table summarizes and compares the transaction value and pricing multiples associated with United's acquisition of Community with the values and relevant multiples developed from the discount dividend analysis and comparable transaction analysis valuation methodologies employed by The Orr Group. Each of these analyses is described in greater detail in the paragraphs that follow.




                                                 Discounted
                                                  Dividend            Comparable Transactions
                                       United/    Analysis           Lower             Upper
                                     Community  Low    High        Quartile   Median  Quartile
                                     ---------  ---   ------      ---------- -------- --------
Value Per Share                     $ 21.00   $17.30  $27.10          NA        NA       NA

Value Per Share as a multiple of:
 Tangible book value                   2.00      NA     NA            1.74     2.01     2.45
 Latest twelve months earnings        29.20      NA     NA           18.40    23.60    30.40



Contribution Analysis

     The pro forma contribution analysis looked at the financial impact of the merger on certain balance sheet and income statement items. This analysis illustrated that the average percentage contributions, across all categories of balance sheet and income items used of United and Community would be 70.6% and 29.4% respectively compared to pro forma ownership of 65.0% and 35.0%, respectively.

Shareholders' Claims Analysis

         In its shareholders' claims analysis, The Orr Group calculated earnings per share claims analysis and concluded that the merger would decrease earnings per share by 1.5% in 2003 and increase earnings per share by 1.0% in 2004 for United.

Discount Dividend Analysis

         The Orr Group's discounted divided analysis estimated the value of Community on a stand-alone basis, but including potential cost savings in the merger. The analysis utilized financial projections supplied by management of Community and United as well as dividend discount rates of 12%, 14%, and 16%. In addition, terminal multiples were assumed based on year five multiples to earnings of 11, 13, and 15. The discounted values ranged from a low of $17.30 per share to a high of $27.10 per share.

Comparable Transaction Analysis

         The Orr Group reviewed 37 comparable bank transactions involving sellers with assets between $90 million and $250 million announced since January 1, 2000. The Orr Group noted the prices paid in these mergers as a multiple of tangible book values and earnings, and The Orr Group reviewed other data in connection with these mergers, including the amount of total assets, the return on average assets and the return on average equity of the acquired institutions. The Orr Group then compared this data to the proposed merger. The comparable bank transactions generated the following multiples:


Multiple to Tangible Book Value      Multiple to Earnings (Latest Twelve Months)
-------------------------------      -------------------------------------------
High Value              3.85         High Value                           51.0
Upper Quartile Value    2.45         Upper Quartile Value                 30.4
Median Value            2.01         Median Value                         23.6
Average Value           2.11         Average Value                        25.7
Lower Quartile Value    1.74         Lower Quartile Value                 18.4
Low Value               0.97         Low Value                            10.9


         The Community acquisition multiple of tangible book value was 2.0 and the multiple of latest twelve months earnings per share was 29.2 times.

         No company or transaction used in the above analyses as a comparison is identical to Community, United or the proposed merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.


         The Orr Group will be paid a fee of $75,000 in connection with the proposed merger. The payment of a portion of that fee ($60,000) is contingent upon consummation of the merger. Further, United has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.


         The written opinion of The Orr Group to United is attached as Appendix III to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. The description of the

United fairness opinion is qualified in its entirety by reference to Appendix
III. United shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualificiations and limitations on the review undertaken by The Orr Group in connection with rendering its opinion.

Effective Time of the Merger

         Subject to the conditions to the obligations of the parties to effect the merger (including, without limitation, the receipt of all required approvals of governmental and regulatory authorities), the merger will become effective when Articles of Merger are filed with the North Carolina Secretary of State.

         Although we anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be consummated on December 31, 2002, we cannot give any assurance that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied.

Cash or Stock Election

         Under the terms of the merger agreement, Community shareholders may elect to convert their shares into cash, United common stock or a combination of cash and United common stock. All elections of Community shareholders are subject to the provisions of the merger agreement. The merger agreement provides that the number of shares of Community common stock to be converted into United common stock in the merger must be 70% of the total number of shares of Community common stock issued and outstanding on the date of the merger and contains allocation and proration procedures to accomplish this result. We are not making any recommendation as to whether Community shareholders should elect to receive cash or United common stock in the merger. Each Community shareholder must make his or her own decision with respect to the election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. Therefore, the merger agreement describes the procedures to be followed if Community shareholders in the aggregate elect to receive more or less of the United common stock than United has agreed to issue. A summary of these procedures follows:

         . Combination Elections: Community shareholders who elect to receive shares of United common stock for 70% and $21.00 per share in cash for 30% of the total number of shares of Community owned by them will have their elections filled.

         . When Stock Is Oversubscribed: If Community shareholders elect to receive more United common stock than United has agreed to issue in the merger, then all Community shareholders who have elected to receive only cash or who have made no election will receive cash for their Community shares and all shareholders who elected to receive only United common stock will receive a pro rata portion of the available United shares plus cash for those shares not converted into United common stock.

         . When Stock Is Undersubscribed: If Community shareholders elect to receive fewer shares of United common stock than United has agreed to issue in the merger, then all Community shareholders who have elected to receive only United common stock will receive United common stock and those shareholders who have elected only cash or have made no election will be treated in the following manner:

               . If the number of shares held by Community shareholders who have made no election is sufficient to make up the shortfall in the number of United shares that United has agreed to issue, then all Community shareholders who elected only cash will receive cash and those shareholders who made no election will receive both cash and United common stock in whatever proportion is necessary to make up the shortfall.
               . If the number of shares held by Community shareholders who have made no election is insufficient to make up the shortfall, then all of those shares will be converted into United common stock and those Community shareholders who elected to receive only cash will receive cash and United common stock in whatever proportion is necessary to make up the shortfall.

     No guarantee can be made that if you elect to receive only United common stock or only cash that you will receive precisely what you requested. As a result of the allocation procedures and other limitations described in this Joint Proxy Statement-Prospectus and in the merger agreement, if you elect to receive all cash, you may receive some stock and if you elect to receive all stock, you may receive some cash.

Election Procedures; Surrender of Stock Certificates

     An election form and Letter of Transmittal is being sent to Community shareholders in a separate mailing. Each election form entitles Community shareholders to elect to receive cash, United common stock, or the combination of cash and stock described above.

     To make an effective election, you must submit a properly completed election form in the return envelope mailed therewith to First-Citizens Bank & Trust Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., North Carolina time, on December 18, 2002. An election form will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of Community common stock covered by the election form or an appropriate guarantee of delivery of the certificates. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically and stock certificates returned if the merger agreement is terminated.

     If certificates for Community common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Community shares may be properly exchanged provided that:

     . the exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States,
     . the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with the election form and letter of transmittal (delivered by hand, mail or facsimile transmission), and
     . the exchange agent receives within three business days after the election deadline the certificates for all exchanged Community shares, together with a properly completed and duly executed form and any other documents required by the election form.

     Community shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Community stock designated as non-election shares. Community stock certificates represented by elections that have been revoked will be promptly returned without charge to the Community shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and United common stock among the Community shareholders according to the allocation procedures described above.

     After the completion of the merger, the exchange agent will mail to each Community shareholder who did not submit an election form a letter of transmittal, together with instructions for the exchange of their Community common stock certificates for the merger consideration. Until you surrender your Community stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any United common stock into which your Community shares have been converted. When you surrender your Community stock certificates, United will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Community common stock. Community stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     No fractional shares of United common stock will be issued to any holder of Community common stock upon consummation of the merger. For each fractional share that would otherwise be issued, United will pay cash in an amount equal to the holder's fractional interest multiplied by the last sale price of United common stock on the Nasdaq SmallCap Market for the last trading day immediately preceding the date of the effective time of the merger. No interest will be paid or accrued on cash payable to holders of Community common stock in lieu of fractional shares. No shareholder of Community will be entitled to dividends, voting rights or any other rights as a shareholder of United in respect of any fractional shares.

     None of United, Community or any other person will be liable to any former holder of Community common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Community common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Community common stock with the conditions reasonably imposed by the exchange agent of United. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and United.

Conditions to Consummation of the Merger

     Consummation of the merger is subject to various conditions, including:

     . receipt of the approval of the respective shareholders of Community and United of the merger agreement and receipt of regulatory approvals required for consummation of the merger;
     . receipt by Community of a written legal opinion from Gaeta & Associates, P.A. and by United of a written legal opinion from Smith, Gambrell & Russell, LLP;
     . approval of the shares of United common stock issuable pursuant to the merger for listing on the Nasdaq SmallCap Market;

     . the accuracy, as of the date of the merger agreement and as of the merger effective time, of the representations and warranties of Community and United as set forth in merger agreement;
     . the performance of all agreements and the compliance with all covenants of Community and United as set forth in the merger agreement;
     . the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the merger agreement;
     . the execution of an employment agreement by and between Ronald S. Shoemaker and United and Catawba Valley Bank in form satisfactory to United; and
     . satisfaction of certain other conditions, including the receipt of various certificates from the officers of Community and United.

     We are unable to provide assurance as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the party permitted to do so.

Regulatory Approval

     The merger may not proceed in the absence of receipt of the requisite regulatory approval. Applications for the approval described below have been submitted to the appropriate regulatory authorities.

     Community and United are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described in this Joint Proxy Statement-Prospectus. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The merger is subject to the prior approval of the Federal Deposit Insurance Corporation, pursuant to the Bank Merger Act. In evaluating the merger, the FDIC is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if-

     . it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or
     . its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the FDIC should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     The merger may not be consummated until the 15th day following the date of the FDIC approval, during which time the United States Department of Justice is afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the FDIC, unless a court of competent jurisdiction should specifically order otherwise.

     The merger is also subject to the prior approval of the North Carolina Banking Commission and the North Carolina Commissioner of Banks. United and Community have filed an application with the

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

North Carolina Commissioner of Banks for authority to merge Catawba Valley Bank and Northwestern National Bank, and for permission to operate the former offices of Northwestern National Bank under the name "Northwestern Bank, a division of Catawba Valley Bank."

     United and Community have also filed notice of the proposed transaction with the Federal Reserve Board and the Office of the Comptroller of the Currency.

     Any regulatory approval that imposes material changes to the merger agreement or other material conditions could necessitate a resolicitation of shareholder approval.

Waiver, Amendment, and Termination

     To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties before or after shareholder approval of the merger agreement. However, no amendment may be made which modifies the consideration to be received by Community without the further approval of the Community shareholders. In addition, prior to or at the filing of the Articles of Merger with the North Carolina Secretary of State either Community or United, or both, acting through their respective Boards of Directors, may:

     . waive any default in the performance of any term of the merger agreement by the other party;
     . waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement; and
     . waive any of the conditions precedent to the obligations of such party under the merger agreement,

except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation and provided that such waiver would not adversely affect the interests of the waiving party or its shareholders. No such waiver will be effective unless written and unless executed by a duly authorized officer of Community or United as the case may be.

     The merger agreement may be terminated and the merger abandoned at any time prior to the merger effective time, notwithstanding its approval by the shareholders of United and Community:

     .    by the mutual agreement of United and Community;
     .    by United if:
          - the conditions to United's obligations have not been satisfied or waived by February 28, 2003;
          - Community violates or does not fulfill, in any material respect, it obligations, covenants or agreements contained in the merger agreement;
          - Community is in breach, in any material respect, of the representations and warranties provided to United in the merger agreement and certificates or other documents delivered to United by Community pursuant to the merger agreement;
          - either the United shareholders or the Community shareholders do not approve the merger;
          - the average daily last sales price of United common stock for the twenty day trading period ending on the fifth business day prior to the Special Meeting of Community's shareholders called to approve the merger is less than $12.80; or

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

          - any environmental survey undertaken by United on the real property of Community indicates that (i) there likely has been a discharge, disposal or release of certain hazardous substances on the property, (ii) following the merger United could become responsible for the remediation or removal of such hazardous substance and liable for monetary damages, and (iii) the amount of expenses or liability which could occur as the result of such hazardous substance would equal or exceed $250,000.
     .    by Community if:
          - the conditions of Community's obligations have not been satisfied or waived by February 28, 2003;
          - United violates or does not fulfill, in any material respect, it obligations, covenants or agreements contained in the merger agreement;
          - United is in breach, in any material respect, of the representations and warranties provided to Community in the merger agreement and certificates or other documents delivered to Community by United pursuant to the merger agreement;
          - either the United shareholders or the Community shareholders do not approve the merger agreement; or
          - prior to the effective time of the merger, Community receives an acquisition proposal that the Community Board of Directors determines is more favorable to the Community shareholders.

     If the merger is terminated as described above, the merger agreement will become void and have no effect, except that certain of its provisions including those relating to the obligations to maintain the confidentiality of certain information and the return of all documents obtained from the other party, will survive.

     In the event Community terminates the merger agreement because it has received a more favorable acquisition proposal and within 18 months of termination of the merger agreement it consummates a transaction with the party that made the more favorable proposal, Community is required to make a $1 million cash payment to United.

     In the event Community terminates the merger agreement because United violated or failed to perform its obligation under the merger agreement, United is required to make a cash payment to Community in the amount of $1 million.

Management and Operations After the Merger

     As soon as practicable following the merger and subject to any necessary regulatory and shareholder approval, the United Board will take steps to have the Board of United be comprised of twelve individuals, eight of whom shall be current members of the Board of Directors of United and four of whom shall be current members of the Board of Directors of Community. Ronald S. Shoemaker, President of Community, shall be one of the four Community directors elected to the United Board of Directors.

     In order to assure itself of Mr. Shoemaker's continued assistance and employment following the merger, United has agreed that it will enter into a new employment agreement with Mr. Shoemaker. The proposed new agreement would provide for Mr. Shoemaker to be employed by United, as an Executive Vice President,and by its subsidiary, Catawba Valley Bank, as Regional President, for a two-year term at an initial base salary of $150,000. In addition, will be entitled to receive normal and customary employee benefits associated with his position, and on the first anniversary of the completion of the merger, United will become obligated to provide Mr. Shoemaker and his spouse health and dental

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

insurance until each attains age 70 and to pay the premiums on a $500,000 term life insurance policy owned by Mr. Shoemaker's spouse until he attains age 70. Further, Mr. Shoemaker has agreed to enter into a two year non-compete agreement under which he will agree not to compete with United during the term of his employment with United and for a period of two years thereafter should he terminate his employment. In consideration for entering into the non-compete agreement, Mr. Shoemaker will be paid an aggregate of $60,000. In the event the merger is completed prior to March 31, 2003, Mr.Shoemaker will also be entitled to receive a one-time bonus in the amount of $390,000 from Community.

Effect on Certain Benefit Plans

     At the merger effective time, each Community stock option granted by Community under its 1993 Incentive Stock Option Plan that is outstanding at the effective time of the merger, whether or not exercisable, will be converted into and become a right with respect to United common stock, and United will assume each Community stock option, in accordance with the terms of the 1993 Incentive Stock Option Plan and stock option agreement by which it is evidenced. However, from and after the merger effective time:

     . United and its Executive Committee will be substituted for Community and the committee of the Community Board (including, if applicable, the entire Board of Directors of Community) administering such Community stock plan;
     . each Community stock option assumed by United may be exercised solely for shares of United common stock;
     . the number of shares of United common stock subject to such Community stock option will be equal to the number of shares of Community common stock subject to such Community stock option immediately prior to the merger effective time multiplied by the exchange ratio for the exchange of United common stock for Community common stock in the merger, rounded to the nearest whole share; and
     . the per share exercise price under each such Community stock option will be adjusted by dividing the per share exercise price under each such Community stock option by the exchange ratio referenced above, rounded to the nearest cent.

Federal Income Tax Consequences of the Merger


         The merger is intended to qualify as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code. Dixon Odom PLLC, United's independent public accountants, has rendered its opinion to United and Community that the merger will constitute such a reorganization. In delivering its opinion, Dixon Odom received and relied upon certain representations of officers of Community and United and certain other factual assumptions, information, data, documentation and other materials as it deemed necessary.


         Neither United nor Community intends to seek a ruling from the IRS as to the federal income tax consequences of the merger. Community's shareholders should be aware that the opinion of Dixon Odom PLLC will not be binding on the IRS or the courts. Community's shareholders also should be aware that some of the tax consequences of the merger are governed by provisions of the Internal Revenue Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

         The tax opinion states that, provided the assumptions stated therein are satisfied, the merger of Community into United and the immediately following merger of Northwestern into Catawba will

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

constitute one or more reorganizations as defined in Section 368(a) of the Code, and the following federal income tax consequences will result:

     Shareholders That Receive Only United Common Stock. No gain or loss will be recognized by the Community shareholders that receive only United common stock in the merger. The aggregate federal income tax basis of the United common stock received by each of those Community shareholders will be the same as the aggregate federal income tax basis of the shareholder's Community common stock. The holding period of the shares of the United common stock received by each of those Community shareholders will include the period for which the exchanged Community common stock was held as a capital asset by the Community shareholder as of the date of the merger.

     Shareholders That Receive Both United Common Stock and Cash. Community shareholders who receive a combination of United common stock and cash, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the United common stock received pursuant to the merger over the adjusted tax basis of Community common stock surrendered) and
(2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Shareholders should consult their tax advisors regarding the manner in which cash and United common stock should be allocated among different blocks of Community common stock. Any recognized gain will generally be long-term capital gain if the shareholder's holding period with respect to the Community common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See - "Possible Treatment of Cash as a Dividend" below.

     The aggregate tax basis of United common stock received by a Community shareholder that exchanges its shares of Community common stock for a combination of United common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Community common stock surrendered for United common stock and cash, reduced by the amount of cash received by the shareholder pursuant to the merger (excluding any cash received instead of a fractional share of United common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the shareholder on the exchange. The holding period of the United common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Community common stock surrendered.

     Shareholders That Receive Only Cash. In general, any cash received by Community's shareholders who receive only cash for their shares (either in the merger or through the exercise of dissenters' rights) will be treated as a distribution in redemption of their shares. Those shareholders generally will recognize capital gain or loss, as applicable, equal to the difference between the amount of cash they receive and their tax basis in their shares of Community stock. However, it is possible that, in some circumstances, the full amount of cash received by one of those Community shareholders (not just the amount in excess of the shareholder's tax basis in the Community shares) could be treated as a dividend and be taxed as ordinary income. Whether a Community shareholder's receipt of cash will be treated as a redemption or a dividend will vary depending on the circumstances of the individual shareholder.


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


     Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder's deemed percentage stock ownership of United. For purposes of this determination, the shareholder is treated as if it first exchanged all of its shares of Community common stock solely for United common stock and then United immediately redeemed (the "deemed redemption") a portion of the United common stock in exchange for the cash the shareholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the shareholder or (2) "not essentially equivalent to a dividend."

     The deemed redemption will generally be "substantially disproportionate" with respect to a shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of United. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of United that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of United that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a shareholder's option to purchase in addition to the stock actually owned by the shareholder. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

     These rules are complex and dependent upon the specific factual circumstances particular to each shareholder. Consequently, each shareholder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such shareholder.

     Cash Received Instead of a Fractional Share. A shareholder who receives cash instead of a fractional share of United common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the shares of Community common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Community common stock is more than one year at the effective time of the merger.

     United and Community. Neither United nor Community will recognize gain solely as a result of the merger, except that gain or loss may be recognized on the recapture of tax attributes, including but not limited to the recapture of bad debt reserves.

     Community's shareholders are urged to consult their own tax advisors regarding specific tax consequences to them of the merger and the exchange of their Community stock for United stock or cash.

     Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives United common stock pursuant to the merger attach to such shareholder's federal income tax return for the taxable year in which the merger occurs, a complete statement of all the facts pertinent to the non-recognition of gain or loss upon the Merger. Shareholders should consult their own tax advisors regarding the disclosure requirements.

     The foregoing discussion is intended only as a summary of material federal income tax consequences of the merger to the shareholders of Community and does not purport to be a complete description of all potential tax effects of the merger. The discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as:

     .    dealers in securities;
     .    banks;
     .    insurance companies;
     .    tax-exempt organizations;
     .    non-United States persons;
     . shareholders who do not hold their shares of Community common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code; and
     . shareholders who acquired their shares of Community common stock pursuant to the exercise of options or otherwise as compensation.

     In addition, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Moreover, the tax consequences to holders of Community options, if any, are not discussed. The discussion is based upon the Internal Revenue Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing is subject to change and any such change could affect the continuing validity of this discussion. Community shareholders are urged to consult their own tax advisors concerning the particular federal, state, local and foreign tax consequences of the merger to them.

Accounting Treatment

     The merger will be treated as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, at the effective time of the merger, Community's assets and liabilities will be recorded at their respective fair values and added to those of United. The excess of the cost over the fair value of the assets acquired will be recorded as good will on United's books. United financial statements after the effective time of the merger will reflect the assets and liabilities of Community, but United's financial statements will not be restated retroactively to reflect Community's historical financial position or results of operations.

     All unaudited pro forma condensed combined financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair values of Community's tangible and identifiable intangible assets and liabilities. In a addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Community and United. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the net fair value of the assets and liabilities of Community as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Expenses and Fees

     The merger agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including legal, accounting and financial advisory fees. All expenses associated with the printing and mailing of this Joint Proxy
Statement-Prospectus will be shared by United and Community equally.

Resales of United Common Stock

     United common stock to be issued to shareholders of Community in connection with the merger will be registered under the Securities Act of 1933, as amended. All shares of United common stock received by Community shareholders will be freely transferable upon consummation of the merger by those shareholders who were not "affiliates" of Community. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Community (generally, this will include executive officers, directors, and 10% or greater shareholders).


                               DISSENTERS' RIGHTS

         Article 13 (entitled "Dissenters' Rights") of the North Carolina Business Corporation Act sets forth the rights of the shareholders of United and Community who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights under the North Carolina Business Corporation Act. A copy of Article 13 of the North Carolina Business Corporation Act is attached as Appendix IV hereto.

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

     If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

          (a) you must give to your company and your company must actually receive, before the vote at your special shareholders' meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the North Carolina Business Corporation Act); and

          (b) you must not vote in favor of the merger (a failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the merger or direction to abstain, will constitute a waiver of your dissenters' rights).

     If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13 of the North Carolina Business Corporation Act.

     If you are a Community shareholder, any notices should be addressed to Community Bancshares, Inc., 1301 Westwood Lane, Westwood Village, North Wilkesboro, North Carolina 28697, attention: Ronald S. Shoemaker. If you are a United shareholder, any notices should be addressed to United Community Bancorp, 1039 Second Street, NE, Hickory, North Carolina 28601-3843, attention: R. Steve Aaron. The notice must be executed by the holder of record of shares of common stock as to which dissenters' rights are to be exercised. A beneficial owner may assert dissenters' rights only if he dissents with respect to all Community or United common stock of which he is the beneficial owner. With respect to shares of Community or United common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters' rights if such beneficial holder also submits to Community or United the record holder's written consent to such exercise not later than the time such beneficial holder asserts the dissenters' rights. A record owner, such as a broker, who holds shares of Community common stock as a nominee for others, may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Community or United common stock beneficially owned by any one person. In such case, the notice submitted by such broker as record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person's shares.

     If you properly dissent and the merger is approved, Community or United must mail by registered or certified mail, return receipt requested, a written dissenters' notice to you. This notice must be sent no later than ten days after the shareholder approval of the merger. The dissenters' notice will state where your payment demand must be sent, and where and when certificates for shares of Community or United common stock must be deposited; supply a form for demanding payment; set a date by which Community or United must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is mailed); and include a copy of Article 13 of the North Carolina Business Corporation Act.

     If you receive a dissenters' notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters' notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters' notice, you are not entitled to payment for your shares under the North Carolina Business Corporation Act.

     Within 30 days after receipt of your demand for payment, United is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

     . Community's or United's most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;
     .   an explanation of how United estimated the fair value of the shares;
     .   an explanation of the interest calculation;
     . a statement of the dissenters' right to demand payment (as described below); and
     .   a copy of Article 13 of the North Carolina Business Corporation Act.

     If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Community or United must return your deposited certificates. If after returning your deposited certificates the merger is consummated, Community or United must send you a new dissenters' notice and repeat the payment demand procedure.

     Demand for Payment. You may, however, notify United in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by United if:

     (a) you believe that the amount paid is less than the fair value of Community or United common stock or that the interest is incorrectly calculated;
     (b) United fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or
     (c) the merger not having been consummated, Community or United does not return your deposited certificates within 60 days after the date set for demanding payment.

   You waive the right to demand payment unless you notify United of your demand in writing within 30 days of United's payment of its estimate of fair value (with respect to clause (a) above) or Community's or United's failure to perform (with respect to clauses (b) and (c) above). If you fail to notify Community or United of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder's dissent and demand for payment.

     Appraisal Proceeding. If your demand for payment remains unsettled, you may commence a proceeding within 60 days after the earlier of (a) the date of your payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If you do not commence the proceeding within such 60-day period, you shall be deemed to have withdrawn the dissent and demand for payment.

     The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Community or United if the court finds that either did not comply with the statutes; or (b) against Community, United or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Community or United, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

     The summary set forth above does not purport to be a complete statement of the provisions of the North Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the North Carolina Business Corporation Act, which are included as Appendix IV to this Joint Proxy Statement-Prospectus. If you intend to exercise your dissenters' rights, you are urged to review carefully Appendix IV and to consult with legal counsel so as to be in strict compliance therewith.

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

                      DESCRIPTION OF UNITED'S CAPITAL STOCK

     The following is a summary of the material provisions of United's Articles of Incorporation and Bylaws relating to the rights of holders of capital stock of United.

General

     The Articles of Incorporation of United authorize the issuance of capital stock consisting of 9,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of no par value preferred stock. As of September 10, 2002, 2,725,631 shares of United common stock issued and outstanding and no shares of United preferred stock issued and outstanding.

     After consummation of the merger, pursuant to which 70% of the shares of Community's common stock will be exchanged for an aggregate of 1,462,880 shares of United common stock, and assuming the price of United's common stock used to calculate the exchange ratio is $16.80 per share, United would have 4,182,111 shares outstanding, subject to the exercise of dissenters' rights.

     In the future, the authorized but unissued and unreserved shares of United common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of United common stock would be issued, no shareholder approval will be required for the issuance of those shares. See page __ for a discussion of the rights of the holders of United common stock as compared to the holders of Community common stock.

Common Stock

     General. Each share of United common stock has the same relative rights as, and is identical in all respects to, each other share of United common stock.

     Dividend Rights. As a North Carolina corporation, United is not directly subject to the restrictions on the payment of dividends applicable to Catawba Valley Bank or First Gaston Bank. Holders of shares of United common stock will be entitled to receive such cash dividends as the Board of Directors of United may declare out of funds legally available therefor. However, the payment of dividends by United will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. After the merger is consummated, the ability of United to pay dividends to the holders of shares of United common stock will, at least initially, be completely dependent upon the amount of dividends Catawba Valley Bank and First Gaston Bank pays to United. See "Comparison of the Rights of Shareholders - Payment of Dividends."

     Voting Rights. Each share of United common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the Board of Directors of United is comprised of eight directors, all of whom are elected annually. However, upon the effective time of the merger, four Community directors will be added to United's Board of

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Directors. At the first annual meeting of shareholders of United following the effective time of the merger, United's Board of Directors will be classified into terms of one, two and three years so that approximately one-third of the directors will be elected each year. Shareholders of United are not entitled to cumulate their votes for the election of directors. See "Comparison of the Rights of Shareholders - Voting Rights."

     Liquidation Rights. In the event of any liquidation, dissolution, or winding up of United, the holders of shares of United common stock will be entitled to receive, after payment of all debts and liabilities of United, all remaining assets of United available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of Catawba Valley Bank or First Gaston Bank, United, as the holder of all shares of Catawba Valley Bank common stock and all shares of First Gaston Bank common stock, would be entitled to receive payment of all debts and liabilities of Catawba Valley Bank or First Gaston Bank (including all deposits and accrued interest thereon) and all remaining assets of Catawba Valley Bank or First Gaston Bank available for distribution in cash or in kind.

     Preemptive Rights; Redemption. Holders of shares of United common stock will not be entitled to preemptive rights with respect to any shares that may be issued. United common stock is not subject to call or redemption.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

     General. The following is a summary of the material provisions of United's Articles of Incorporation and bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of United (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and bylaws are to the United Articles of Incorporation and bylaws in effect as of the date of this Joint Proxy Statement-Prospectus.

     Classification of the Board of Directors. Currently, the bylaws provide that the Board of Directors of United shall be divided provided there are nine or more directors, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve for the remainder of the term of the present term of office of the class to which he or she was elected. At the current time, there are eight members of the Board of Directors, each serving a one year term. Upon the effective time of the merger, four directors from Community will be added to United's Board of Directors. At the first annual meeting of shareholders following the effective time of the merger, the classification of directors elected to one, two and three year terms will take effect. As a result, approximately one-third of the members of the Board of Directors of United will be elected each year, and two annual meetings will be required for United's shareholders to change a majority of the members constituting the Board of Directors of United.

     Removal of Directors, Filling Vacancies. United's Bylaws provide that:

     . shareholders may remove one or more of the directors with or without cause;
     . a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and


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     .   a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

     Vacancies occurring in the Board of Directors of United may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

     Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of United may amend or repeal the bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of United. Generally, the shareholders of United may adopt, amend, or repeal the bylaws in accordance with the North Carolina Business Corporation Act.

     Special Meetings of Shareholders. United's bylaws provide that special meetings of shareholders may be called only by the Chairman of the Board, President, or a majority vote of the Board of Directors of United.

Transfer Agent and Registrar

     The transfer agent and registrar for the United common stock is First-Citizens Bank & Trust Company.

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                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     General. Upon consummation of the merger, shareholders of Community who elect or are required to receive shares of common stock of United, will become shareholders of United. Certain legal distinctions exist between owning United common stock and Community common stock. The shareholders of United will be governed by and subject to the Articles of Incorporation and bylaws of United rather than the Articles of Incorporation and bylaws of Community. While both United and Community are corporations governed by the laws of the State of North Carolina applicable to business corporations, there are certain distinctions and differences in the documents governing both corporations. Neither the Community common stock nor the United common stock is insured by the FDIC or guaranteed by the issuer and are both subject to investment risk, including the possible loss of value.

     The following is a discussion of the major legal issues associated with owning common stock of either United or Community. While there are some differences in the shareholder ownership rights, these differences are not material. Both United and Community are North Carolina chartered corporations governed by North Carolina corporate law, and both have materially similar Articles of Incorporation and bylaws.

     Capital Structure. Community's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $3.00 per share, and up to 1,000,000 shares of preferred stock, par value $6.00 per share, and there are currently 1,631,402 shares of Community common stock and no shares of Community preferred stock issued and outstanding. United's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of capital stock consisting of 9,000,000 shares of $1.00 par value common stock and 1,000,000 shares of no par value preferred stock. As of October 15, 2002, 2,719,231 shares of United common stock were issued and outstanding. No shares of preferred stock are issued and outstanding.

     Voting Rights. In general, each holder of Community common stock and United common stock is entitled to one vote per share on all matters submitted to a vote of shareholders.

     In the election of directors, each holder of Community common stock and of United common stock has the right to vote the number of shares owned by him or her on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of Community or United.

     Directors. The Articles of Incorporation and bylaws of Community provide that the Board of Directors of Community shall have from nine to twelve members, and the Board of Directors of Community currently has nine members. The bylaws of United provide that the Board of Directors of United shall have from eight to eighteen members, and the Board of Directors of United currently has eight members. United's bylaws provide that if there are less than nine directors, the members shall be elected for one-year terms and if there are nine or more directors, the Board shall be divided into three classes, approximately equal in number, and elected to staggered three year terms. Upon consummation of the merger, at the first annual meeting of shareholders after the effective time of the merger, four directors from Community will be added to the Board of Directors of United and at that meeting the Board of Directors will be staggered into terms of one, two and three years, and each year, one class of the directors will come up for election resulting in director terms of three years.

     Rights to Repurchase Stock. Under the Bank Holding Company Act, United and Community each may purchase its own stock in the open market subject to certain capital adequacy considerations

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

and the availability of funds therefor. United may consider repurchases of its stock in the future, but there can be no assurance that United will conduct such repurchases.

     Payment of Dividends. United and Community are limited by certain restrictions imposed generally on North Carolina corporations. Subject to certain limitations and exceptions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. After the merger effective time, United will have its primary source of funds for the payment of dividends from dividends of Catawba Valley Bank and First Gaston Bank. Both Catawba Valley Bank and First Gaston Bank are North Carolina chartered banks and the ability of both banks to pay dividends on their common stock to United is restricted by North Carolina banking laws and tax considerations related to state-chartered banks. North Carolina law imposes restrictions on the ability of all banks chartered under North Carolina law to pay dividends. Catawba Valley Bank and First Gaston Bank may only pay dividends out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. In addition, banking regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to insure the financial soundness of the bank.

     Limitation of Liability and Indemnification of Directors, Officers and Employees. The Articles of Incorporation of both Community and United eliminate a director's personal liability for breach of duty as a director to the fullest extent permitted by law.

     The bylaws of both Community and United provide for indemnification to the fullest extent permitted by law. Under the Federal Deposit Insurance Act, both Community and United would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. Currently, there is no pending or threatened litigation involving United or Community for which indemnification might be sought.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United pursuant to the foregoing provisions, United has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Limitation of liability and indemnification provisions may discourage or deter shareholders or management from bringing a lawsuit against former directors for breach of duty, even though such action, if successful, might otherwise have benefited the corporation and its shareholders.

     Change in Control Regulation. United and Community are subject to the protection of the North Carolina Control Share Acquisition Act. United is also subject to the North Carolina Shareholder Protection Act. Community's Articles of Incorporation, however, exempt it from the provisions of the North Carolina Shareholder Protection Act.

     Pursuant to the North Carolina Shareholder Protection Act, no business combination (defined to include any merger, consolidation, merger or sale of all or any substantial part of the corporation's assets) involving a corporation which has a class of securities registered under the Securities Exchange Act of 1934, as amended, and any entity that is the beneficial owner, directly or indirectly, of more than

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

20% of the corporation's voting shares may be consummated unless the holders of 95% of the outstanding voting shares approve the business combination. This provision does not apply if the parties comply with certain requirements relating to the value of the consideration paid in the business combination, the composition of the corporation's board of directors, the disclosure to shareholders regarding the business combination and other procedural matters. Neither Community nor United has opted out of the Shareholder Protection Act.

     The North Carolina Control Share Acquisition Act applies to a corporation that is incorporated in North Carolina and that has substantial assets in North Carolina, its principal place of business or a principal office within North Carolina, a class of securities registered under the Exchange Act and more than 10% of its shareholders reside in North Carolina or more than 10% of its shares held by North Carolina residents. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires "control shares" in a subject corporation. Control shares are shares that, when added to all other shares of the subject corporation beneficially owned by a person, would entitle that person to voting power equal to or greater than a stated percentage of all voting power. Without shareholder approval by "disinterested shareholders," the shares acquired by the acquiror have no voting rights. Disinterested shareholders are shareholders other than the acquiror and the employee-directors of the subject corporation. If the shares held by the acquiror are accorded voting rights pursuant to the procedure described above and the acquiror beneficially holds more than 50% of the voting power for the election of directors, each of the corporation's other shareholders have the right to require that the corporation redeem their shares at a price not less than the highest price per share paid by the acquiror for any of its shares. Neither Community nor United has opted out of the Control Share Acquisition Act.

     The acquisition of more than ten percent of either the outstanding United common stock or the outstanding Community common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act. The Federal Reserve Board has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control, either directly or indirectly, of a bank holding company, to provide 60 days' prior written notice and certain financial and other information to the Federal Reserve Board. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under Federal Reserve Board regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

     Prior approval of the Federal Reserve would be required for any acquisition of control of Community or United by any bank holding company under the Bank Holding Company Act. Control for purposes of the Bank Holding Company Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of Community or United. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the Bank Holding Company Act.

     The Securities Exchange Act of 1934, as amended, requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the

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

purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.

     Constituency Clause. United's Articles of Incorporation provide that in determining what is in the best interests of United, the Board of Directors of United may consider, among other things, the social and economic effects of the matter to be considered (including a change of control) on United and its employees, customers, creditors and the community in which United operates. Community's Articles of Incorporation contain a similar provision, which gives Community's Board of Directors the authority to weigh the social and economic effects of a proposed transaction on the employees, customers, suppliers and other constituents of Community and on the communities in which Community operates or is located.

     Bylaws. No material differences exist between the bylaws of Community and the bylaws of United. Upon request, Community will provide its shareholders with copies of the bylaws of both Community and United free of charge. Requests should be made to Ronald S. Shoemaker, at (336) 903-0600 or mailed to Community's main office, located at 1301 Westwood Lane, Westfield Village, Wilkesboro, North Carolina 28697-2628, Attention Ronald S. Shoemaker.

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                            INFORMATION ABOUT UNITED

United

     General. United is a business corporation incorporated under the laws of the State of North Carolina on March 8, 1999. The only office of United, and its principal place of business, is located at 1039 Second Street, NE, Hickory, North Carolina 28601. United's telephone number is (828) 431-2300.

     United was organized for the purpose of becoming the holding company of Catawba Valley Bank which was effected at the close of business on June 30, 1999. On December 31, 2001, United acquired First Gaston Bank and elected to be designated as a financial holding company with the Federal Reserve Board.

     Property. United neither owns nor leases any real or personal property but utilizes the premises and property of Catawba Valley Bank without the payment of any rental fees to Catawba Valley Bank.

     Competition. The primary business of United is the ongoing business of Catawba Valley Bank and First Gaston Bank. Therefore, the competitive conditions faced by United are the same as those faced by Catawba Valley Bank and First Gaston Bank. In addition, many banks and financial institutions have formed, or are in the process of forming holding companies. It is likely that these holding companies will attempt to acquire banks, thrift institutions or companies engaged in bank-related activities. Thus, United faces competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions.

     Employees. United does not have any employees other than its management. It utilizes the support staff of Catawba Valley Bank and First Gaston Bank from time to time without the payment of any fees to either bank.

Catawba Valley Bank

     Catawba Valley Bank engages in general banking business in the City of Hickory and portions of the four counties called the Unifour area (Catawba, Burke, Caldwell and Alexander counties, North Carolina). Its operations are primarily retail-oriented and aimed at individuals and small- to medium-sized businesses located in its market area. Catawba Valley Bank provides most traditional commercial and consumer banking services, including:

     .  personal and commercial checking and savings accounts;

     .  money market accounts;

     .  certificates of deposit; and

     . individual retirement accounts and related business and individual banking services.


     Catawba Valley Bank's lending activities include making commercial loans to individuals and small- to medium-sized businesses located primarily in its market area for various business purposes and various consumer-type loans to individuals, including installment loans, equity lines of credit, overdraft checking credit and credit cards. Also, Catawba Valley Bank makes residential mortgage loans to its customers, which Catawba Valley Bank then sells to another mortgage lender. Catawba Valley Bank issues ATM cards which allow its customers to access their deposit accounts at the automated teller machines of other banks who are linked to the STAR system. Catawba Valley Bank also issues debit cards which allows its customer to have point of sale transactions at various merchants. Catawba Valley

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


Bank provides Internet and electronic banking services for its customers. Catawba Valley Bank does not provide trust services and leasing services, except through a correspondent bank.

     Catawba Valley Bank operates four offices, each of which are full-service offices. Catawba Valley Bank's main office is located at 1039 Second Street N.E., in Hickory and Catawba Valley Bank's West Hickory branch is located at 1445 Second Avenue, NW. Catawba Valley Bank also has a Newton branch office located at 2675 Northwest Boulevard, Newton, North Carolina. Catawba Valley Bank's fourth full service office opened in March of 2001 and is located at 2444 Springs Road in Hickory. Catawba Valley Bank also operates a mortgage loan office located at 1125 Second Street NE, Hickory. Catawba Valley Bank has a subsidiary called Valley Financial Services, Inc. that provides for various insurance and other financial products through third party affiliations.

     Commercial banking in Catawba County, and in North Carolina as a whole is extremely competitive with state laws permitting statewide branching. Catawba Valley Bank competes directly for deposits in its market area with other commercial banks, credit unions, brokerage firms and all other organizations and institutions engaged in money market transactions. In its lending activities, Catawba Valley Bank competes with all other financial institutions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. In Catawba Valley Bank's market are, eleven commercial banks operate with multiple offices. Catawba Valley Bank's predominant competitors are Branch Banking and Trust Company, Bank of Granite and People's Bank. These three institutions control approximately 61% of the market's deposits.

     Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions. Office locations, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. Catawba Valley Bank's predominant competitors have greater resources, broader geographic markets and higher lending limits. They can offer more products, and can better afford and make more effective use of media advertising, support services and electronic technology than Catawba Valley Bank. Catawba Valley Bank depends on its reputation as a community bank in its local market, direct customer contact, its ability to make credit and other business decisions locally, and personalized service to counter these competitive disadvantages.

First Gaston Bank

     At June 30, 2002, First Gaston Bank had total assets of approximately $151 million, total deposits of approximately $123 million and total shareholders' equity of approximately $13 million.

     The principal office of First Gaston Bank is located at 804 South New Hope Road, Gastonia, North Carolina 28054. Its telephone number is (704) 865-4202.

     First Gaston Bank was incorporated on March 16, 1995, as a North Carolina-chartered bank holding company, and opened for business on June 11, 1995. Its deposits are insured by the Bank Insurance Fund of the FDIC.

     First Gaston Bank operates for the primary purpose of serving the banking needs of its customers in its market area, while developing a personal, home-town association with its customers. The Bank offers a wide range of banking services, including:

     .   checking and savings accounts;

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     .   certificates of deposit;
     .   individual retirement accounts;
     .   commercial, installment, mortgage and personal loans; and
     .   safe-deposit boxes, and other associated services.

Specifically, First Gaston Bank makes mortgage loans collateralized by residential real estate; home equity loans, which predominately are second mortgage loans collateralized by the equity in a home; consumer loans, which are collateralized by consumer products, such as automobiles, or are unsecured; commercial business loans; commercial real estate loans; and other loans.

     First Gaston Bank's primary sources of revenue are interest income from general lending activities, primarily consisting of commercial loans and first mortgage loans for residential real property located in North Carolina, and interest income from its consumer lending activities, including home equity loans. First Gaston Bank also earns revenues from interest on other loans, interest and dividend income from investments, and fees from lending and deposit activities. The major expenses of First Gaston Bank are interest on deposits and borrowings and general administrative expenses such as salaries and employee benefits, data processing expense, office occupancy and equipment expenses.

     First Gaston Bank's market area consists of the city of Gastonia, North Carolina and the cities of Belmont and Mount Holly and parts of Gaston County, North Carolina. The total population of Gaston is approximately 62,000 people and the total population of Gaston County is approximately 182,000 people.

     First Gaston Bank opened a branch office in Belmont, North Carolina in October 1995 and a branch office in Mount Holly, North Carolina in March 1996. First Gaston Bank operates all locations as full-service offices. First Gaston Bank acquired its branch office located at 120 West Wilkins Street in Dallas, North Carolina on October 31, 2002.

     First Gaston Bank constructed a new office building at its main location at 804 South New Hope Road in Gastonia during 1996. The new building was occupied on August 12, 1996.

     Commercial banking in Gaston County, and in North Carolina as a whole, is extremely competitive with state laws permitting statewide branching. First Gaston Bank competes directly for deposits in its market area with other commercial banks, credit unions, brokerage firms and all other organizations and institutions engaged in money market transactions. In its lending activities, First Gaston Bank competes with all other financial institutions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. In First Gaston Bank's market area, nine commercial banks operate with multiple offices. First Gaston Bank's predominate competitors are Branch Banking and Trust Company and First Union National Bank (Wachovia Bank, N.A.). These two institutions control approximately 42.5% of the market.

     Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions. Office locations, office hours, customer service, community reputation and continuity of personnel are also important competitive factors. Community's predominant competitors have greater resources, broader geographic markets and higher lending limits. They can offer more products, and can better afford and make more effective use of media advertising, support services and electronic technology than First Gaston Bank. First Gaston Bank depends on its reputation as a community bank in its local market, direct customer contact, its ability to make credit and other

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business decisions locally, personalized service, and Saturday banking to counter these competitive disadvantages.

                           INFORMATION ABOUT COMMUNITY

General

     Community is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of Northwestern National Bank, Wilkesboro, North Carolina. Community was incorporated under the laws of the State of North Carolina on June 11, 1990 as a mechanism to enhance Northwestern National's ability to serve its future customers' requirements for financial services. The holding company structure provides flexibility for expansion of Community's banking business through acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws.

     Northwestern National commenced operations on January 17, 1992 in a permanent facility located at 1600 Curtis Bridge Road in Wilkesboro, North Carolina. It opened full-service branches in North Wilkesboro in 1994, in Millers Creek in 1996, and in Taylorsville in 1997. During 2001, Northwestern National opened two loan production offices located in West Jefferson, North Carolina, and Boone, North Carolina, both of which have been converted into full-service branches. In addition, Community also operates a loan production office in Lenoir, North Carolina, which began operations in December 2001.

     Northwestern National is a full-service commercial bank, without trust powers. It offers a full range of interest bearing and non-interest bearing accounts and loan products, including:

     .   commercial and retail checking accounts;
     .   money market accounts;
     .   individual retirement accounts;
     .   regular interest bearing statement savings accounts;
     .   certificates of deposit;
     .   commercial loans;
     .   real estate loans; and
     .   home equity loans and consumer/installment loans.

In addition, Northwestern National provides such consumer services as:

..  U.S. Savings Bonds;
..  travelers checks;
..  cashier's checks;
..  safe deposit boxes;
..  bank by mail services; and
..  direct deposit and automatic teller services.

     Community's operations include two primary business segments - banking and mortgage activities. Community, through Northwestern National, provides traditional banking services, including a full range of commercial and consumer banking services. Through its Community Mortgage Corporation

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subsidiary, Community provides mortgage services, including the origination and sale of mortgage loans to various investors, including other financial institutions.

                           REGULATION AND SUPERVISION

Regulation of United and Community

     Federal Regulation. United and Community are subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

     United and Community are required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company or to merge with another bank holding company. Prior Federal Reserve Board approval is required for United and Community to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, either would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

     The merger or consolidation of United or Community with another bank holding company, or the acquisition by United or Community of the stock or assets of a bank, or the assumption of liability by United or Community to pay any deposits in a bank, will require the prior written approval of the primary federal bank regulatory agency of the banks under the federal Bank Merger Act. The decision to approve such a transaction is based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and/or the North Carolina Banking Commission may be required.

     United and Community are required to give the Federal Reserve Board prior written notice of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of either company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

     The status of United or Community as a registered bank holding company under the Bank Holding Company Act does not exempt them from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be

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so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve
Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     .   making or servicing loans;
     .   performing certain data processing services;
     .   providing discount brokerage services;
     .   acting as fiduciary, investment or financial advisor;
     .   leasing personal or real property;
     . making investments in corporations or projects designed primarily to promote community welfare; and
     .   acquiring a savings and loan association.

     In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

     Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

     . a leverage capital requirement expressed as a percentage of total assets;
     . a risk-based requirement expressed as a percentage of total risk-weighted assets; and
     . a Tier 1 leverage requirement expressed as a percentage of total assets.

     The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

     The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

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     The Federal Deposit Insurance Corporation Improvement Act of 1991 requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of:

     .   identified concentrations of credit risks;
     . the exposure of the institution to a decline in the value of its capital due to changes in interest rates; and

     . the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions.

     In addition, the agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that United maintains as a separate subsidiary a depository institution in addition to Catawba Valley Bank.

     Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders and their related interests of a bank holding company and any of its subsidiary banks or non-bank corporations. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

     Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the Federal Deposit Insurance Corporation Improvement Act of 1991.

     Branching. Under the Riegle Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits.

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As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

     North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

Regulation of Catawba Valley Bank and First Gaston Bank

     Catawba Valley Bank and First Gaston Bank are extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of the United, Catawba Valley Bank, or First Gaston Bank.

     State Law. Catawba Valley Bank and First Gaston Bank are subject to extensive supervision and regulation by the North Carolina Commissioner of Banks. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and Catawba Valley Bank and First Gaston Bank are required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of their respective bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

     Deposit Insurance. As a member institution of the FDIC, Catawba Valley Bank's and First Gaston Bank's deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

     Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

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

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of June 30, 2002, Catawba Valley Bank was classified as "well-capitalized" with Tier 1 of 12.3% and Total Risk - Based Capital of 13.5% and Northwestern National Bank was classified as "well capitalized" with Tier 1 of 11.62% and Total Risk - Based Capital of 12.73%.

     The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

     Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the Federal Deposit Insurance Corporation Improvement Act of 1991 described below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Catawba Valley Bank and First Gaston Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

     Federal Deposit Insurance Corporation Improvement Act of 1991. In December 1991, Congress enacted Federal Deposit Insurance Corporation Improvement Act of 1991, which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. The act provides for, among other things:

     . publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants;
     . the establishment of uniform accounting standards by federal banking agencies;
     . the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital;
     . additional grounds for the appointment of a conservator or receiver; and . restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

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     The Federal Deposit Insurance Corporation Improvement Act of 1991 also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

     A central feature of the Act is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to the Act, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

     Federal Deposit Insurance Corporation Improvement Act of 1991 provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. The Act also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

     Miscellaneous. The dividends that may be paid by Catawba Valley Bank and First Gaston Bank are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless Catawba Valley Bank's or First Gaston Bank's capital surplus is at least 50% of its paid-in capital.

     The earnings of Catawba Valley Bank and First Gaston Bank will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

     The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Catawba Valley Bank or Community.

     Catawba Valley Bank and First Gaston Bank cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on Catawba Valley Bank's and First Gaston Bank's operations.

     Community Reinvestment Act. Catawba Valley Bank and First Gaston Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended
(CRA). Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with the examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low and moderate-income neighborhoods. The regulatory agency's assessment of Catawba

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

Valley Bank's and First Gaston Bank's record is made available to the public. Such an assessment is required of any bank which has applied for any application for a domestic deposit-taking branch, relocation of a main office, branch or ATM, merger or consolidation with or acquisition of assets or assumption of liabilities of a federally insured depository institution.

     Under CRA regulations, banks with assets of less than $250,000,000 that are independent or affiliated with a holding company with total banking assets of less than $1 billion, are subject to streamlined small bank performance standards and much less stringent data collection and reporting requirements than larger banks. The agencies emphasize that small banks are not exempt from CRA requirements. The streamlined performance method for small banks focuses on the bank's:

     . loan-to-deposit ratio, adjusted for seasonal variations and as appropriate, other lending-related activities, such as loan originations for sale to secondary markets or community development lending or qualified investments;
     . the percentage of loans and, as appropriate, other lending-related activities located in Catawba Valley Bank's and First Gaston Bank's assessment areas;
     . Catawba Valley Bank's and First Gaston Bank's record of lending to and, as appropriate, other lending-related activities for borrowers of different income levels and businesses and farms of different sizes;
     . the geographic distribution of Catawba Valley Bank's and First Gaston Bank's loans given its assessment areas, capacity to lend, local economic conditions, and lending opportunities; and

     . Catawba Valley Bank's and First Gaston Bank's record of taking action, if warranted, in response to written complaints about its performance in meeting the credit needs of its assessment areas.

     Regulatory agencies will assign a composite rating of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance" to the institution using the foregoing ground rules. A bank's performance need not fit each aspect of a particular rating profile in order for the bank to receive that rating; exceptionally strong performance with respect to some aspects may compensate for weak performance in others, and the bank's overall performance must be consistent with safe and sound banking practices and generally with the appropriate rating profile. To earn an outstanding rating, the bank first must exceed some or all of the standards mentioned above. The agencies may assign a "needs to improve" or "substantial noncompliance" rating depending on the degree to which the bank has failed to meet the standards mentioned above.

     The regulation further states that the agencies will take into consideration these CRA ratings when considering any application and that a bank's record of performance may be the basis for denying or conditioning the approval of an application.

Change of Control

     State and federal law restricts the amount of voting stock of a bank holding company or a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company or bank by tender offer or similar means than it might be to acquire control of another type of corporation.

     Pursuant to North Carolina law, no person may, directly or indirectly, purchase or acquire voting stock of any bank holding company or bank which would result in the change of control of that entity

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

unless the North Carolina Commissioner of Banks first shall have approved such proposed acquisition. A person will be deemed to have acquired "control" of the bank holding company or the bank if he, she or it, directly or indirectly, (i) owns, controls or has the power to vote 10% or more of the voting stock of the bank holding company or bank, or (ii) possesses the power to direct or cause the direction of its management and policy.

     Federal law imposes additional restrictions on acquisitions of stock in bank holding companies and FDIC-insured banks. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group acting in concert must give advance notice to the Federal Reserve or the FDIC before directly or indirectly acquiring the power to direct the management or policies of, or to vote 25% or more of any class of voting securities of, any bank holding company or federally-insured bank. Upon receipt of such notice, the federal regulator either may approve or disapprove the acquisition. The Change in Bank Control Act generally creates a rebuttable presumption of a change in control if a person or group acquires ownership or control of or the power to vote 10% or more of any class of a bank holding company or bank's voting securities; the bank holding company has a class of securities that are subject to registration under the Securities Exchange Act of 1934, as amended; and, following such transaction, no other person owns a greater percentage of that class of securities.

Government Monetary Policy and Economic Controls

     As a bank holding company whose primary asset is the ownership of the capital stock of a commercial bank, United is directly affected by the government monetary policy and the economy in general. The actions and policies of the Federal Reserve Board which acts as the nation's central bank can directly affect money supply and, in general, affect banks' lending activities by increasing or decreasing their costs and availability of funds. An important function of the Federal Reserve Board is to regulate the national supply of bank credit in order to combat recession and curb inflation pressures. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. Government securities, changes in the discount rate and surcharge, if any, on member bank borrowings, and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth of bank loans, investments and deposits, and interest rates charged on loans or paid for deposits. Neither Catawba Valley Bank nor First Gaston Bank is a member of the Federal Reserve System but they are subject to reserve requirements imposed by the Federal Reserve Board on non-member banks. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Recent Legislative Developments

     Effective March 11, 2000, the Gramm-Leach-Bliley Act of 1999, which was signed into law on November 12, 1999, allows a bank holding company to qualify as a "financial holding company" and, as a result, be permitted to engage in a broader range of activities that are "financial in nature" and in activities that are determined to be incidental or complementary to activities that are financial in nature. The Gramm-Leach-Bliley Act amends the Bank Holding Company Act to include a list of activities that are financial in nature, and the list includes activities such as underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve Board is authorized to determine other activities that are financial in nature or incidental or complementary to such activities. The Gramm-Leach-Bliley Act also authorizes banks to engage through financial subsidiaries in certain of the activities permitted for financial holding companies.

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     On September 30, 1996, the Economic Growth and Regulatory Paperwork
Reduction Act of 1996, was enacted which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund and to assure payment of the Financing Corporation obligations. All of the Bank's deposits are insured by the FDIC's Bank Insurance Fund. Under the Growth Act, banks with deposits that are insured under the Bank Insurance Fund are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the Bank Insurance Fund assessment rate to contribute toward the Financing Corporation obligations must be equal to one-fifth the Savings Association Insurance Fund assessment rate through year-end 2000, or until the insurance funds are merged, whichever occurs first. The amount of Financing Corporation debt service to be paid by all Bank Insurance Fund-insured institutions is approximately $0.0126 per $100 of Bank Insurance Fund-insured deposits for each year from 1997 through 2000 when the obligation of BIF-insured institutions increases to approximately $0.0240 per $100 of Bank Insurance Fund-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing the regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Savings Mortgage Disclosure Act.

     Various legislation, including proposals to substantially change the financial institution regulatory system, expand the powers of banking institutions and bank holding companies, and limit the investments that a depository institution may make with insured funds, is from time to time introduced in the U. S. Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined company or any of its subsidiaries.

                                  LEGAL MATTERS

     The validity of the shares of United common stock offered hereby has been passed upon for United by Gaeta & Associates, P.A., Raleigh, North Carolina.

                                     EXPERTS

     The consolidated financial statements of United as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been included herein and in the registration statement of which this document forms a part in reliance on the report of Dixon Odom PLLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Community as of December 31, 2001 and for the year ended December 31, 2001 have been included herein and in the registration statement of which this document forms a part in reliance on the report of Cherry, Bekaert & Holland, L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Community as of December 31, 2000 and for each of the years in the two year period ended December 31, 2000 have been included herein and in the registration statement of

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

which this document forms a part in reliance upon the report of Francis & Co. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  OTHER MATTERS

     The Boards of Directors know of no other business that will be brought before the special meetings. Should other matters properly come before the special meetings, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

                       WHERE YOU CAN GET MORE INFORMATION

     United and Community file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at:

                                 Judiciary Plaza
                                    Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding companies that are required to file reports with it. The address of the Securities and Exchange Commission website is www.sec.gov.

     United filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the issuance of United common stock to Community shareholders in the merger. This Joint Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of United and a proxy statement of each of United and Community for its respective special meeting. As allowed by the SEC rules, this Joint Proxy Statement-Prospectus does not contain all the information contained in the Registration Statement.

     This Joint Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement-Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement-Prospectus, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this Joint Proxy Statement-Prospectus by reference or in our affairs since the date of this Joint Proxy Statement-Prospectus. The information contained in this Joint Proxy Statement-Prospectus with respect to United was provided by United and the information contained in this Joint Proxy Statement-Prospectus with respect to Community was provided by Community.

     Prior to United's formation as the holding company for Catawba Valley Bank in 1999, and its acquisition of First Gaston Bank of North Carolina on December 31, 2001, Catawba Valley Bank and

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

First Gaston Bank were subject to the informational requirements of the Exchange Act and filed reports, proxy statements and other information with the FDIC. Catawba Valley Bank's and First Gaston Bank's filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17/th/ Street, N.W., Room 6043, Washington, DC 20429.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference information into this Joint Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement-Prospectus, except for any information superseded by information in this Joint Proxy Statement-Prospectus. This Joint Proxy Statement-Prospectus incorporates by reference:

     . United's and Community's Annual Reports on Form 10-KSB for the year ended December 31, 2001;
     . Information included in United's 2001 Annual Report to Shareholders, a copy of which accompanies this Joint Proxy Statement-Prospectus, relating to (i) market price of and dividends and related shareholder matters and (ii) management's discussion and analysis of financial condition and results of operations;
     . Information included in Community's 2001 Annual Report to Shareholders, a copy of which accompanies this Joint Proxy Statement-Prospectus, relating to (i) management's discussion and analysis of financial condition and results of operations and (ii) changes in and disagreements with accountants on accounting and financial disclosures;
     . United's and Community's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2002;

     . United's and Community's Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2002, copies of which accompany this Joint Proxy Statement-Prospectus;
     . United's Current Reports on Form 8-K, filed on January 2, 2002, January 22, 2002, August 6, 2002 and October 9, 2002;
     .    Community's Current Report on Form 8-K filed on August 6, 2002; and
     . All current, quarterly and annual reports filed by either United or Community with the SEC prior to the date that shareholders of Community are required to submit their notice of election and letter of transmittal.

     When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this Joint Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement-Prospectus. This Joint Proxy Statement-Prospectus is dated November 14, 2002. You should not assume that the information contained in this Joint Proxy Statement-Prospectus is accurate as of any date other than such date, and neither the mailing of the Joint Proxy Statement-Prospectus to shareholders nor the issuance of United common stock shall create any implication to the contrary.

                                                                      APPENDIX I
                                                                      ----------

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            UNITED COMMUNITY BANCORP

                                      and

                           COMMUNITY BANCSHARES, INC.

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 2nd day of August, 2002 by and between COMMUNITY BANCSHARES, INC. ("Community"), a North Carolina corporation and registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), and UNITED COMMUNITY BANCORP, a North Carolina corporation and registered bank holding company under the BHC Act ("UCB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Community to be merged with and into UCB pursuant to the terms of this Agreement (the "Merger"), which Merger shall be immediately followed by the merger of Northwestern National Bank ("Northwestern"), a national banking association chartered under the laws of the United States, and a wholly owned subsidiary of Community, with and into Catawba Valley Bank ("Catawba"), a North Carolina chartered commercial bank and wholly owned subsidiary of UCB, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

                              ARTICLE I. THE MERGER

     1.1 Merger. Subject to the provisions of this Agreement, as of the Effective Time (as defined in Section 1.12 hereof), Community shall be merged with and into UCB, the separate corporate existence of Community shall cease and the corporate existence of UCB, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. UCB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of UCB and of Community including, without limitation, their stock in their wholly owned subsidiaries, First Gaston Bank of North Carolina ("First Gaston"), a North Carolina chartered commercial bank and wholly owned subsidiary of UCB, Valley Financial Services, Inc. ("Valley"), a North Carolina corporation and wholly owned subsidiary of UCB, Catawba, Northwestern and Community Mortgage Corporation ("CMC"), a North Carolina corporation and a wholly owned subsidiary of Community, and all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to UCB or Community, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of UCB and Community, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of UCB and Community as of the Effective Time.

     1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of UCB in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and, subject to Section 5.4(a) hereof, directors of UCB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

     1.4   Conversion of Shares.
           --------------------

           (a) Community Stock. Except as otherwise provided herein, at the Effective Time, all rights of Community's shareholders with respect to all then outstanding shares of the common stock of Community, $3.00 par value ("Community Stock"), shall cease to exist, and the holders of shares of Community Stock shall cease to be and shall have no further rights as shareholders of Community. At the Effective Time, each such outstanding share of Community Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Community, UCB or any of their subsidiaries, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.9)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of Community Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

           (b) Outstanding UCB Stock. Each share of common stock of UCB, par value $1.00 ("UCB Stock"), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger except to the extent that UCB shareholders exercise Dissenters' Rights.

     1.5   Merger Consideration.
           --------------------

           (a)    Per Share Consideration. Subject to the provisions of this
Article I, at the Effective Time each outstanding share of Community Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by Community, UCB or any of their subsidiaries and for Dissenting Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Community and shall automatically be converted exclusively into the right to receive, at the election of the holder thereof, either: (A) $21.00 in cash, without interest;
(B) a number (the "Exchange Ratio") of shares of UCB Stock as determined pursuant to Section 1.5(b) below; or (C) 30% of the cash amount set forth in clause (A) above and a number of shares of UCB Stock equal to 70% of the Exchange Ratio; provided however, that a holder of Community Stock may, pursuant to Section 1.6, make no election, in which case such share of Community Stock held by such holder shall be converted exclusively into the right to receive the consideration set forth in Section 1.6(e) below with respect to Non-Election Shares (as defined in Section 1.6(b)). The amount of cash into which shares of Community Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Cash Consideration," and the number of shares of UCB Stock into which shares of Community Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as "Stock Consideration." The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration." No share of Community Stock, other than Dissenting Shares (as defined in Section 1.9), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5(a) after the Effective Time.

           (b) Stock Consideration Exchange Ratio. The Exchange Ratio shall be equal to the quotient obtained by dividing $21.00 by the Measurement Price.

           As used herein, the term "Measurement Price" shall mean the average closing price of UCB Stock over the twenty trading days ending on the third trading day prior to the closing of the Merger.

           The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(d) below.

           (c) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Community Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UCB Stock (after taking into account all certificates delivered by such holder under Sections 1.6(c) and 1.8(a) below and the elections made pursuant to
Section 1.6) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UCB Stock multiplied by the market value of one share of UCB Stock at the Effective Time. The market value of one share of UCB Stock at the Effective Time shall be the last sale price of UCB Stock on Nasdaq Market, Inc. SmallCap Market ("Nasdaq") as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UCB, on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

           (d) Anti-Dilution Provisions. In the event UCB changes the number of shares of UCB Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

     1.6   Election and Allocation Procedures.
           ----------------------------------

           (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Community Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as hereinafter defined) in such form as Community and UCB shall mutually agree shall be mailed on the Mailing Date (as defined below) to each shareholder of record of Community. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Community Stock.

           (b) Each Election Form shall entitle the holder of shares of Community Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii)elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"),
(iii)elect to receive Merger Consideration in accordance with clause (C) of the first sentence of Section 1.5(a) (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shareholders of record of Community who hold shares of Community Stock as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that such representative certifies that each such Election Form covers all the shares of Community Stock held by that representative for a particular beneficial owner. Shares of Community Stock in respect to which a Cash Election shall have been made are referred to herein as "Cash Election Shares." Shares of Community Stock in respect of which a Stock Election shall have been made are referred to herein as "Stock Election Shares." Shares of Community Stock in respect of which no election shall have been made are referred to herein as "Non-Election Shares." The aggregate number of shares of Community Stock which respect to which a Stock Election shall have been made is referred to herein as the "Stock Election Number." Shares of Community Stock with respect to which a Mixed Election shall have been made shall not be deemed either Stock Election Shares or Cash Election Shares, but shall in all events be converted into the right to receive the Merger Consideration as specified in subsection (e) of this
Section 1.6.

           (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. North Carolina time on the last business day prior to the date of the shareholders' meetings contemplated by Sections 4.3(a) and 5.7(a) (or such other time and date as Community and UCB may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by UCB pursuant to Section 1.8(b), indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Community Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Community shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Community shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by UCB and Community that this Agreement has been terminated. If a Community shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline, the shares of Community Stock held by such shareholder shall be designated Non-Election Shares. UCB shall cause the certificates representing Community Stock described in clause (ii) above to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

           (d) Notwithstanding any other provision contained in this Agreement, 70% (the "Stock Conversion Number") of the total number of shares of Community Stock outstanding at the Effective Time to be converted into Merger Consideration pursuant to Section 1.5(a), excluding such shares as may be subject to an effective Mixed Election (the "Adjustable Conversion Shares"), shall be converted into the Stock Consideration and the remaining Adjustable Conversion Shares shall be converted into Cash Consideration (excluding shares of Community Stock to be canceled as provided in Section 1.4(a) and Dissenting Shares); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to UCB, UCB shall increase the number of Adjustable Conversion Shares that will be converted into the Stock Consideration and reduce the number of Adjustable Conversion Shares that will be converted into the right to receive the Cash Consideration.

           (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, UCB shall cause the Exchange Agent to effect the allocation among holders of Community Stock of rights to receive the Cash Consideration and Stock Consideration as follows:

                  (i) In any event, all shares of Community Stock with respect to which a Mixed Election shall have been made shall be converted into 30% of the amount of cash set forth in clause (A) of the first sentence of Section 1.5(a) and a number of shares of UCB Stock equal to 70% of the Exchange Ratio;

                  (ii) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration; and

                  (iii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                       (A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                       (B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

For purposes of this Section 1.6(e), if UCB is obligated to increase the number of Adjustable Conversion Shares to be converted into shares of UCB Stock as a result of the application of the last clause of Section 1.6(d) above, then the higher number shall be the Stock Conversion Number in the calculations set forth in this Section 1.6(e).

     1.7 Closing Payment. As of the Effective Time, UCB shall deposit, or shall cause to be deposited, with First-Citizens Bank and Trust Company, transfer agent of UCB Stock (the "Exchange Agent"), for the benefit of each holder of Community Stock for exchange in accordance with this Article I, (i) certificates representing the aggregate number of whole shares of UCB Stock to be issued as Stock Consideration, and (ii) an aggregate amount of cash to be delivered to holders of Community Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of Community Stock (such certificates for shares of UCB Stock and such cash are referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the UCB Stock and cash contemplated to be issued with respect to Community Stock out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund in short-term obligations of or obligations guaranteed by the United States government, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation, as directed by UCB, on a daily basis. Any interest and other income resulting from such investments shall be paid to UCB.

     1.8   Exchange of Shares.
           ------------------

           (a) Exchange Procedures. Not later than five business days following the Effective Time, UCB shall cause the Exchange Agent to mail to the shareholders of Community of record at the Effective Time transmittal materials and other appropriate written instructions (collectively, a "Transmittal Letter") (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of Community Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as UCB may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of Community Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter or, as applicable, Election Form, the holder of such certificate(s) shall be entitled to receive in exchange therefor the number of shares of UCB Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(c)), subject to any required withholding of applicable taxes. Neither UCB nor the Exchange Agent shall be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder's shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. If there is a transfer of ownership of any shares of Community Stock not registered in the transfer records of Community, the Merger Consideration shall be issued to the transferee thereof if the certificates representing such Community Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of UCB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing Community Stock for six months after the Effective Time shall be delivered to UCB, upon demand, and any shareholders of Community who have not previously complied with the provisions of this Article I shall thereafter look only to UCB for payment of their claim for UCB Stock and/or cash and any dividends or distributions with respect to UCB Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Community Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of UCB free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither UCB nor the Exchange Agent shall be liable to any holder of shares of Community Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

           (b) Lost Certificates. Any shareholder of Community whose certificate representing shares of Community Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of UCB Stock and/or any cash, including cash in lieu of fractional shares, to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or UCB (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and UCB).

           (c) Rights of Former Community Shareholders. At the Effective Time, the stock transfer books of Community shall be closed as to holders of Community Stock immediately prior to the Effective Time and no transfer of Community Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.8(a) of this Agreement, each certificate theretofore representing shares of Community Stock (other than shares to be canceled pursuant to Section 1.4(a) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration. If, after the Effective Time, certificates representing Community Stock are presented to Community, UCB or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of Community shall be entitled to vote after the Effective Time at any meeting of shareholders of UCB the number of whole shares of UCB Stock into which their respective shares of Community Stock are converted, regardless of whether such holders have exchanged their certificates representing Community Stock for certificates representing UCB Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by UCB on the UCB Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of UCB Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of UCB Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Community Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.8(a) of this Agreement; provided, however, that upon surrender of such Community Stock certificate (or compliance with Section 1.8(b) of this Agreement), the UCB Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such Community Stock certificate.

     1.9 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Community Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with
Article 13 of the North Carolina Business Corporation Act (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger

Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of the North Carolina Business Corporation Act, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of the North Carolina Business Corporation Act shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.8 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Community shall give UCB (i)prompt notice of any written demands for appraisal of any shares of Community Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of the North Carolina Business Corporation Act and received by Community relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of the North Carolina Business Corporation Act consistent with the obligations of Community thereunder. Community shall not, except with the prior written consent of UCB,
(x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or to timely take any other action to perfect appraisal rights in accordance with Article 13 of the North Carolina Business Corporation Act.

     1.10  Treatment of Community Stock Options.
           ------------------------------------

           (a) At the Effective Time, UCB shall assume each option to purchase Community Stock granted and outstanding under the Community Bancshares 1993 Incentive Stock Option Plan (the "Community Option Plan"), whether or not then exercisable, in accordance with the terms of the Community Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) UCB shall be substituted for Community; (ii) the UCB stock option committee shall be substituted for the compensation committee of the Community Board of Directors administering the Community Option Plan; (iii) each stock option granted and outstanding under the Community Option Plan may be exercised solely for shares of UCB Stock; (iv) the number of shares of UCB Stock subject to each such stock option shall be the number of whole shares of UCB Stock (omitting any fractional share) determined by multiplying the number of shares of Community Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an "incentive stock option" under the Community Option Plan shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. UCB and Community shall take all necessary steps to effectuate the foregoing provisions of this Section 1.10, including appropriate amendments to the Community Option Plan if necessary.

           (b) As soon as practicable after the Effective Time, UCB shall deliver to each of the participants in the Community Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to the Community Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.10(a) after giving effect to the Merger). At or prior to the Effective Time, UCB shall take all corporate action necessary to reserve for issuance sufficient shares of UCB Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.10. Community hereby represents that the Community Option Plan in its current form complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect as of the date hereof.

           (c) As soon as practicable after the Effective Time, UCB will use its best efforts to cause the shares subject to options granted under the Community Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the "1933 Act"), on a Form S-8 (or equivalent successor form) registration statement.

     1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the main office of Catawba, or at such other place as UCB shall designate, on a date mutually agreeable to Community and UCB (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the North Carolina Commissioner of Banks (the "Commissioner") and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, UCB and Community shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

     1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the "Effective Time") on the date and at the time on which Articles of Merger containing the provisions required by, and executed in accordance with applicable North Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon, the parties hereto shall use their reasonable best efforts to cause the Effective Time to occur on the Closing Date.

     1.13 Further Assurances. If at any time after the Effective Time UCB shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of Community acquired or to be acquired by reason of, or as a result of, the Merger, Community, its subsidiaries and their officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in UCB and otherwise to carry out the purpose of this Agreement, and that the officers and directors of UCB are fully authorized and directed in the name of Community or otherwise to take any and all such actions.

            ARTICLE II. REPRESENTATIONS AND WARRANTIES OF COMMUNITY

     Except as otherwise specifically provided herein or as "Previously Disclosed" to UCB, Community hereby makes the following representations and warranties to UCB. ("Previously Disclosed" shall mean, as to Community, the disclosure of information in a letter delivered by Community to UCB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

     2.1   Corporate Organization, Capacity and Authority.
           ----------------------------------------------

           (a) Organization. Community is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

           (b) Subsidiaries. Community has two wholly owned subsidiaries, Northwestern and CMC. Northwestern and CMC are sometimes referred to in this Agreement as the subsidiaries of Community. Other than Northwestern and CMC, Community has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Community's investment portfolio and securities held in a fiduciary capacity.

           (c) Organization of Subsidiaries. Northwestern is a national banking association duly organized and validly existing under the laws of the United States of America. CMC is a corporation duly organized and validly existing under the laws of the state of North Carolina. All of the shares of outstanding capital stock of Northwestern and CMC are owned of record and beneficially, free and clear of all security interests and claims, by Community. All of the outstanding shares of capital stock of Northwestern and CMC are duly authorized, validly issued, fully paid and nonassessable, except that the shares of stock of Northwestern are assessable to the extent set forth in 12 U.S.C. [sec] 55.

           (d) Power and Authority. Each of Community and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Community and its subsidiaries, and, to the best knowledge and belief of the management of Community, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Community and its subsidiaries. For purposes of this Article II, "Material Adverse Effect" shall mean: (a) with respect to references to Community, any change in the business of Community that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Community, or (b) with respect to references to Community and its subsidiaries, any change in the business of Community or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Community and its subsidiaries considered as one enterprise.

           (e) Constituent Documents. Community has previously delivered to UCB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of Community and its subsidiaries, including all amendments and proposed amendments thereto.

     2.2 Capital Stock. The authorized capital stock of Community consists of 10,000,000 shares of Community Stock, $3.00 par value, of which 1,631,402 shares were issued and outstanding as of July 31, 2002, and 1,000,000 shares of preferred stock, $6.00 par value, of which no shares are issued and outstanding. Other than the Community Stock, Community has no outstanding class of capital stock. Each outstanding share of Community Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

     2.3 Principal Shareholders. Except as Previously Disclosed, there are no persons or entities known to Community that own beneficially, directly or indirectly, more than 5% of the outstanding shares of Community Stock.

     2.4 Convertible Securities, Options, Etc. Except for the Community Option Plan and the stock options granted thereunder, Community does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Community Stock or any other securities of Community, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Community Stock or any other securities of Community, or (iii) plan, agreement or other arrangement pursuant to which shares of Community Stock or any other securities of Community or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

     2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Community's Board of Directors. Subject only to approval of this Agreement by the shareholders of Community, (i) Community has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Community to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Community enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

     2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of Community's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Community with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Community or its subsidiaries, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Community or Northwestern is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) to the best knowledge and belief of management of Community, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Community or Northwestern;
(iii) violate any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) to the best knowledge and belief of management of Community, result in the acceleration of any material obligation or indebtedness of Community or its subsidiaries; or (v) interfere with or otherwise adversely affect the ability of Community to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of UCB to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Community's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Community's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

     2.7 Books and Records. The books of account of each of Community and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Community's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of Community and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to UCB and its representatives.

     2.8 Regulatory Reports. Since January 1, 1999, each of Community and Northwestern has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Office of the Comptroller of the Currency (the "OCC"),
(ii) the FDIC, (iii) the Federal Reserve Board, and (iv) any other governmental or regulatory authorities having jurisdiction over Community or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Community or any of its subsidiaries. All such reports, registrations and statements filed by Community or Northwestern with the OCC, the

FDIC, the Federal Reserve Board or other such regulatory authority are collectively referred to herein as the "Community Reports." As of their respective dates, the Community Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither Community nor its subsidiaries has been notified that any such Community Reports were deficient as to form or content. Following the date of this Agreement, Community shall deliver to UCB, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Community or any of its subsidiaries, with the OCC, the FDIC, the Federal Reserve Board or any other such regulatory authority.

     2.9   Shareholder Communications and SEC Filings; Financial Statements.
           ----------------------------------------------------------------

           (a) SEC Filings. Community has filed and made available to UCB all forms, reports, and documents required to be filed by Community with the SEC since December 31, 1999 (collectively, the "Community SEC Reports"). The Community SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Community SEC Reports or necessary in order to make the statements in such Commuinty SEC Reports, in light of the circumstances under which they were made, not misleading.

           (b) Financial Statements. Community has filed with the SEC and made available to UCB the following financial statements (collectively, the "Community Financial Statements"): (i) its consolidated balance sheets as of December 31, 2001 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2001, together with notes thereto, all as audited by Cherry, Bekaert & Holland, PC, independent certified public accountants; (ii) its consolidated balance sheet as of December 31, 2000 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, together with notes thereto, all as audited by Francis & Company, CPAs, independent certified public accountants, and (iii) its balance sheets as of March 31, 2002 and 2001 and June 30, 2002 and 2001, and the related statements of income for the three-month and six-month periods then ended. Following the date of this Agreement, Community promptly will deliver to UCB all other annual or interim financial statements prepared by or for Community. The Community Financial Statements (including any related notes and schedules thereto) (x) are in accordance with Community's books and records, and (y) except as stated therein, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Community's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

     2.10 Tax Returns and Other Tax Matters. (i) Each of Community and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Community, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Community to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Community Financial Statements; (iii) tax returns and reports of Community and its subsidiaries have not been subject to audit by the Internal Revenue Service (the "IRS") or the North Carolina Department of Revenue in the last seven years and neither Community nor its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither Community nor its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

     2.11  Absence of Material Adverse Changes or Certain Other Events.
           -----------------------------------------------------------

           (a) Since December 31, 2001, each of Community and its subsidiaries has conducted its respective business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, would be reasonably expected to have a Material Adverse Effect, on Community and its subsidiaries.

           (b) Since December 31, 2001, and other than in the ordinary course of its business, neither Community nor its subsidiaries has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease. For purposes of this Section 2.11(b), "material" means material to Community and its subsidiaries considered as one enterprise.

     2.12 Absence of Undisclosed Liabilities. Neither Community nor its subsidiaries has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Community Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2001 and which are not, individually or in the aggregate, material to Community and its subsidiaries considered as one enterprise.

     2.13  Litigation and Compliance with Law.
           ----------------------------------

           (a) Except as Previously Disclosed, there are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Community, any facts or circumstances which could reasonably be expected to result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Community, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Community and its subsidiaries, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Community or its subsidiaries for, or subject Community or its subsidiaries to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Community and its subsidiaries or on Community's ability to consummate the Merger.

           (b) Except for such licenses, permits, orders, authorizations or approvals ("Permits") the absence of which would not have a Material Adverse Effect on Community or its subsidiaries, each of Community and Northwestern has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Community and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Community, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

           (c) Neither Community nor its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC, or the OCC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Community or its subsidiaries that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Community or its subsidiaries; and neither Community nor its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

           (d) To the best knowledge and belief of management of Community, neither Community nor its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Community and its subsidiaries, and, to the best knowledge and belief of management of Community, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

     2.14 Real Properties. Community has Previously Disclosed to UCB a listing of all real property owned or leased by Community or its subsidiaries (the "Real Property") and all leases pertaining to any such Real Property to which Community or its subsidiaries is a party (the "Real Property Leases"). With respect to all Real Property, Community or its subsidiaries has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Community or its subsidiaries (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) execution and delivery of this Agreement does not constitute an event of default under any Real Property Lease. To the best knowledge and belief of management of Community, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on Community and its subsidiaries, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

     2.15  Loans, Accounts, Notes and Other Receivables.
           --------------------------------------------

           (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Community and Northwestern (i) have resulted from bona fide business transactions in the ordinary course of operations of Community and Northwestern, (ii) were made in accordance with the standard loan policies and procedures of Community and Northwestern, and (iii) are owned by Community or Northwestern free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

           (b) To the best knowledge and belief of management of Community, all of the records of Community and Northwestern regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights ("Loan Collateral"), to the best knowledge and belief of management of Community, such loans are in all material respects secured by valid, perfected and enforceable liens (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally) on all such Loan Collateral having the priority described in the records of such loan. Neither Community nor Northwestern has engaged in any form of indirect lending and no such indirect loans are outstanding.

           (c) To the best knowledge and belief of management of Community, each loan reflected as an asset on the books of Community and Northwestern and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

           (d) Community has previously delivered to UCB (i) a written listing of each loan, extension of credit or other asset of Community or Northwestern which, as of June 30, 2002, is classified by the FDIC or the OCC as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of June 30, 2002, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

           (e) As of June 30, 2002, Community's or Northwestern's reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the OCC and, in the best judgment of management of Community, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and to the best knowledge and belief of management of Community, is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At June 30, 2002, Community's Loan Loss Reserve was $1,218,765.

     2.16 Securities Portfolio and Investments. All securities owned by Community or its subsidiaries (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Community or its subsidiaries to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Community or its subsidiaries is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Community or its subsidiaries has "purchased" securities under agreement to resell, Community or its subsidiaries has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since June 30, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Community's securities portfolio as a whole.

     2.17 Personal Property and Other Assets. All tangible personal property of Community or its subsidiaries material to the business operations of Community and its subsidiaries (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Community or its subsidiaries in the operation of its business) is owned or leased by Community or its subsidiaries free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of Community or its subsidiaries' tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

     2.18 Patents and Trademarks. Community and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and to the best knowledge and belief of management of Community, neither Community nor its subsidiaries has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

     2.19  Environmental Matters.
           ---------------------

           (a) Community has Previously Disclosed to UCB copies of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

           (b) To the best knowledge and belief of management of Community, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, the Loan Collateral, which constitutes a violation of any Environmental Laws.

           (c) To the best knowledge and belief of management of Community, neither Community nor its subsidiaries has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Community or its subsidiaries is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiaries.

           (d) Neither Community nor its subsidiaries is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of Community, any Loan Collateral by any person or entity.

           (e) To the best knowledge and belief of management of Community, no facts, events or conditions relating to the Real Property or, any Loan Collateral, or the operations of Community or its subsidiaries, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

           (f) For purposes of this Agreement, "Environmental Laws" shall include:

                  (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                  (ii)    all contractual agreements, and

                  (iii)   all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

           (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

     2.20 Brokerage or Finders' Commissions. Other than SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., no other Person (as defined herein) has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Community or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

     2.21  Material Contracts.
           ------------------

           (a) Except as Previously Disclosed, neither Community nor its subsidiaries is a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which calls for the provision of goods or services to Community and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Community or its subsidiaries and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits Community or its subsidiaries to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of a subsidiary's business), (vi) which involves the purchase or sale of any assets of Community or Northwestern, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Community or its subsidiaries, or (vii) with any director, officer or principal shareholder of Community or its subsidiaries (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

           (b) Neither Community nor its subsidiaries is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, which default would be reasonably likely to have a Material Adverse Effect.

     2.22  Employment Matters; Employee Relations.
           --------------------------------------

           (a) Each of Community and its subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) to the best knowledge and belief of management of Community, is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of Community, asserted that Community or its subsidiaries is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

           (b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of Community, threatened against Community or its subsidiaries (or their employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Neither Community nor its subsidiaries is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. To the best knowledge and belief of management of Community, there is no pending or threatened labor dispute, work stoppage or strike involving Community, Northwestern, or any of their employees, or any pending or threatened proceeding in which it is asserted that Community or its subsidiaries has committed an unfair labor practice; and, neither Community nor its subsidiaries is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

         2.23   Employment Agreements; Employee Benefit Plans.
                ---------------------------------------------

                (a) Community has Previously Disclosed to UCB a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Community or its subsidiaries for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to UCB. Neither Community nor its subsidiaries maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and Community is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Community or its subsidiaries) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                (b) To the best knowledge and belief of management of Community, all "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Community or its subsidiaries currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiary. There is no pending or, to the best knowledge and belief of management of Community, threatened litigation relating to any Plan or any such Plan previously maintained by Community. Neither Community nor its subsidiaries has engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                (c) Community has delivered to UCB a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the

Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. To the best knowledge and belief of management of Community, the Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on Community or Northwestern. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between Community, its subsidiaries or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Community, its subsidiaries or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on Community or its subsidiaries.

                (d) No liability under subtitle C or D of Title IV of ERISA has been or, to the best knowledge and belief of management of Community, is expected to be incurred by Community or its subsidiaries with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Community or its subsidiaries. Neither Community nor its subsidiaries presently contributes to a "Multiemployer Plan" or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Community or its subsidiaries have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by Community or its subsidiaries have an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither Community nor its subsidiaries has provided, and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by Community or its subsidiaries as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                (e) There are no restrictions on the rights of Community or its subsidiaries to amend or terminate any Plan. Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii)increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         2.24 Insurance. Community has in effect a "financial institutions bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to UCB (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Community, the insurance coverage provided under the Policies is reasonable and adequate in all respects for Community and its subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Community and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. Neither Community nor its subsidiaries is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and Community has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

         2.25 Insurance of Deposits. Northwestern is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Northwestern are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Northwestern to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of Community, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

         2.26 Compensation; Stock Ownership. Community has Previously Disclosed (i) the name and current salary or wage rate for each present employee of Community or its subsidiaries, (ii) the name of and number of shares of Community Stock beneficially owned by each of the directors and officers of Community and by any person or entity known to Community to own beneficially 5% or more of Community Stock, and (iii) the name, number and vesting schedule of outstanding options and restricted stock awards held by each person to whom a stock option or restricted stock award has been granted and currently is outstanding under any stock option or other plan of Community, including, without limitation, the Community Option Plan.

         2.27 Affiliates. Community will deliver to UCB within 15 days of the date hereof a listing of those persons deemed by Community and its counsel as of the date of this Agreement to be "Affiliates" of Community as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of Community.

         2.28 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of Community, there exists no fact or condition relating to Community or its subsidiaries that may reasonably be expected to (i) prevent, impede or delay UCB or Community from obtaining the regulatory approvals required to consummate transactions described herein, or
(ii) prevent the Merger from qualifying to be a tax-free reorganization under
Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Community, Community shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of UCB.

         2.29 Fairness Opinion. Community has received from its financial advisor, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., an opinion to the effect that the consideration to be received by Community's shareholders in the Merger is fair, from a financial point of view, to Community and its shareholders.

         2.30 Disclosure. To the best knowledge and belief of management of Community, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Community at any time to UCB in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Community to UCB is or will be a true and complete copy of such document, unmodified except by another document delivered by Community.

               ARTICLE III. REPRESENTATIONS AND WARRANTIES OF UCB

         Except as otherwise specifically described herein or as "Previously Disclosed" to Community, UCB hereby makes the following representations and warranties to Community. ("Previously Disclosed" shall mean, as to UCB, the disclosure of information in a letter delivered by UCB to Community specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

         3.1   Corporate Organization, Capacity and Authority.
               ----------------------------------------------

               (a) Organization. UCB is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

               (b) Subsidiaries. UCB has three wholly owned subsidiaries, Catawba, First Gaston, and Valley. Catawba, First Gaston and Valley are sometimes referred to as the subsidiaries of UCB. Other than Catawba, First Gaston, and Valley, UCB has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in UCB's investment portfolio and securities held in a fiduciary capacity.

               (c) Organization of Subsidiaries. Catawba is duly organized and validly existing under the laws of the State of North Carolina. First Gaston is duly organized and validly existing under the laws of the State of North Carolina. Valley is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of each such subsidiary is owned of record and beneficially, free and clear of all security interests and claims, by UCB. All of the outstanding shares of capital stock of each of UCB's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C.G.S. [sec] 53-42.

               (d) Power and Authority. Each of UCB and its subsidiaries has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on UCB and its subsidiaries, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on UCB and its subsidiaries. For purposes of this Article III, "Material Adverse Effect" shall mean: (a) with respect to references to UCB, any change in the business of UCB that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of UCB, or
(b) with respect to references to UCB and its subsidiaries, any change in the business of UCB or its subsidiaries that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of UCB and its subsidiaries considered as one enterprise.

               (e) Constituent Documents. UCB has previously delivered to Community true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of its subsidiaries, including all amendments and proposed amendments thereto.

         3.2 Capital Stock. The authorized capital stock of UCB consists of 9,000,000 shares of UCB Stock, of which 2,738,681 shares were issued and outstanding as of July 31, 2002, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Each outstanding share of UCB Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of UCB Stock issued to Community's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

         3.3 Convertible Securities, Options, Etc. Except for the United Community Bancorp 1996 Incentive Stock Option Plan and the stock options granted thereunder, the United Community Bancorp 1997 Nonqualified Stock Option Plan for Directors and the stock options granted thereunder, the United Community Bancorp FGB Stock Option Plan and the stock options granted thereunder, the United Community Bancorp FGB 1999 Nonstatutory Stock Option Plan and the stock options granted thereunder, and the United Community Bancorp FGB 1999 Incentive Stock Option Plan and the stock options granted thereunder, UCB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of UCB Stock or any other securities of UCB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of UCB Stock or any other securities of UCB, or (iii) plan, agreement or other arrangement pursuant to which shares of UCB Stock or any other securities of UCB, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

         3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by UCB's Board of Directors. Subject only to approval of this Agreement by the Shareholders of UCB, (i)UCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize UCB to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of UCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

         3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of UCB's shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by UCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of UCB or any subsidiary, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which UCB or any subsidiary, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) to the best knowledge and belief of management of UCB, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of UCB or any subsidiary; (iii) violate any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) to the best knowledge of management of UCB, result in the acceleration of any material obligation or indebtedness of UCB or any subsidiary; or (v) interfere with or otherwise adversely affect UCB's ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any person or entity (including any governmental or regulatory authority) in connection with UCB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of UCB's shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities described in Section 7.1(d) below and approvals previously obtained.

         3.6 Books and Records. The books of account of UCB and its subsidiaries have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects UCB's and its subsidiaries', respectively, items of income and expense and all of its assets, liabilities and shareholders' equity. The minute books of each of UCB and its subsidiaries accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Community and its representatives.

         3.7 Regulatory Reports. Since January 1, 1999, UCB and its subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner, and (iv) any other governmental or regulatory authorities having jurisdiction over UCB or its subsidiaries except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on UCB and its subsidiaries. All such reports and statements filed with the Federal Reserve Board, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "UCB Reports." As of their respective dates, the UCB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, UCB has not been notified that any such UCB Reports were deficient in any material respect as to form or content. Following the date of this Agreement, UCB shall deliver to Community upon its request a copy of any report, registration, statement or other regulatory filing made by UCB or its subsidiaries with the Federal Reserve Board, the FDIC, the Commissioner or any other such regulatory authority.

         3.8   SEC Filings; Financial Statements.
               ---------------------------------

               (a) SEC Filings. UCB has filed and made available to Community all forms, reports, and documents required to be filed by UCB with the SEC since December 31, 1999 (collectively, the "UCB SEC Reports"). The UCB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii)did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UCB SEC Reports or necessary in order to make the statements in such UCB SEC Reports, in light of the circumstances under which they were made, not misleading.

               (b) Financial Statements. UCB has filed with the SEC and made available to Community the following financial statements (collectively, the "UCB Financial

Statements"): (i) its consolidated balance sheets as of December 31, 2001 and 2000 and its consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999, together with notes thereto, all as audited by Dixon Odom PLLC, independent certified public accountants, and (ii) its balance sheets as of March 31, 2002 and 2001 and June 30, 2002 and 2001, and the related statements of income for the three-month and six-month periods then ended. Following the date of this Agreement, UCB promptly will deliver to Community all other annual or interim financial statements prepared by or for UCB. The UCB Financial Statements (including any related notes and schedules thereto) (i) are in accordance with UCB's books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly UCB's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

         3.9 Tax Returns and Other Tax Matters. (i) Each of UCB and its subsidiaries has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against UCB, its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of UCB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the UCB Financial Statements; (iii) tax returns and reports of UCB and its subsidiaries have not been subject to audit by the IRS or the North Carolina Department of Revenue in the last seven years and neither UCB nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither UCB nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

         3.10 Absence of Material Adverse Changes. Since December 31, 2001, there has been no material adverse change, and to the best knowledge and belief of management of UCB, there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, would be reasonably expected to have a Material Adverse Effect on UCB and its subsidiaries.

         3.11 Absence of Undisclosed Liabilities. Neither UCB nor its subsidiaries have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the UCB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2001 and which are not, individually or in the aggregate, material to UCB and its subsidiaries considered as one enterprise.

         3.12   Litigation and Compliance with Law.
                ----------------------------------

               (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of UCB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of UCB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting UCB, its subsidiaries or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of UCB or its subsidiaries for, or subject UCB or its subsidiary to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on UCB and its subsidiaries or on UCB's ability to consummate the Merger.

               (b) Except for Permits, the absence of which would not have a Material Adverse Effect on UCB or its subsidiaries, each of UCB and its subsidiaries has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on UCB and its subsidiaries, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of UCB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

               (c) Neither UCB nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against UCB or its subsidiaries which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of UCB or its subsidiaries; and neither UCB nor any of its subsidiaries has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

               (d) Neither UCB nor any of its subsidiaries is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on UCB and its subsidiaries, and, to the best knowledge and belief of management of UCB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

         3.13 Patents and Trademarks. Except as Previously Disclosed, UCB and its subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and to the best knowledge and belief of management of UCB, neither UCB nor its subsidiaries has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

         3.14   Environmental Matters.
                ---------------------

               (a) UCB has Previously Disclosed to Community the material provisions of all written reports, correspondence, notices or other materials, if any, in its or any subsidiary's possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

               (b) To the best knowledge and belief of management of UCB, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, the Loan Collateral, which constitutes a violation of any Environmental Laws.

               (c) To the best knowledge and belief of management of UCB, neither UCB nor its subsidiaries has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined in Section 2.19(f) below) (including, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation UCB or its subsidiaries is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on UCB or its subsidiaries.

               (d) Neither UCB nor its subsidiaries is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of UCB, any Loan Collateral by any person or entity.

               (e) To the best knowledge and belief of management of UCB, no facts, events or conditions relating to the Real Property or, any Loan Collateral, or the operations of UCB or its subsidiaries, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

               (f) For purposes of this Agreement, "Environmental Laws" shall include:

                     (i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                     (ii)    all contractual agreements, and

                     (iii)   all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

               (g) For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

         3.15 Brokerage or Finders' Commissions. Other than The Orr Group, no other Person (as defined herein) has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, UCB or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

         3.16 Obstacles to Regulatory Approval or Tax Treatment. To the best of the knowledge and belief of the management of UCB, no fact or condition relating to UCB exists that may reasonably be expected to (i) prevent, impede or delay Community or UCB from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of UCB, UCB promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of Community.

         3.17   Loans, Accounts, Notes and Other Receivables.
                --------------------------------------------

                (a) All loans, accounts, notes and other receivables reflected as assets on the books and records of UCB and its subsidiaries (i) have resulted from bona fide business transactions in the ordinary course of operations of UCB and its subsidiaries, (ii) were made in accordance with the standard loan policies and procedures of UCB and its subsidiaries, and (iii) are owned by UCB or a subsidiary free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                (b) All of the records of UCB and its subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

                (c) To the best knowledge and belief of management of UCB, each loan reflected as an asset on the books of UCB and its subsidiaries and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                (d) As of June 30, 2002, UCB's, or its subsidiaries', reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC or the Commissioner, as applicable, and, in the best judgment of management of UCB, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and to the best knowledge and belief of management of UCB, is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio. At June 30, 2002, UCB's Loan Loss Reserve was $3,787,391.

         3.18 Securities Portfolio and Investments. All securities owned by UCB or any subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of UCB or any subsidiary to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which UCB or any subsidiary is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which UCB or anysubsidiary has "purchased" securities under agreement to resell, UCB or any subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since June 30, 2002, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of UCB's securities portfolio as a whole.

         3.19 Insurance of Deposits. Each of UCB's banking subsidiaries is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in each of UCB's subsidiaries are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from each of UCB's subsidiaries to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of UCB, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

         3.20 Disclosure. To the best of the knowledge and belief of UCB, no written statement, certificate, schedule, list or written information furnished by or on behalf of UCB at any time to Community in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by UCB to Community is or will be a true and complete copy of such document, unmodified except by another document delivered by UCB.

                       ARTICLE IV. COVENANTS OF COMMUNITY

         4.1 Affirmative Covenants of Community. Community hereby covenants and agrees as follows with UCB:

               (a) "Affiliates" of Community. Community will use its best efforts to cause each Affiliate disclosed to UCB (in addition to each additional person who shall become an Affiliate of Community after the date of this Agreement or who shall be deemed by UCB or its counsel, in their sole discretion, to be an Affiliate of Community, and including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Community) to execute and deliver to UCB prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of UCB Stock to be received by such Affiliates pursuant to this Agreement, which Affiliates' Agreement shall be in form and content reasonably satisfactory to UCB. Certificates for the shares of UCB Stock issued to Affiliates of Community shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

               (b) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by UCB in writing, Community will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will, and where applicable will cause each of its subsidiaries to:

                     (i) make all reasonable efforts to preserve intact its present business organization, keep available their present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                     (ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

                     (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations or GAAP;

                     (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

                     (v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

                     (vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

                     (vii) promptly provide to UCB such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as UCB reasonably shall request.

               (c) Loans. Community will obtain UCB's prior approval for each new extension of credit (including the issuance of unfunded commitments) that it or Northwestern proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $750,000 in principal amount. Neither Community nor Northwestern will enter into any form of indirect lending. Additionally, Community will make available and provide to UCB the following information with respect to its and Northwestern's loans and other extensions of credit (such assets herein referred to as "Loans") as of June 30, 2002 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

                     (i) a list of Loans past due for 30 days or more as to principal or interest;

                     (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                     (iii)   a list of Loans in nonaccrual status;

                     (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

                     (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                     (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

                     (vii) a list of any actual or threatened litigation by or against Community or Northwestern pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

               (d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Community promptly will notify UCB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Community herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Community's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

               (e) Consents to Assignment of Contracts and Leases. Community will use its best efforts to obtain all required consents to the assignment to UCB of Community's or its subsidiaries' rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by UCB.

               (f) Qualified Plans. Community shall take all appropriate action as shall be necessary to maintain the Northwestern National Bank 401(k) Plan (the "Community 401(k) Plan"), and the as a qualified plan for purposes of ERISA. Community acknowledges that UCB intends (i) that the Community 40l(k) Plan will be merged into UCB's Section 401(k) Savings Plan (the "UCB 401(k) Plan") as soon as practicable after the Effective Time. Community shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of UCB.

               (g)   Further Action; Instruments of Transfer. Community shall
(i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to UCB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Community in consummating such transactions and (iii) cooperate with UCB fully in carrying out, and pursue diligently the expeditious completion of, such transactions.

         4.2 Negative Covenants of Community. Between the date hereof and the Effective Time, neither Community nor, if applicable, its subsidiaries, will do any of the following things or take any of the following actions without the prior written consent and authorization of the President of UCB:

               (a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

               (b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue (except pursuant to the exercise of options heretofore granted and outstanding under the Community Option Plan), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

               (c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action, other than the UCB Option.

               (d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, other than normal and customary cash dividends per quarter paid in such amounts and at such times as Community historically has paid with respect to Community Stock and which shall not exceed $0.025 per share, or be paid more frequently than once per calendar quarter.

               (e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Community or its subsidiaries without cost or other liability on no more than 30 days' notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid

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

leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) grant or amend any existing options under the Community Option Plan; (iv) make contributions to the Community 401(k) Plan other than basic and matching contributions in accordance with the terms of the Community 401(k) Plan as Previously Disclosed; or (v) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

               (f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to UCB and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

               (g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

               (h) Acquisitions; Additional Branch Offices. Except as Previously Disclosed, directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

               (i) Changes in Business Practices. Except as may be required by the FDIC, the OCC or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1(b) above and Section 6.9 below).

               (j) Exclusive Merger Agreement. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article VIII, neither Community nor any Affiliate thereof, or any representatives thereof retained by Community, shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Community's Board of Directors determined after consultation with counsel, neither Community nor any affiliate or representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but Community may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Community shall promptly notify UCB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Community shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause of all its representatives not to engage in any of the foregoing.

         As used herein, the term "Acquisition Proposal" shall mean any proposal relating to an Acquisition Transaction, and the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving Community or any of its subsidiaries; (ii) a sale, lease or other disposition, directly or indirectly, involving Community or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of Community on a consolidated basis; (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Community; (iv) a transaction with Community in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of Community Common Stock; or (v) the liquidation, dissolution, recapitalization or other similar type of transaction with respect to Community; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Transaction" shall not include the Merger and the transactions contemplated hereby.

         As used herein, the term "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               (k)   Acquisition or Disposition of Assets.
                     ------------------------------------

                     (i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                     (ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                     (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Community or its subsidiaries for a period longer than six months;

                     (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

                     (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in Community's business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Community or any subsidiary or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

               (l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other material liability or obligation (absolute or contingent).

               (m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to UCB with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

               (n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

               (o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $15,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which

Community or any subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Community or any subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Community's or any subsidiary's lending operations).

                (p) Deposit Liabilities. Make any change in its current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

         4.3    Shareholder Approval.
                --------------------

                (a) Meeting of Shareholders. Community shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), Community shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

                (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of Community shall recommend to the shareholders of Community that they vote their shares at the shareholders' meeting contemplated by Section 4.3(a) above to approve this Agreement and the Proxy Statement/Prospectus (as defined in Section 6.1(b), will so indicate and state that Community's Board of Directors considers the Merger to be advisable and in the best interests of Community and its shareholders.

                          ARTICLE V. COVENANTS OF UCB

         UCB hereby covenants and agrees as follows with Community:

         5.1 NASDAQ Notification. Prior to the Effective Time, UCB shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of UCB Stock to be issued to Community's shareholders pursuant to the Merger.

         5.2 Employment of Ronald S. Shoemaker. Provided he remains employed as President and Chief Executive Officer of Community and Northwestern at the Effective Time, UCB and Catawba shall enter into an employment agreement with Ronald S. Shoemaker as of the Effective Time in a form satisfactory to UCB.

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

         5.3    Employee Benefits.
                -----------------

                (a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to UCB's qualified plans, any employee of Community or its subsidiaries who continues employment with UCB, Community or its subsidiaries at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by UCB or Catawba on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of UCB or Catawba. However, each New Employee shall be given credit for his or her prior service with Community or its subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all UCB or Catwaba welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the UCB 401(k) Plan. Notwithstanding any provision herein to the contrary, UCB will not be required to take any action that could adversely affect the continuing qualification of the UCB 40l(k) Plan. UCB will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with UCB standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at Northwestern but shall thereafter be subject to UCB's leave policies.

                (b) Health Insurance. Each New Employee shall be entitled to participate in Catawba's group health insurance plan at a cost equal to the cost for any Catawba employee and such participation shall be without regard to pre-existing condition requirements under Catawba's group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Community.

                (c) Option Plan. UCB shall assume each stock option granted under the Community Option Plan as provided in Section 1.10(a) above.

         5.4    Community Directors.
                -------------------

                (a) Representation on UCB Board. UCB shall appoint four persons nominated by Community, one of whom shall be Ronald S. Shoemaker, at the Effective Time to serve as directors of UCB until the next annual meeting of shareholders at which directors of UCB are elected and shall take such actions as shall be required to increase the number of members of its Board of Directors as may be necessary to permit such nominees to serve as directors. UCB's Board shall, if necessary, nominate such persons for election at annual meetings of UCB shareholders such that two of such nominees of Community, if elected by UCB's shareholders, would be able to serve as directors of UCB for no less than three years after the Effective Time, one such nominee of Community, if elected by UCB's shareholders, would be able to serve as a director of UCB for no less than two years after the Effective Time and one such nominee of Community, if elected by UCB's Shareholders, would be able to serve as a director of UCB for no less than one year after the Effective Time.

                (b) Bank Board. Except for those members appointed to the UCB Board pursuant to subparagraph (a) above, each of the members of Northwestern's Board of Directors

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

at the Effective Time shall continue to serve as an advisory member of Catawba's Board of Directors after the Effective Time notwithstanding, for a period of twelve months after the Effective Time, any mandatory retirement policy of UCB for its directors generally. For their services as advisory board members each person so appointed shall be paid director's fees of $2,000 for the twelve month period and $100 for each board meeting attended and $50 for each committee meeting attended. After the initial twelve month period, should such individuals desire to continue to serve as advisory board members, they will be entitled to receive such advisory board fees as are then established by Catawba.

                (c) Deferred Compensation. UCB shall assume the obligations of Community under Previously Disclosed deferred compensation arrangements presently in effect for Community`s directors.

         5.5    Indemnification of Directors and Officers.
                -----------------------------------------

                (a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Community and its directors and officers, UCB shall indemnify, hold harmless and defend the directors and officers of Community in office on the date hereof or the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys' fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Community (including service as a director or officer of any Community subsidiary or fiduciary of any of the Community Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that UCB shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or, provided, however, that (A) UCB shall have the right to assume the defense thereof and upon such assumption UCB shall not be liable to any director or officer of Community for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if UCB elects not to assume such defense or counsel for such director or officer reasonably advises such director or officer that there are issues which raise conflicts of interest between UCB and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and UCB shall pay the reasonable fees and expenses of such counsel, (B) UCB shall not be liable for any settlement effected without its prior written consent, and (C) UCB shall have no obligation hereunder to any director or officer of Community when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of Community or Northwestern or pursuant to any Plan for which the indemnity serves as a fiduciary.

                (b) From and after the Effective Time, UCB will directly or indirectly cause the persons who served as directors or officers of Community at the Effective Time to be covered by Community's existing directors' and officers' liability insurance policy (provided that UCB may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time.

                (c) The indemnification provided by this Section 5.5 is the sole indemnification provided by UCB to the directors and officers of Community for service in such positions up to and through the Effective Time. This Section
5.5 is intended to create personal rights in the directors and officers of Community, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive after the Effective Time.

         5.6 Northwestern Name. After the Effective Time, UCB intends to continue using Northwestern's name at Northwestern's existing branch offices and any future branches in Northwestern's relevant market to conduct business as a division of Catawba, provided Catawba's application to the Commissioner for permission to conduct business using Northwestern's name is approved.

         5.7    Shareholder Approval.
                --------------------

                (a) Meeting of Shareholders. UCB shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement. In connection with the call and conduct of and all other matters relating to its shareholders' meeting (including the solicitation of proxies), UCB shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

                (b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of UCB shall recommend to the shareholders of UCB that they vote their shares at the shareholders' meeting contemplated by Section 5.7(a) above to approve this Agreement and the Proxy Statement/Prospectus (as defined in Section 6.1(b) will so indicate and state that UCB's Board of Directors considers the Merger to be advisable and in the best interests of UCB and its shareholders.

         5.8 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, UCB promptly will notify Community in writing of and provide to it such information as it shall request regarding
(i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, could reasonably be expected to cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or could reasonably be expected to cause any statement, representation or warranty of UCB herein to be or become inaccurate, misleading or incomplete, or which has resulted or could reasonably be expected to cause, create or result in the breach or violation of any of UCB's covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or
7.2 below.

         5.9 Material Acquisitions. Except as Previously Disclosed, UCB shall not, without the prior written permission of Community, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned subsidiary of UCB, or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a subsidiary of UCB in its fiduciary capacity, or (iii) the creation of a new wholly owned subsidiary of UCB organized to conduct or continue activities otherwise permitted by this Agreement.

         The term "Assets" shall mean all of the assets, property, business and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         5.10 Further Action; Instruments of Transfer. UCB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Community all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of UCB in consummating such transactions and (iii) cooperate with Community fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                         ARTICLE VI. MUTUAL AGREEMENTS

         6.1    Registration Statement; Proxy Statement/Prospectus.
                --------------------------------------------------

                (a) Registration Statement and "Blue Sky" Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by Community of all information required to be contained therein, UCB shall prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (or on such other form as UCB shall determine to be appropriate) (the "Registration Statement") covering the UCB Stock to be issued to shareholders of Community pursuant to this Agreement. Additionally, UCB shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the UCB Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. UCB shall deliver to Community and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

             (b) Preparation and Distribution of Proxy Statement/Prospectus. UCB and Community jointly shall prepare a "Proxy Statement/Prospectus" for distribution to the shareholders of Community and UCB as the proxy statement relating to solicitation of proxies for use at the shareholders' meetings contemplated in Sections 4.3(a) and 5.7(a) above and as UCB's prospectus relating to the offer and distribution of UCB Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders' meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by UCB and Community. UCB shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described above; and UCB and Community shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC. Community and UCB shall mail the Proxy Statement/Prospectus to their respective shareholders prior to the scheduled date of their shareholders' meetings; provided, however, that no such materials shall be mailed to Community's shareholders unless and until UCB shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

             (c) Information for Proxy Statement/Prospectus and Registration Statement. Each of UCB and Community shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Registration Statement. Each of UCB and Community hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

       6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, UCB shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve Board, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Community shall cooperate with UCB in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by UCB to complete any such application; and, before the filing therefor, Community shall have the right to review and comment on the form and content of any such application to be filed by UCB. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

       6.3 Access. Following the date of this Agreement and to and including the Effective Time, Community and UCB shall each provide the other party and such other party's employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Community and UCB, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by UCB or Community shall be performed in such a manner as will not interfere unreasonably with the other party's normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

       6.4 Costs. Subject to the provisions of Section 8.3 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of UCB and Community shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

       6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to UCB or Community any such disclosure by UCB or Community, as the case may be, is required by law or otherwise is prudent.

       6.6 Confidentiality. UCB and Community each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in

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violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties' obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

       6.7 Environmental Studies. At its option, UCB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as UCB shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Community's normal operations, and provided further, however, that Community shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. UCB shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3(c) below, the costs of the Environmental Survey shall be paid by UCB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, UCB believes that Community or, following the Merger, UCB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Community or, following the Merger, UCB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Community or, following the Merger, UCB, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, UCB reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then UCB shall give Community prompt written notice

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

thereof (together with all information in its possession relating thereto) and, at UCB's sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to Community or its shareholders.

       6.8 Tax-Free Reorganization. UCB and Community shall each use its best efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

       6.9 Certain Modifications. UCB and Community shall consult with each other with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Community shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. UCB and Community also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of UCB and Community contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.9.

       6.10 Transition Team. UCB and Community shall create a transition team comprised of staff and representatives of Community and staff and representatives of UCB (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to UCB in fulfilling and consummating the Merger, to maintain open lines of communication between Community and UCB, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

       6.11 Exemption from Liability under Section 16(b). Provided that Community delivers to UCB the Section 16 Information (as defined below) with respect to Community prior to the Effective Time, the Board of Directors of UCB, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution in advance of the Effective Time providing that the receipt by Community Insiders (as defined below) of UCB Stock in exchange for shares of Community Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

       The term "Section 16 Information" shall mean information accurate in all respects regarding Community Insiders, the number of shares of Community Stock or other Community equity securities deemed to be beneficially owned by each Community Insider and expected to be exchanged for UCB Stock in connection with the Merger. The term "Community Insiders" shall mean those officers and directors of Community who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

       6.12 Coordination of Dividends. After the date of this Agreement, each of UCB and

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

Community covenants and agrees to coordinate with the other the declaration of any dividends in respect of UCB Stock and Community Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Community Stock or UCB Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of UCB Stock and/or Community Stock and any shares of UCB Stock any such holder receives in exchange therefor in the Merger.

                  ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

       7.1 Conditions to all Parties' Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Community and UCB of this Agreement.

             (b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of UCB, threatened by the SEC to suspend the effectiveness of such Registration Statement.

             (c) "Blue Sky" Approvals. UCB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from Blue Sky registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of UCB, threatened by any state Blue Sky administration to suspend the effectiveness of any registration statement filed therewith with respect to the issuance of UCB Stock in the Merger.

             (d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve Board, the Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions,
(ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by UCB or Community to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to UCB or Community's shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

             (e)     Adverse Proceedings, Injunction, Etc. There shall not be
(i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits

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

the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the Federal Reserve Board, or any actual or threatened litigation under federal antitrust laws relating to the Merger, (iii)any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Community or UCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Community or UCB or any of their respective officers or directors which shall reasonably be considered by Community or UCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

             (f) Nasdaq Listing. UCB shall have satisfied all requirements for the shares of UCB Stock to be issued to the shareholders of Community and holders of options issued under the Community Option Plan in connection with the Merger to be listed on Nasdaq as of the Effective Time.

             (g) Tax Opinion. Community and UCB shall have each received an opinion, dated the Closing Date, of Dixon Odom P.L.L.C. in form and substance satisfactory to UCB and Community, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by UCB or Community by reason of the Merger, (iii) the exchange or cancellation of shares of Community Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Community to the extent such shareholders receive UCB Stock in exchange for their shares of Community Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the UCB Stock to be received by a shareholder of Community will be the same as the basis of the Community Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Community Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the UCB Stock received by the shareholder in the Merger will include the holding period of Community Stock surrendered in exchange therefor. In rendering its opinion, Dixon Odom P.L.L.C. or such other tax advisor will require and rely on representations by officers of UCB and Community, and will be entitled to make reasonable assumptions.

       7.2 Additional Conditions to Community's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Community's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its

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

consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. UCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its consolidated subsidiaries considered as one enterprise.

             (c) UCB's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by Community as provided in Section 10.2 below, (i) each of the representations and warranties of UCB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB and its consolidated subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) UCB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Community shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of UCB to the foregoing effect and as to such other matters as may be reasonably requested by Community.

             (d) Legal Opinion of UCB's Counsel. Community shall have received from Gaeta & Associates, P.A., counsel for UCB, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Community and its counsel.

             (e) Other Documents and Information from UCB. UCB shall have provided to Community correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Community or its counsel.

       7.3 Additional Conditions to UCB's Obligations. Notwithstanding any other provision of this Agreement to the contrary, UCB's obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

             (a) Material Adverse Change. There shall not have occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Community and its

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

subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

             (b) Compliance with Laws. Community shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of UCB or Community.

             (c) Community's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by UCB as provided in Section 10.2 below, (i) each of the representations and warranties of Community contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Community and its subsidiaries considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Community shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. UCB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Community to the foregoing effect and as to such other matters as may be reasonably requested by UCB.

             (d) Legal Opinion of Community's Counsel. UCB shall have received from Smith, Gambrell & Russell, LLP, counsel to Community, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to UCB and its counsel.

             (e) Fairness Opinion. UCB shall have received from its financial advisor, The Orr Group, an opinion dated as of a date prior to the mailing of the Proxy Statement/Prospectus to UCB's shareholders in connection with its shareholders' meeting to the effect that the consideration to be paid to Community's shareholders in the Merger is fair, from a financial point of view, to UCB and its shareholders.

             (f) Other Documents and Information from Community. Community shall have provided to UCB correct and complete copies of Community's Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by Community's Secretary), together with certificates of the incumbency of Community's officers and such other closing documents and information as may be reasonably requested by UCB or its counsel.

             (g) Amendments to Benefit Plans. The Board of Directors of Community shall have adopted and implemented, effective as of the Effective Time, such amendments to the Community Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to UCB.

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             (h)     Ronald Shoemaker Employment Agreement. Ronald S. Shoemaker
shall have entered into an employment agreement with UCB and Catawba in a form satisfactory to UCB.

                  ARTICLE VIII. TERMINATION; BREACH; REMEDIES

       8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Community and
UCB), this Agreement may be terminated by the mutual agreement of UCB and Community. Upon any such mutual termination, all obligations of Community and UCB hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

       8.2 Unilateral Termination. This Agreement may be terminated by either UCB or Community (whether before or after approval hereof by Community's or UCB's shareholders) upon written notice to the other party and under the circumstances described below.

             (a) Termination by UCB. This Agreement may be terminated by UCB by action of its Board of Directors:

                     (i) if any of the conditions to the obligations of UCB (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by UCB by February 28, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of UCB to satisfy any of its obligations, covenants or agreements contained herein);

                     (ii) if Community shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

                     (iii) if UCB determines at any time that any of Community's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, could reasonably be expected to cause any such representations or warranties to become false or misleading in any material respect;

                     (iv) if, notwithstanding UCB's satisfaction of its obligations under Section 6.1 above, Community's or UCB's shareholders do not approve this Agreement at its shareholders' meeting held for such purpose;

                     (v) if the average of the daily last sales prices of UCB Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UCB) for the twenty (20) consecutive full trading days in which such shares are traded on Nasdaq ending at the closing of trading on the Determination Date shall be less than $12.80. "Determination Date" shall mean the fifth business day prior to the date of the

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

             meeting of the shareholders of Community contemplated by Section 4.3(a). If UCB desires to terminate this Agreement pursuant to this
             Section 8.2(a)(vi), it shall give prompt written notice thereof to Community, which notice shall be given no later than the close of business on the second business day prior to the date of the Community shareholders' meeting; or

                     (vi) under the circumstances described in Section 6.7 above.

       However, before UCB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to Community as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by UCB shall not become effective if, within 30 days following the giving of such notice, Community shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of UCB. In the event Community cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of UCB within such 30-day period, UCB shall have 30 days to notify Community of its termination of this Agreement. A failure to so notify Community will be deemed to be a waiver by UCB of the breach, default or violation pursuant to Section 10.2 below.

             (b) Termination by Community. This Agreement may be terminated by Community by action of its Board of Directors:

                     (i) if any of the conditions of the obligations of Community (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by Community by February 28, 2003 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Community to satisfy any of its obligations, covenants or agreements contained herein);

                     (ii) if UCB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

                     (iii) if Community determines that any of UCB's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, could reasonably be expected to cause any such representations or warranties to become false or misleading in any material respect;

                     (iv) if, notwithstanding Community's satisfaction of its obligations contained in Section 6.1 above, Community's or UCB's shareholders do not approve this Agreement at its shareholders' meeting called for such purpose; or

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

                     (v) if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the Community Board of Directors determines, in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the Community shareholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that in the event this Agreement is terminated by Community pursuant to this Section 8.2(b)(v), Community shall reimburse UCB for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $100,000.

       However, before Community may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to UCB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Community shall not become effective if, within 30 days following the giving of such notice, UCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community. In the event UCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Community within such 30-day period, Community shall have 30 days to notify UCB of its termination of this Agreement. A failure to so notify UCB will be deemed to be a waiver by Community of the breach, default or violation pursuant to Section 10.2 below.

       8.3   Effect of Termination.

             (a) In the event that (i) this Agreement is terminated by Community pursuant to Section 8.2(b)(v) and (ii) within 18 months of such termination, Community consummates an Acquisition Transaction, Community shall, immediately upon the consummation of such Acquisition Transaction, make a cash payment to UCB in the amount of $1,000,000.

             (b) In the event this Agreement is terminated by Community pursuant to Section 8.2(b)(ii), Community shall be entitled to receive a cash payment from UCB in the amount of $1,000,000, which shall be the sole and exclusive remedy of Community in connection with its termination of this Agreement.

             (c)     Except as set forth in subsection (a) and (b) of this
Section 8.3 and Section 8.2(v), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of this Section 10.2 and Section 6.6 of this Agreement shall survive such termination, and neither party hereto shall have any liability to the other party in connection with such termination.

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                      ARTICLE IX. MISCELLANEOUS PROVISIONS

       9.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, UCB shall have the unilateral right to revise the structure of the Merger to achieve the tax consequences described in Section
6.8 or for any other reason UCB may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Community in the Merger or (ii) adversely affect the tax treatment to the shareholders of Community as a result of receiving such consideration. In the event of such election by UCB, the parties hereto shall execute an appropriate amendment to this Agreement.

       9.2 Survival of Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Section
6.6 above, and UCB's covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

       9.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver is in the best interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

       9.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Community and UCB, by an agreement in writing approved by the Boards of Directors of UCB and Community executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Community Stock are converted into UCB Stock shall not be amended after the approval of this Agreement by the shareholders of Community without the requisite approval of such shareholders of such amendment.

       9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

             (a)     If to Community, to:

                                 Community Bancshares, Inc.
                                 Attention: Mr. Ronald S. Shoemaker, President Post Office Box 2368
                                 North Wilkesboro, North Carolina 28659

                                 With copy to:

                                 Smith, Gambrell & Russell, LLP
                                 Attention: Robert C. Schwartz, Esq.
                                 1230 Peachtree Street, N.E.
                                 Suite 3100, Promenade II
                                 Atlanta, Georgia  30309

             (b)     If to UCB, to:

                                 United Community Bancorp
                                 Attention: Mr. R. Steve Aaron, President
                                 Post Office Box 1907 (28603)
                                 1039 Second Street, NE
                                 Hickory, North Carolina 28601

                                 With copy to:

                                 Gaeta & Associates, P.A.
                                 Attention: Anthony Gaeta, Jr., Esq.
                                 808 Salem Woods Drive, Suite 201
                                 Raleigh, North Carolina 27615

       9.6 Further Assurance. Community and UCB shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

       9.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

       9.8 Entire Agreement. This Agreement (including Exhibit A hereto) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

       9.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

       9.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

       9.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

       9.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

       9.13 Inspection. Any right of UCB or Community hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that UCB or Community should have conducted any investigation or that such right has been exercised by UCB or Community or their agents, representatives or others. Any investigations or inspections that have been made by UCB or Community or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Community or UCB in this Agreement.

                         [Signatures on Following Page]

         IN WITNESS WHEREOF, Community and UCB each has caused this Agreement to be executed in its name by its duly authorized officer and its corporate seal to be affixed hereto as of the date first above written.

                                        COMMUNITY BANCSHARES, INC.

                                        By /s/ Ronald S. Shoemaker
                                           -------------------------------------
                                           Ronald S. Shoemaker
                                           President and Chief Executive Officer

                                        UNITED COMMUNITY BANCORP

                                        By /s/ R. Steve Aaron
                                           -------------------------------------
                                           R. Steve Aaron
                                           President and Chief Executive Officer

                   [Letterhead of SunTrust Robinson Humphrey]

                                                                     APPENDIX II

                                 August 2, 2002

Board of Directors
Community Bancshares, Inc.
1301 Westwood Lane
Westfield Village
Wilkesboro, NC 28697

Ladies and Gentlemen:

         We understand that Community Bancshares, Inc. (the "Company" or "Community") is considering a merger of the Company with and into United Community Bancorp ("United") (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger by and between United and the Company (the "Agreement"). We understand that under the terms of the Proposed Transaction, each share of common stock of the Company will be converted into the right to receive either cash or common stock of United with a value equal to $21.00, or a combination of such cash and stock consideration according to the election and pro ration provisions in the Agreement.

         We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company's shareholders of the consideration to be offered in the Proposed Transaction.

         In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) publicly available information concerning the Company and United which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of each of the Company and United furnished to us by the Company and United, respectively;
(4) a trading history of United's common stock from August 1, 1997 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of each of the Company and United with those of publicly traded companies which we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the senior management of each of the Company and United concerning their respective businesses, operations, assets, present condition and future prospects and the potential strategic benefits expected by the respective senior management of each of the Company and United to result from a combination of the businesses of the Company and United and undertook such other studies, analyses and investigations as we deemed appropriate.

         We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of each of the Company and United provided to or discussed with us, we have assumed, at the direction of the management of the

Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of each of the Company and United as to the future financial performance of the Company and United, respectively. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and that the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or United or on the expected benefits of the Proposed Transaction. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or United. We do not have any obligation to update or revise the opinion.

         We have been retained by the Board of Directors of the Company to act as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.

         Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered in the Proposed Transaction is fair to the shareholders of the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any shareholder should act or vote with respect to any matters relating to the Proposed Transaction. In addition, this opinion does not in any manner address the prices at which United will trade following the date hereof or following the consummation of the Proposed Transaction. This opinion may be referred to and may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Proposed Transaction.

                                            SUNTRUST CAPITAL MARKETS, INC.

                                            /s/ SunTrust Capital Markets, Inc.

                          [Letterhead of The Orr Group]

                                                                    APPENDIX III

November 1, 2002


Board of Directors
United Community Bancorp
Address
City

Members of the Board:

     You have requested our opinion, as investment bankers, with respect to the fairness, from a financial point of view, to the holders of the common stock (the "Stockholders"), of Untied Community Bancorp (the "Company"), of the consideration as defined in the Merger Agreement (the "Merger Consideration") in the proposed merger (the "Merger") between the Company and Community Bancshares, Inc. ("Community") as set forth in the Agreement and Plan of Merger dated as of August 2, 2002 (the "Merger Agreement") between the Company and Community. Our opinion is as of the date hereof.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)    Reviewed the Merger Agreement and certain related documents;
(ii) Reviewed the historical and current financial position and results of operations of the Company and Community;
(iii) Reviewed certain publicly available information concerning the Company including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001;
(iv) Reviewed certain publicly available information concerning Community including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001;
(v) Reviewed certain available financial forecasts concerning the business and operations of the Company and Community that were prepared by management of the Company and Community, respectively;
(vi) Participated in discussions with certain officers and employees of the Company to discuss the past and current business operations, financial condition and prospects of the Company and Community, as well as matters we believe relevant to our inquiry;
(vii) Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to the Company and Community.
(viii) Reviewed the current and historical relationships between the trading levels of the Company's common stock and Community's common stock and the historical and current market for the common stock of the Company, Community and other companies that we believe to be comparable in certain respects to the Company or Community;
(ix) Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and
(x)  Performed such other reviews and analysis we have deemed appropriate.

  In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Community, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of the Company or Community.

  Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company's common stock should vote with respect to the Merger Agreement. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger consideration is fair to Stockholders from a financial point of view.

Very truly yours,

/s/ The Orr Group

The Orr Group

                                                                    APPENDIX IV

                                   APPENDIX IV

                               DISSENTERS' RIGHTS
                     N.C. GEN. STAT. CHAPTER 55, ARTICLE 13
                       GENERAL STATUTUES OF NORTH CAROLINA

CHAPTER 55.  NORTH CAROLINA BUSINESS CORPORATION ACT
ARTICLE 13.  DISSENTERS' RIGHTS
PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

N.C. Gen. Stat. (S)55-13-01

     (S)55-13-01.  Definitions

In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G. S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporation action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

N.C. Gen. Stat. (S)55-13-02

     (S)55-13-02.  Right to dissent

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;
               (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired in cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent from, or obtain payment of the fair market value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in which either:

          (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

               a.   Cash;

               b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record or date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 record shareholders; or

               c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

N. C. Gen. Stat. (S)55-13-03

     (S)55-13-03.  Dissent by nominees and beneficial owners

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

N.C. Gen. Stat. (S)55-13-04

     (S)55-13-04 through 55-13-19

     Reserved for future codification purposes.

PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

N.C. Gen. Stat. (S)55-13-20

     (S)55-13-20. Notice of dissenters' rights

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G. S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G. S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G. S. 55-13-02 unless he voted for such corporate action.

N.C. Gen. Stat. (S)55-13-21

     (S)55-13-21. Notice of intent to demand payment

     (a) If proposed corporate action creating dissenters' rights under G. S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. (S)55-13-22

     (S)55-13-22 Dissenters' notice

     (a) If proposed corporate action creating dissenters' rights under G. S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G. S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G. S. 55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)  Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5)  Be accompanied by a copy of this Article.

N.C. Gen. Stat. (S)55-13-23

     (S)55-13-23. Duty to demand payment

     (a) A shareholder sent a dissenters' notice described in G. S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates were required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. (S)55-13-24

     (S)55-13-24. Share restrictions

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under
          G. S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

N.C. Gen. Stat. (S)55-13-25

     (S)55-13-25. Payment

     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G. S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b)  The payment shall be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of the fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenters' right to demand payment under G.
               S. 55-13-28; and

          (5)  A copy of this Article.

N.C. Gen. Stat. (S)55-13-26

     (S)55-13-26. Failure to take action

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

N.C. Gen. Stat. (S)55-13-27

     (S)55-13-27. Reserved for future codification purposes

N.C. Gen. Stat. (S)55-13-28

     (S)55-13-28. Procedure if shareholder dissatisfied with corporation's payment or failure to perform

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G. S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G. S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2)  The corporation fails to make payment under G. S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

N.C. Gen. Stat. (S)55-13-29

     (S)55-13-29. Reserved for future codification purposes.


PART 3.  JUDICIAL APPRAISAL OF SHARES

N.C. Gen. Stat. (S)55-13-30

     (S)55-13-30. Court action

     (a) If a demand for payment under G. S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G. S. 55-13-25, or (ii) the date of the dissenter's payment demand under G. S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares

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          and accrued interest. A dissenter who takes no action within the
          60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (a1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

     (b)  [Reserved for future codification purposes.]

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceedings shall be tied as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G. S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of this shares, plus interest, exceeds the amount paid by the corporation.

 N.C. Gen. Stat. (S)55-13-31

     (S)55-13-31. Court action

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexastiously, or not in good faith with respect to the rights provided in this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.